Exhibit 99.2

UNITED STATES BANKRUPTCY COURT
DISTRICT OF DELAWARE

x
:
In re	:	Chapter 11
:
PARAGON OFFSHORE PLC, et al.,	:	Case No. 16–10386 (CSS)
:
	:	Jointly Administered
Debtors.(1)	:
x

DISCLOSURE STATEMENT FOR FIFTH JOINT CHAPTER 11 PLAN

OF PARAGON OFFSHORE PLC AND ITS AFFILIATED DEBTORS

	WEIL, GOTSHAL & MANGES LLP	RICHARDS, LAYTON & FINGER, P.A.
	Gary T. Holtzer	Mark D. Collins (No. 2981)
	Stephen A. Youngman	One Rodney Square
	767 Fifth Avenue	920 North King Street
	New York, New York 10153	Wilmington, Delaware 19801
	Telephone: (212) 310-8000	Telephone: (302) 651-7700
	Facsimile: (212) 310-8007	Facsimile: (302) 651-7701

	Attorneys for Debtors	Attorneys for Debtors

Dated:	May 2, 2017
Wilmington, Delaware

(1)  The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number, as applicable, are: Paragon Offshore plc (6017); Paragon Offshore Finance Company (6632); Paragon International Finance Company (8126); Paragon Offshore Holdings US Inc. (1960); Paragon Offshore Drilling LLC (4541); Paragon FDR Holdings Ltd. (4731); Paragon Duchess Ltd.; Paragon Offshore (Luxembourg) S.à r.l. (5897); PGN Offshore Drilling (Malaysia) Sdn. Bhd. (9238); Paragon Offshore (Labuan) Pte. Ltd. (3505); Paragon Holding SCS 2 Ltd. (4108); Paragon Asset Company Ltd. (2832); Paragon Holding SCS 1 Ltd. (4004); Paragon Offshore Leasing (Luxembourg) S.à r.l. (5936); Paragon Drilling Services 7 LLC (7882); Paragon Offshore Leasing (Switzerland) GmbH (0669); Paragon Offshore do Brasil Ltda.; Paragon Asset (ME) Ltd. (8362); Paragon Asset (UK) Ltd.; Paragon Offshore International Ltd. (6103); Paragon Offshore (North Sea) Ltd.; Paragon (Middle East) Limited (0667); Paragon Holding NCS 2 S.à r.l. (5447); Paragon Leonard Jones LLC (8826); Paragon Offshore (Nederland) B.V.; and Paragon Offshore Contracting GmbH (2832).  The Debtors’ mailing address is 3151 Briarpark Drive, Suite 700, Houston, Texas 77042.

DISCLOSURE STATEMENT, DATED May 2, 2017

Solicitation of Votes on the
Plan of Reorganization of

PARAGON OFFSHORE PLC, ET AL.

from the holders of outstanding

•                  SECURED LENDER CLAIMS

•                  SENIOR NOTES CLAIMS

•                  GENERAL UNSECURED CLAIMS

THE VOTING DEADLINE TO ACCEPT OR REJECT THE PLAN IS 5:00 P.M., PREVAILING EASTERN TIME ON MAY 31, 2017, UNLESS EXTENDED BY THE DEBTORS.  THE RECORD DATE FOR DETERMINING WHICH HOLDERS OF CLAIMS MAY VOTE ON THE PLAN IS APRIL 28, 2017 (THE “RECORD VOTING DATE”).

RECOMMENDATION BY THE DEBTORS

The Board of Directors of Paragon Offshore plc (“Paragon Parent”) and the board of directors, managers, members, or partners, as applicable, of each of its affiliated Debtors (as of the date hereof) have unanimously approved the transactions contemplated by the Solicitation and the Plan and recommend that all creditors whose votes are being solicited submit ballots to accept the Plan.

RECOMMENDATION BY THE CREDITORS’ COMMITTEE

The members of the Creditors’ Committee have unanimously approved the transactions contemplated by the Solicitation and the Plan and recommend that all Senior Noteholders and holders of General Unsecured Claims whose votes are being solicited submit ballots to accept the Plan.

HOLDERS OF CLAIMS SHOULD NOT CONSTRUE THE CONTENTS OF THIS DISCLOSURE STATEMENT AS PROVIDING ANY LEGAL, BUSINESS, FINANCIAL, OR TAX ADVICE AND SHOULD CONSULT WITH THEIR OWN ADVISORS BEFORE VOTING ON THE PLAN.

CERTAIN STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT, INCLUDING STATEMENTS INCORPORATED BY REFERENCE, PROJECTED FINANCIAL INFORMATION, AND OTHER FORWARD-LOOKING STATEMENTS, ARE BASED ON ESTIMATES AND ASSUMPTIONS.  THERE CAN BE NO ASSURANCE THAT SUCH STATEMENTS WILL BE REFLECTIVE OF ACTUAL OUTCOMES.  FORWARD-LOOKING STATEMENTS ARE PROVIDED IN THIS DISCLOSURE STATEMENT PURSUANT TO THE SAFE HARBOR ESTABLISHED UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND SHOULD BE EVALUATED IN THE CONTEXT OF THE ESTIMATES, ASSUMPTIONS, UNCERTAINTIES, AND RISKS DESCRIBED HEREIN.

FURTHER, READERS ARE CAUTIONED THAT ANY FORWARD-LOOKING STATEMENTS HEREIN ARE BASED ON ASSUMPTIONS THAT ARE BELIEVED TO BE REASONABLE, BUT ARE SUBJECT TO A WIDE RANGE OF RISKS IDENTIFIED IN THIS DISCLOSURE STATEMENT.  DUE TO THESE UNCERTAINTIES, READERS CANNOT BE ASSURED THAT ANY FORWARD-LOOKING STATEMENTS WILL PROVE TO BE CORRECT.  THE DEBTORS ARE UNDER NO OBLIGATION TO (AND EXPRESSLY DISCLAIM ANY OBLIGATION TO) UPDATE OR ALTER ANY FORWARD-LOOKING STATEMENTS WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS, OR OTHERWISE, UNLESS INSTRUCTED TO DO SO BY THE BANKRUPTCY COURT.

NO INDEPENDENT AUDITOR OR ACCOUNTANT HAS REVIEWED OR APPROVED THE FINANCIAL PROJECTIONS OR THE LIQUIDATION ANALYSIS HEREIN.  THE DEBTORS HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR ADVICE, OR TO MAKE ANY REPRESENTATION, IN CONNECTION WITH THE PLAN OR THIS DISCLOSURE STATEMENT.

THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE AS OF THE DATE HEREOF UNLESS OTHERWISE SPECIFIED.  THE TERMS OF THE PLAN GOVERN IN THE EVENT OF ANY INCONSISTENCY WITH THE SUMMARIES IN THIS DISCLOSURE STATEMENT.

THE INFORMATION IN THIS DISCLOSURE STATEMENT IS BEING PROVIDED SOLELY FOR PURPOSES OF VOTING TO ACCEPT OR REJECT THE PLAN OR OBJECTING TO CONFIRMATION.  NOTHING IN THIS DISCLOSURE STATEMENT MAY BE USED BY ANY PARTY FOR ANY OTHER PURPOSE.  ALL EXHIBITS TO THE DISCLOSURE STATEMENT ARE INCORPORATED INTO AND ARE A PART OF THIS DISCLOSURE STATEMENT AS IF SET FORTH IN FULL HEREIN.

TABLE OF CONTENTS

I.	INTRODUCTION		1

II.	OVERVIEW OF THE DEBTORS’ OPERATIONS		9

	A.	The Debtors’ Business	9

	B.	The Company’s Drilling Fleet and Drilling Contracts	9

	C.	The Debtors’ History and Organizational Structure	10

	D.	Directors and Officers	12

	E.	Regulation of the Debtors’ Business	12

	F.	The Debtors’ Capital Structure	13

	G.	Significant Prepetition Contracts and Leases	15

III.	KEY EVENTS LEADING TO THE COMMENCEMENT OF CHAPTER 11 CASES		15

	A.	Collapse in Oil Prices	15

	B.	Contract Terminations and Renegotiations	16

	C.	Prepetition Deleveraging Initiatives	17

IV.	EVENTS DURING THE CHAPTER 11 CASES		17

	A.	Commencement of Chapter 11 Cases and First Day Motions	17

	B.	Other Procedural Motions and Retention of Professionals	20

	C.	The Original Plan, the Second Amended Plan, and Settlement of Secured Lender Claims and Senior Notes Claims	20

	D.	Appointment of Official Committee of Unsecured Creditors	22

	E.	Request for Equity Committee	22

	F.	Claims Administration	23

	G.	Sale Procedures Motion	23

	H.	The U.K. Administration	24

V.	MATTERS INVOLVING PARAGON PARENT AND NON-DEBTORS		25

	A.	Litigation	25

	B.	Tax Disputes	25

VI.	SUMMARY OF THE PLAN		26

	A.	Administrative Expense Claims, Fee Claims, and Priority Tax Claims	26

	B.	Classification of Claims and Interests	28

	C.	Treatment of Claims and Interests	30

	D.	Means for Implementation; Post-Effective Date Governance	32

	E.	Distributions	41

	F.	Procedures for Resolving Claims	45

	G.	Executory Contracts and Unexpired Leases	47

	H.	Conditions Precedent to the Occurrence of the Effective Date	50

	I.	Effect of Confirmation	51

	J.	Retention of Jurisdiction	56

	K.	Miscellaneous Provisions	57

VII.	FINANCIAL INFORMATION AND PROJECTIONS		63

	A.	Consolidated Condensed Projected Financial Information	63

	B.	Assumptions to the Projections	66

VIII.	VALUATION ANALYSIS		67

	A.	Estimated Reorganization Valuation of the Debtors	67

IX.	TRANSFER RESTRICTIONS AND CONSEQUENCES UNDER FEDERAL SECURITIES LAWS		70

X.	CERTAIN TAX CONSEQUENCES OF THE PLAN		71

	A.	Certain U.S. Federal Income Tax Consequences of the Plan	71

	B.	Certain U.K. Tax Consequences of the Plan	86

XI.	CERTAIN RISK FACTORS TO BE CONSIDERED		89

	A.	Certain Bankruptcy Law Considerations	89

	B.	Additional Factors Affecting the Value of the Reorganized Debtors	91

	C.	Risks Relating to the Debtors’ Business and Financial Condition	92

	D.	Factors Relating to Securities to Be Issued Under the Plan, Generally	93

	E.	Risks Related to an Investment in the New Equity Interests	94

	F.	Additional Factors	95

XII.	VOTING PROCEDURES AND REQUIREMENTS		96

	A.	Parties Entitled to Vote	96

	B.	Voting Deadline	96

	C.	Voting Procedures	97

	D.	Waivers of Defects, Irregularities, etc	100

XIII.	CONFIRMATION OF THE PLAN		100

	A.	Confirmation Hearing	100

	B.	Objections To Confirmation	100

	C.	Requirements for Confirmation of the Plan	103

XIV.	ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN		108

	A.	Alternative Plan of Reorganization	108

ii

	B.	Sale Under Section 363 of the Bankruptcy Code	108

	C.	Liquidation Under Chapter 7 or Applicable Non-Bankruptcy Law	109

XV.	CONCLUSION AND RECOMMENDATION		109

iii

I.
INTRODUCTION

The Debtors submit this Disclosure Statement in connection with the solicitation (the “Solicitation”) of votes on the Fifth Joint Chapter 11 Plan of Paragon Offshore plc and its Affiliated Debtors, dated May 2, 2017 (the “Plan,” attached hereto as Exhibit A).  The debtors under the Plan are Paragon Offshore plc and its affiliates that are issuers of or guarantors under the company’s debt (together with Paragon Parent, the “Debtors”).(2)  Capitalized terms used in this Disclosure Statement, but not defined herein, have the meanings ascribed to them in the Plan.  To the extent any inconsistencies exist between this Disclosure Statement and the Plan, the Plan governs.

The Debtors are commencing this Solicitation after extensive discussions over the past several months among Paragon Parent, the Debtors, and certain of their key creditor constituencies.  As a result of these negotiations, the Debtors, the Term Loan Agent, the Revolving Credit Facility Agent, the Steering Committee of Revolving Lenders, the Ad Hoc Committee of Term Lenders (together with the Steering Committee of Revolving Lenders, the “Requisite Lenders”), and the Creditors’ Committee (as defined below) have reached a comprehensive settlement on a deleveraging transaction that would restructure the existing debt obligations of the Debtors in chapter 11 through the Plan (the “Restructuring”).

As of the Effective Date, the Plan represents a full, final, integrated, complete, and good faith compromise, settlement, release, and resolution of, among other matters, disputes and potential litigation among the Debtors, the Term Loan Agent, the Revolving Credit Facility Agent, the Revolving Lenders, the Term Lenders (together with the Revolving Lenders, the “Secured Lenders”), and the Creditors’ Committee regarding all Secured Lender Claims, all Senior Notes Claims, all General Unsecured Claims, all rights, Claims, and interests arising out of the Adequate Protection Order, all disputes and issues in connection with or relating to encumbered and unencumbered assets and to the validity, extent, and priority of the Liens securing the Secured Lender Claims, including with respect to Cash held by Paragon Parent and Intercompany Claims, all disputes and issues relating to the Senior Notes Claims’ makewhole claims, and the matters, disputes, and litigations described in the Plan.

There are three (3) primary creditor groups whose acceptances of the Plan are being solicited:

1.              Holders of a Secured Lender Claim (Class 3);

2.              Holders of a Senior Notes Claim (Class 4); and

3.              Holders of a General Unsecured Claim (Class 5).

Below is a short summary of the treatment of various creditor groups under the Plan.  Greater detail on such treatment is provided later in this Disclosure Statement.

On the Effective Date, each holder of an Allowed Revolver Claim, which Claims are deemed Allowed in the aggregate principal amount of approximately Seven Hundred Fifty-Six Million Dollars ($756,000,000), or an Allowed Term Loan Claim, which Claims are deemed Allowed in the aggregate principal amount of approximately Six Hundred Forty-Two Million Dollars ($642,000,000), will receive, in full and final satisfaction, compromise, settlement, release, and discharge of, in exchange for and on account of such Allowed Revolver Claim or Allowed Term Loan Claims, as applicable, its Pro Rata share of (i) Four Hundred Ten Million Dollars ($410,000,000) in Cash, (ii) the Take Back Debt, (iii) fifty percent (50%) of the New Equity Interests (subject to dilution by the Management Incentive Plan

(2)  Capitalized terms used but not otherwise defined herein will have the meaning ascribed to such terms in the Plan.

Securities), (iv) fifty percent (50%) of the Class A Litigation Trust Interests, and (v) twenty-five percent (25%) of the Class B Litigation Trust Interests.  For the avoidance of doubt, the Existing Letters of Credit will continue to remain outstanding, pursuant to and subject to the terms of the Existing L/C Escrow Agreement(s) and the New Letter of Credit Agreement; provided that and that notwithstanding entry of the Confirmation Order or the occurrence of the Effective Date, the Term Loan Agreement and the other Credit Documents (as defined therein) will continue in effect for purposes of: (i) allowing the Term Lenders to receive distributions under the Plan; (ii) allowing the Term Loan Agent to make distributions in accordance with the Plan; (iii) preserving any rights of the Term Loan Agent to payment of fees, expenses and indemnification obligations as against any money or property distributable to Term Lenders under the Term Loan Agreement and the other Credit Documents, including any rights to priority of payment; (iv) allowing the Term Loan Agent to enforce any obligations owed to it under the Plan; and (v) continuing the provisions set forth in Section 11.10 of the Term Loan Agreement (Participations in Loans and Term Loan Notes; Sales and Transfers of Loans and Term Loan Notes) in order to, among other purposes, permit the Term Loan Agent to receive, process and accept Assignment Agreements with respect to Term Loan Claims, which will (x) continue solely for the purpose of permitting the Term Loan Agent to maintain a register with respect to distributions of consideration distributed pursuant to the Existing L/C Escrow Agreement(s) and (y) on the Effective Date be in an aggregate principal amount of the Allowed aggregate principal amount of Term Loan Claims, less the value of aggregate consideration paid to the Term Lenders on the Effective Date pursuant to the Plan in such amount as directed in writing to the Term Loan Agent by the Reorganized Debtors.  The Term Loan Agent be entitled to rely, without any independent investigation, upon, and will not incur any liability for relying upon, any such direction of the Reorganized Debtors.

For purposes of treatment in Class 4, on the Effective Date, each holder of an Allowed Senior Notes Claim, which Claims are deemed Allowed in the aggregate principal amount of approximately One Billion Twenty-One Million Dollars ($1,021,000,000), will receive, in full and final satisfaction, compromise, settlement, release, and discharge of, in exchange for and on account of such Allowed Senior Notes Claim, its Pro Rata share of (i) (A) One Hundred Five Million Dollars ($105,000,000) in Cash, (B) fifty percent (50%) of the New Equity Interests (subject to dilution by the Management Incentive Plan Securities), (C) fifty percent (50%) of the Class A Litigation Trust Interests, and (D) seventy-five percent (75%) of the Class B Litigation Trust Interests; (ii) payment in full of the Noteholders’ Professional Fees, provided, that the Noteholders’ Professional Fees paid to Ducera Partners LLC will be net of any and all fees and expenses paid to Ducera Partners LLC pursuant to the Application for Order Authorizing the Employment and Retention of Ducera Partners LLC as Financial Advisor to the Official Committee of Unsecured Creditors of Paragon Offshore plc, et al., Nunc Pro Tunc to January 20, 2017 (Docket No. 1192); and (iii) the reasonable and documented fees and expenses of the Senior Notes Indenture Trustee, whose fees and expenses shall not exceed Seven Hundred Thousand Dollars ($700,000).

Except to the extent that a holder of an Allowed General Unsecured Claim and the Debtors or Reorganized Debtors, as applicable, agree to a less favorable treatment, on the later of the Effective Date and the date on which such General Unsecured Claim becomes an Allowed Claim, or, in each case, as soon thereafter as is reasonably practicable, each holder of an Allowed General Unsecured Claim will receive, in full and final satisfaction, compromise, settlement, release, and discharge of, in exchange for, and on account of such holder’s rights with respect to and under such Allowed General Unsecured Claim its Pro Rata share of the General Unsecured Claims Distribution, subject to Section 7.7 of the Plan.

After giving effect to the Restructuring Transactions, all Parent Interests (Class 8) will be deemed valueless and will not receive any distribution under the Plan.  Parent Interests will be treated in accordance with the U.K. Administration.

Prior to the Effective Date, the directors of Paragon Parent will seek an administration order from the English Court pursuant to paragraph 13 of Schedule B1 of the Insolvency Act 1986 to appoint the U.K. Administrators to implement the U.K. Sale Transaction of all or substantially all of Paragon Parent’s Assets to a new holding company (“Reorganized Paragon”) on or prior to the Effective Date pursuant to the U.K. Implementation Agreement.  Upon appointment, the U.K. Administrators will assume all powers necessary or expedient to effectuate the reorganization contemplated in the U.K. Implementation Agreement (including the power to effect the U.K. Sale Transaction).

The U.K. Implementation Agreement will effect the transfer of the Transferred Subsidiaries to Reorganized Paragon and will provide for the wind-down of the Liquidating Subsidiaries which consist of dormant entities and discontinued businesses.

The Restructuring, including the U.K. Administration, will leave the Debtors’ ongoing business intact under Reorganized Paragon and will substantially de-lever it, providing for the reduction of approximately $2.3 billion of the Debtors’ debt and $58 million of the Debtors’ annual cash interest expense upon the completion of the Restructuring.  This deleveraging will enhance the Debtors’ long-term growth prospects and competitive position and allow the Debtors to emerge from their chapter 11 cases (the “Chapter 11 Cases”) as reorganized entities better positioned to withstand a depressed market for offshore contract drilling.

THE PLAN PROVIDES THAT HOLDERS OF ALL CLAIMS OR INTERESTS WHO VOTE TO ACCEPT THE PLAN, HOLDERS OF CLAIMS OR INTERESTS THAT ARE UNIMPAIRED UNDER THE PLAN AND DO NOT TIMELY OBJECT TO THE RELEASES PROVIDED FOR IN THE PLAN, HOLDERS OF CLAIMS OR INTERESTS WHOSE VOTE TO ACCEPT OR REJECT THE PLAN IS SOLICITED BUT WHO DO NOT VOTE EITHER TO ACCEPT OR TO REJECT THE PLAN AND DO NOT OPT OUT OF GRANTING THE RELEASES SET FORTH IN THE PLAN, AND HOLDERS OF CLAIMS OR INTERESTS WHO VOTE TO REJECT THE PLAN BUT DO NOT OPT OUT OF GRANTING THE RELEASES SET FORTH IN THE PLAN ARE DEEMED TO HAVE GRANTED THE RELEASES THEREIN.

WHO IS ENTITLED TO VOTE:  Under the Bankruptcy Code, only holders of claims or interests in “impaired” Classes are entitled to vote on the Plan (unless, for reasons discussed in more detail below, such holders are deemed to reject the Plan pursuant to section 1126(g) of the Bankruptcy Code).  Under section 1124 of the Bankruptcy Code, a class of claims or interests is deemed to be “impaired” under the Plan unless (i) the Plan leaves unaltered the legal, equitable, and contractual rights to which such claim or interest entitles the holder thereof or (ii) notwithstanding any legal right to an accelerated payment of such claim or interest, the Plan, among other things, cures all existing defaults (other than defaults resulting from the occurrence of events of bankruptcy) and reinstates the maturity of such claim or interest as it existed before the default.

The following table summarizes, assuming an Effective Date of July 31, 2017, (i) the treatment of Claims and Interests under the Plan, (ii) which Classes are impaired by the Plan, (iii) which Classes are entitled to vote on the Plan, and (iv) the estimated recoveries for holders of Claims and Interests.  The table is qualified in its entirety by reference to the full text of the Plan.  For a more detailed summary of the terms and provisions of the Plan, see Section VI—Summary of the Plan below.  A detailed discussion of the analysis underlying the estimated recoveries, including the assumptions underlying such analysis, is set forth in the Valuation Analysis in Section VIII.

Class	Claim or Equity Interest	Treatment	Impaired or Unimpaired	Entitlement to Vote on the Plan	Approx. Percentage Recovery	Estimated Amount of Allowed Claims or Interests
1	Priority Non-Tax Claims

The legal, equitable, and contractual rights of the holders of Allowed Priority Non-Tax Claims are unaltered by the Plan. Except to the extent that a holder of an Allowed Priority Non-Tax Claim and the Debtors or Reorganized Debtors, as applicable, agree to a less favorable treatment, on the later of the Effective Date and the date on which such Priority Non-Tax Claim becomes an Allowed Claim, or, in each case, as soon thereafter as is reasonably practicable, each holder of an Allowed Priority Non-Tax Claim will receive, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for such Allowed Claim, Cash in an amount equal to the Allowed amount of such Claim; provided, that Allowed Priority Non-Tax Claims that arise in the ordinary course of the Debtors’ business, will be paid by the Debtors or the Reorganized Debtors, as applicable, in the ordinary course of business, consistent with past practice and in accordance with the terms and subject to the conditions of any orders or agreements governing, instruments evidencing, or other documents establishing, such liabilities without further actions by holders of such Priority Non-Tax Claims or further approval by the Bankruptcy Court.

			Unimpaired	No (Deemed to accept)	100%	$0 - $150,000
2	Other Secured Claims

The legal, equitable, and contractual rights of the holders of Allowed Other Secured Claims are unaltered by the Plan. Except to the extent that a holder of an Allowed Other Secured Claim and the Debtors or Reorganized Debtors, as applicable, agree to a less favorable treatment, on the later of the Effective Date and the date on which such Other Secured Claim becomes an Allowed Claim, or, in each case, as soon thereafter as is reasonably practicable, each holder of an Allowed Other Secured Claim will receive in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for such Allowed Claim, at the option of the Reorganized Debtors: (i) Cash in an amount equal to the Allowed amount of such Claim, (ii) Reinstatement or such other treatment sufficient to render such holder’s Allowed Other Secured Claim Unimpaired pursuant to section 1124 of the Bankruptcy Code, or (iii) such other recovery necessary to satisfy the provisions of section 1129(a)(9) of the Bankruptcy Code.

			Unimpaired	No (Deemed to accept)	100%	$0 - $150,000

Class	Claim or Equity Interest	Treatment	Impaired or Unimpaired	Entitlement to Vote on the Plan	Approx. Percentage Recovery	Estimated Amount of Allowed Claims or Interests
3	Secured Lender Claims

On the Effective Date, each holder of an Allowed Revolver Claim, which Claims are deemed Allowed in the aggregate principal amount of approximately Seven Hundred Fifty-Six Million Dollars ($756,000,000), or an Allowed Term Loan Claim, which Claims are deemed Allowed in the aggregate principal amount of approximately Six Hundred Forty-Two Million Dollars ($642,000,000), will receive, in full and final satisfaction, compromise, settlement, release, and discharge of, in exchange for and on account of such Allowed Revolver Claim or Allowed Term Loan Claims, as applicable, its Pro Rata share of (i) Four Hundred Ten Million Dollars ($410,000,000) in Cash, (ii) the Take Back Debt, (iii) fifty percent (50%) of the New Equity Interests (subject to dilution by the Management Incentive Plan Securities), (iv) fifty percent (50%) of the Class A Litigation Trust Interests, and (v) twenty-five percent (25%) of the Class B Litigation Trust Interests. For the avoidance of doubt, the Existing Letters of Credit will continue to remain outstanding, pursuant to and subject to the terms of the Existing L/C Escrow Agreement(s) and the New Letter of Credit Agreement; provided that and that notwithstanding entry of the Confirmation Order or the occurrence of the Effective Date, the Term Loan Agreement and the other Credit Documents (as defined therein) will continue in effect for purposes of: (i) allowing the Term Lenders to receive distributions under the Plan; (ii) allowing the Term Loan Agent to make distributions in accordance with the Plan; (iii) preserving any rights of the Term Loan Agent to payment of fees, expenses and indemnification obligations as against any money or property distributable to Term Lenders under the Term Loan Agreement and the other Credit Documents, including any rights to priority of payment; (iv) allowing the Term Loan Agent to enforce any obligations owed to it under the Plan; and (v) continuing the provisions set forth in Section 11.10 of the Term

			Impaired	Yes	53.5%(3)	$1,398,000,000

(3)  This approximate percentage recovery does not include estimated amounts for recoveries, if any, for the Noble Claims.

Class	Claim or Equity Interest	Treatment	Impaired or Unimpaired	Entitlement to Vote on the Plan	Approx. Percentage Recovery	Estimated Amount of Allowed Claims or Interests

Loan Agreement (Participations in Loans and Term Loan Notes; Sales and Transfers of Loans and Term Loan Notes) in order to, among other purposes, permit the Term Loan Agent to receive, process and accept Assignment Agreements with respect to Term Loan Claims, which will (x) continue solely for the purpose of permitting the Term Loan Agent to maintain a register with respect to distributions of consideration distributed pursuant to the Existing L/C Escrow Agreement(s) and (y) on the Effective Date be in an aggregate principal amount of the Allowed aggregate principal amount of Term Loan Claims, less the value of aggregate consideration paid to the Term Lenders on the Effective Date pursuant to the Plan in such amount as directed in writing to the Term Loan Agent by the Reorganized Debtors. The Term Loan Agent be entitled to rely, without any independent investigation, upon, and will not incur any liability for relying upon, any such direction of the Reorganized Debtors.

4	Senior Notes Claims

On the Effective Date, each holder of an Allowed Senior Notes Claim, which Claims are deemed Allowed in the aggregate principal amount of approximately One Billion Twenty-One Million Dollars ($1,021,000,000), will receive, in full and final satisfaction, compromise, settlement, release, and discharge of, in exchange for and on account of such Allowed Senior Notes Claim, its Pro Rata share of (i) (A) One Hundred Five Million Dollars ($105,000,000) in Cash, (B) fifty percent (50%) of the New Equity Interests (subject to dilution by the Management Incentive Plan Securities), (C) fifty percent (50%) of the Class A Litigation Trust Interests, and (D) seventy-five percent (75%) of the Class B Litigation Trust Interests; (ii) payment in full of the Noteholders’ Professional Fees, provided, that the Noteholders’ Professional Fees paid to Ducera Partners LLC will be net of any and all fees and expenses paid to Ducera Partners LLC

					35.0%(4)	$1,021,000,000

(4)  This approximate percentage recovery does not include estimated amounts for recoveries, if any, for the Noble Claims.

Class	Claim or Equity Interest	Treatment	Impaired or Unimpaired	Entitlement to Vote on the Plan	Approx. Percentage Recovery	Estimated Amount of Allowed Claims or Interests

pursuant to the Application for Order Authorizing the Employment and Retention of Ducera Partners LLC as Financial Advisor to the Official Committee of Unsecured Creditors of Paragon Offshore plc, et al., Nunc Pro Tunc to January 20, 2017 (Docket No. 1192); and (iii) the reasonable and documented fees and expenses of the Senior Notes Indenture Trustee, whose fees and expenses shall not exceed Seven Hundred Thousand Dollars ($700,000).

5	General Unsecured Claims

Except to the extent that a holder of an Allowed General Unsecured Claim and the Debtors or Reorganized Debtors, as applicable, agree to a less favorable treatment, on the later of the Effective Date and the date on which such General Unsecured Claim becomes an Allowed Claim, or, in each case, as soon thereafter as is reasonably practicable, each holder of an Allowed General Unsecured Claim will receive, in full and final satisfaction, compromise, settlement, release, and discharge of, in exchange for, and on account of such holder’s rights with respect to and under such Allowed General Unsecured Claim its Pro Rata share of the General Unsecured Claims Distribution, subject to Section 7.7 of the Plan.

Retained Amount: On and after the Effective Date, the Debtors or the Reorganized Debtors, as applicable, will maintain the General Unsecured Claims Reserve in Cash. Distributions from the General Unsecured Claims Reserve will be available for General Unsecured Claims that are not Allowed Claims as of the Effective Date but become Allowed Claims thereafter. Any amounts remaining after payment of all Allowed General Unsecured Claims will be distributed as provided in Sections 6.16 and 7.7 of the Plan.

			Impaired	Yes	30.0%	$14,000,000(5)

(5)  This amount does not include estimated amounts for any rejection damages claims that may be asserted at a later date.

Class	Claim or Equity Interest	Treatment	Impaired or Unimpaired	Entitlement to Vote on the Plan	Approx. Percentage Recovery	Estimated Amount of Allowed Claims or Interests
6	Intercompany Claims	The holders of Intercompany Claims will be paid, adjusted, continued, settled, reinstated, discharged, eliminated, or otherwise managed. in each case to the extent determined to be appropriate by any Debtor or any Reorganized Debtor in their sole discretion and in accordance with the terms of the U.K. Implementation Agreement and the Subordination Agreements.	Unimpaired	No (Deemed to accept)	100%	N/A
7	Subordinated Claims	Subordinated Claims are subordinated to Claims in Class 5 or to the same priority as Parent Interests in Class 8, as applicable, pursuant to the Plan and section 510 of the Bankruptcy Code. The holders of Subordinated Claims will not receive or retain any property under the Plan on account of such Claims.	Impaired	No (Deemed to reject)	0%	N/A
8	Parent Interests	After giving effect to the Restructuring Transactions, all Parent Interests will be deemed valueless and will not receive any distribution under the Plan. Parent Interests will be treated in accordance with the U.K. Administration.	Impaired	No (Deemed to reject)	0%	N/A
9	Intercompany Interests

On the Effective Date, at the option of the Reorganized Debtors and with the reasonable consent of the Creditors’ Committee, the Term Loan Agent, and the Revolving Credit Facility Agent, all Allowed Intercompany Interests will either (i) remain unaffected by the Plan and continue in place following the Effective Date or (ii) be cancelled (or otherwise eliminated) and holders of such cancelled Intercompany Interests will not receive or retain any property under the Plan.

			Unimpaired / Impaired	No (Deemed to accept/reject)	0% or 100%	N/A

WHERE TO FIND ADDITIONAL INFORMATION:  Paragon Parent currently files quarterly and annual reports with, and furnishes other information to, the Securities and Exchange Commission (“SEC”).  Copies of any document filed with the SEC may be obtained by visiting the SEC website at http://www.sec.gov and performing a search under the “Company Filings” link.  Each of the following filings is incorporated as if fully set forth herein and is a part of this Disclosure Statement.  Later information filed with the SEC that updates information in the filings incorporated by reference will update and supersede that information:

•                  Form 10-K for the fiscal year ended December 31, 2016, filed with the SEC on March 10, 2017.

•                  Form 8-K filed with the SEC on March 31, 2017, February 28, 2017, February 8, 2017, February 1, 2017, January 18, 2017, and January 4, 2017.

II.
OVERVIEW OF THE DEBTORS’ OPERATIONS

A.                        The Debtors’ Business

Paragon Parent, along with its Debtor and non-Debtor subsidiaries (collectively, the “Paragon Group” or the “Company”), is a global provider of offshore drilling rigs.  Paragon’s operated fleet includes 34 jackups, including two high-specification, heavy duty/harsh environment jackups, and five floaters (four drillships and one semisubmersible).  Paragon’s primary business is contracting its rigs, related equipment and work crews to conduct oil and gas drilling and workover operations for its exploration and production customers on a dayrate basis around the world.  Paragon’s principal executive offices are located in Houston, Texas.  Paragon Parent is a public limited company registered in England and Wales with company number 08814042 and registered office at 20-22 Bedford Row, London, WC1R 4JS, England.

For the year ended December 31, 2016, the audited and consolidated financial statements of the Paragon Group reflected total revenues of approximately $636,176,000 and a net loss of $338,356,000.  As of December 31, 2016, the Paragon Group’s audited and consolidated balance sheet reflected assets totaling approximately $1,903,731,000 and liabilities totaling approximately $2,736,488,000.  Each of the Debtors is either an issuer or guarantor of the Paragon Group’s debt.

B.                        The Company’s Drilling Fleet and Drilling Contracts

The Company’s drilling fleet is composed of 34 jackup rigs, four drillships, and one semisubmersible.  Jackup rigs are mobile, self-elevating drilling platforms equipped with legs that can be lowered to the ocean floor.  Each of the Company’s jackups is cantilevered, meaning that the drilling platform may be extended out from the hull to perform drilling or workover operations over pre-existing platforms or structures.  Drillships are self-propelled vessels that maintain their position over a well through the use of a fixed mooring system or a computer-controlled dynamic positioning system.  Semisubmersibles are floating platforms that can be submerged to a predetermined depth so that a portion of the hull is below the water surface during drilling in order to improve stability.  Similar to drillships, semisubmersibles maintain their position over a well through the use of a fixed mooring system or a computer-controlled dynamic positioning system.

The Company operates for leading national, international, and independent oil and gas companies in active hydrocarbon producing markets, principally in the North Sea, the Middle East, and India.

1.                          The North Sea

The Company presently has nine jackups and one semisubmersible in the North Sea.  The units typically operate in the British and Dutch sectors of the North Sea for independent oil and gas companies.  Two of the nine jackups are high-specification rigs currently operating in the North Sea that were acquired through Paragon Parent’s acquisition in late 2014 and early 2015 of Prospector Offshore Drilling S.A. (“Prospector”).  Additionally, Paragon Parent acquired certain subsidiaries of Prospector that have contracted to build three new high specification rigs.  The acquisition of the Prospector assets, which are owned by non-Debtor subsidiaries and are not subject to these proceedings, is described further in Section II.C herein.  The remainder of the North Sea assets are standard specification rigs.  The Company currently has six jackups and one semisubmersible that are stacked in the North Sea.

2.                          Africa

The Company presently has three jackups in West Africa, where the Company’s customers are predominantly a mix of U.S. (e.g., Noble Energy, Marathon Oil Corporation), European (e.g., Perenco, Dana Incorporated, Glencore) and indigenous African (e.g., South Atlantic Petroleum, PanAfrican Energy) independent exploration and production companies.  Currently, all three of the Company’s jackups in West Africa are stacked.  On April 25, 2017, the Bankruptcy Court entered the Order Authorizing the Debtors to Sell the Paragon L782 Rig and the Paragon L783 Rig Free and Clear of all Liens, Claims, Encumbrances, and Other Interests to Dixstone Holdings Limited (Docket No. 1405).

3.                          The Middle East

The Company presently has seven jackups in the Middle East, working primarily for national oil companies in the United Arab Emirates (“UAE”).  Five of the Company’s jackups in the Middle East are currently stacked.  The Company also has one drillship stacked in the Middle East.

4.                          India

The Company presently has three jackups operating via modified bareboat charters in India.  Through this structure, the Company charters these jackups to a local operating company, which then contracts these jackups to the Oil and Natural Gas Corporation, the Indian state-owned oil company.

5.                          Mexico and the U.S. Gulf of Mexico

Eleven jackup rigs and one drillship are stacked in the U.S. Gulf of Mexico.  The Debtors’ previous operations in Mexico were entirely with Petróleos Mexicanos (“Pemex”), the Mexican state-owned oil company.  Pemex accounted for 3% of the Debtors’ operating revenues in 2016, 9% of the Debtors’ operating revenues in 2015, 16% of the Debtors’ operating revenues in 2014, and 19% of the Debtors’ operating revenues in 2013.

6.                          Southeast Asia

The Company has one jackup stacked in Malaysia.

7.                          Puerto Rico

The Company has two drillships stacked in Puerto Rico.

C.                        The Debtors’ History and Organizational Structure

1.                          Spin-Off from Noble Corporation

The Company was founded through a spin-off from Noble Corporation plc (“Noble”), an offshore drilling company incorporated as a public limited company under the laws of England and Wales with a principal place of business in Houston, Texas.  Paragon Parent was incorporated on December 13, 2013 as “Noble Spinco Limited” and, on February 7, 2014, changed its name to “Paragon Offshore Limited.”  On July 17, 2014, Paragon Parent was re-registered as “Paragon Offshore plc,” a public limited company under the laws of England and Wales with a principal place of business in Houston, Texas.

On August 1, 2014, Noble completed the spin-off of the Company by (i) transferring to Paragon Parent the assets and liabilities constituting most of Noble’s standard specification drilling business (the

“Separation”) and (ii) making a pro rata distribution to its shareholders of all of Paragon Parent’s issued and outstanding ordinary shares (the “Distribution” and, together with the Separation, the “Spin-Off”).  The rigs comprising Noble’s standard specification business consisted of 34 jackups, five drillships, three semisubmersibles, a floating production, storage, and offloading vessel (“FPSO”), and related assets and businesses.  In exchange, Paragon Parent granted Noble an intercompany note in the amount of approximately $1,730,000,000 and incurred various liabilities accruing before and after completion of the Spin-Off.  Additionally, Paragon Parent borrowed $650,000,000 under the Term Loan Agreement and issued $1,080,000,000 under the Senior Notes Indenture.  Paragon Parent used these borrowings to satisfy the intercompany note.  The rigs transferred to the Company through the Spin-Off had an average age of 35 years.  Paragon Parent did not have any material assets or liabilities prior to the Spin-Off.

During 2014, the Company identified indicators of impairment, including lower crude oil prices, a decrease in contractual activities particularly for floating rigs, and resultant projected declines in dayrates and utilization.  In the fourth quarter of 2014, the Company concluded that a triggering event occurred requiring it to perform an impairment analysis of its fleet of drilling rigs. The Company compared the net book value of its drilling rigs to the relative recoverable value, which was determined using an undiscounted cash flow analysis.  As a result of this analysis, Paragon Parent determined that three of its rigs and its FPSO were impaired.  Paragon Parent also decided to scrap four other vessels at this time.  Each of these rigs was acquired from Noble in connection with the Spin-Off.  Paragon Parent’s estimate of fair value of these drilling rigs resulted in the recognition of an impairment loss of $1.1 billion for the year ended December 31, 2014.

2.                          Prospector Acquisition

On November 17, 2014, Paragon Parent acquired 89.3 million, or 94.4%, of the outstanding shares of Prospector, an offshore drilling company organized in Luxembourg and traded on the Oslo Axess, from certain shareholders and in open market purchases for approximately $190 million in cash.  In December 2014, Paragon Parent purchased an additional 4.1 million shares of Prospector for approximately $10 million in cash, increasing its ownership to approximately 93.4 million shares, or 98.7%.  On January 22, 2015, Paragon Parent settled a mandatory tender offer for additional outstanding shares, increasing its ownership to approximately 99.6% of the outstanding shares of Prospector.  Finally, on February 23, 2015, Paragon Parent acquired all remaining issued and outstanding shares in Prospector.  In the aggregate, Paragon Parent spent approximately $202 million to acquire 100% of Prospector and funded the purchase of these shares using proceeds from the Revolving Credit Facility and cash on hand.  During the first quarter of 2015, Paragon Parent repurchased $100 million par value of Prospector’s 2019 Second Lien Callable Bonds at a price of 101% of par, plus accrued interest, pursuant to change of control provisions under the bonds.  Paragon Parent also repaid the principal balance outstanding under Prospector’s 2018 Senior Secured Credit Facility, which totaled approximately $261 million (including accrued interest).  Paragon Parent made these payments through the use of cash on hand and borrowings under the Revolving Credit Facility.

The Prospector acquisition expanded and enhanced Paragon’s global fleet by adding two high specification jackups contracted to Total E&P U.K. Limited and Elf Exploration U.K. Limited for use in the United Kingdom region of the North Sea.  Moreover, Paragon acquired subsidiaries of Prospector that contracted for the construction of three newbuild high specification jackup rigs in China by Shanghai Waigaoqiao Ship Co. Ltd. (“SWS”).  The three rigs are currently scheduled for delivery in October 2017.  Each newbuild is being built pursuant to a contract between one of Prospector’s subsidiaries and SWS, without a Paragon Parent or Prospector parent company guarantee or other direct recourse to any other subsidiary of Paragon Parent other than the applicable Prospector subsidiary.

On July 24, 2015, the Company executed a combined $300 million transaction with subsidiaries of SinoEnergy (collectively, the “Lessors”) relating to the two high specification jackup units acquired in the Prospector acquisition.  The Company sold these rigs to the Lessors and immediately leased them from Lessors for a period of five years with a repurchase obligation at the end of the lease term pursuant to a lease agreement for each unit (the “Lease Agreements”).  The Lease Agreements provide for an event of default if Paragon Parent files a case under chapter 11 of the Bankruptcy Code.  Due to the filing of its Chapter 11 Cases, Paragon Parent negotiated a forbearance under the Lease Agreements through April 15, 2016, which was subsequently extended through March 7, 2017.  On March 7, 2017, the Company obtained a forbearance through August 1, 2017, that becomes a permanent waiver of the event of default upon the Effective Date of the Plan.  Approximately 44% of Paragon’s EBITDA for calendar year 2016 was attributable to the Prospector entities.

3.                          Corporate Structure

The Debtors have incorporated entities in a number of jurisdictions, including the Bahamas, Bermuda, Brazil, Cayman Islands, Cyprus, Delaware, Hungary, India, Luxembourg, Malaysia, Mexico, the Netherlands, Nigeria, Norway, Scotland, Singapore, Switzerland, and Venezuela.  All of the Debtors are direct or indirect subsidiaries of Paragon Parent, and, together, constitute the issuers and guarantors of all of the Paragon Group’s debt.  Paragon’s corporate structure chart, attached hereto as Exhibit B, along with the Prospector corporate structure chart, attached hereto as Exhibit C, provide an illustrative representation of the corporate structure of the Paragon Group and Prospector.

D.                        Directors and Officers

Paragon Parent’s current board of directors is composed of J. Robinson West, Chairman, Anthony R. Chase, Thomas L. Kelly II, John P. Reddy, Dean E. Taylor, and William L. Transier.

Paragon Parent’s current senior management team is composed of Dean E. Taylor, Interim President and Chief Executive Officer, Lee M. Ahlstrom, Senior Vice President and Interim Chief Financial Officer, William C. “Charlie” Yester, Senior Vice President—Operations, Andrew W. Tietz, Senior Vice President—Marketing and Contracts, Anirudha “Sunil” Pangarkar, Senior Vice President—Special Projects, Supply Chain and Maintenance, Todd D. Strickler, Senior Vice President of Administration, General Counsel and Corporate Secretary, and Ale Veltmann, Vice President—Chief Accounting Officer.

On November 10, 2016, the Company’s board of directors announced that it had appointed Dean E. Taylor to serve as Interim President and Chief Executive Officer, and Lee M. Ahlstrom to serve as Interim Chief Financial Officer.

The composition of the board of directors of each Reorganized Debtor will be disclosed prior to the entry of the order confirming the Plan in accordance with 11 U.S.C. § 1129(a)(5).

E.                        Regulation of the Debtors’ Business

The Debtors’ operations are conducted in the United States and foreign jurisdictions and are subject to governmental laws, regulations, and treaties in the countries in which they operate.  The laws, regulations, and treaties that impact the Debtors’ operations include those relating to the operation of drilling units, environmental protection, health and safety, various restrictions on oil and natural gas exploration and development, taxation of the Debtors’ earnings and the earnings of the Debtors’ expatriate personnel, immigration restrictions for expatriate personnel, minimum requirements for the use of local employees and suppliers, duties and restrictions on the importation and exportation of drilling units and other equipment, local currency requirements, and restrictions on repatriated cash.

F.                         The Debtors’ Capital Structure

1.                          Equity Ownership

Paragon Parent is a public company and files annual reports with, and furnishes other information to, the SEC.  Before December 18, 2015, the ordinary shares of Paragon Parent were traded on the New York Stock Exchange (the “NYSE”) under the symbol “PGN.”  On August 6, 2015, Paragon Parent received a letter from the NYSE stating that Paragon Parent was not in compliance with the NYSE’s continued listing standards.  Specifically, the letter noted that for 30 consecutive trading days, the average closing price for the ordinary shares of Paragon Parent was below the minimum $1.00 per share requirement for continued listing on the NYSE.  On December 17, 2015, Paragon Parent received a letter (the “Suspension Notice”) from the NYSE notifying the Company that the NYSE had suspended trading in Paragon Parent’s shares effective immediately.  The NYSE determined that Paragon Parent’s ordinary shares were no longer suitable for listing based on “abnormally low” price levels.  Paragon Parent’s ordinary shares have been trading on the over the counter markets under the trading symbol “PGNPF” between December 18, 2015 and February 12, 2016 and under the symbol “PGNPQ” since February 14, 2016.

2.                          Prepetition Indebtedness

The Debtors’ significant prepetition indebtedness included secured financing obligations in the amount of approximately $1,419,550,000 and unsecured financing obligations in the amount of approximately $1,021,000,000.  The Debtors’ secured and unsecured financing obligations are described in greater detail below.  Such description is for informational purposes only and is qualified in its entirety by reference to the documents setting forth the specific terms of such obligations and their respective related agreements.  As noted above, substantially all of the Paragon Group’s debt is issued or guaranteed by the Debtors.

(a)                     Revolving Credit Facility

Paragon Parent and Paragon International Finance Company are borrowers under that certain Senior Secured Revolving Credit Agreement, dated as of June 17, 2014, by and among Paragon Parent and Paragon International Finance Company, as borrowers, the lenders and issuing banks party thereto from time to time, JPMorgan Chase Bank, N.A., as administrative agent (the “Revolving Credit Facility Agent”), J.P. Morgan Securities LLC, Deutsche Bank Securities Inc. and Barclays Bank plc, as Joint Lead Arrangers and Joint Lead Bookrunners, and certain other parties thereto, (as amended, restated, modified, or supplemented from time to time, the “Revolving Credit Agreement”).  The Revolving Credit Agreement provides for revolving credit commitments, including letter of credit commitments and swingline commitments, in an aggregate principal amount of $800,000,000 (the “Revolving Credit Facility,” and the amounts outstanding thereunder, the “Revolving Loans”).  The Revolving Credit Agreement is secured by a first priority lien as described in clause (c) below.  The Revolving Credit Agreement matures in July 2019.

On September 3, 2015, Paragon Parent borrowed approximately $332,000,000 under the Revolving Credit Agreement, which represented substantially all of the remaining undrawn amount that was available to Paragon Parent under the Revolving Credit Facility at that time.  On December 23, 2015, Paragon Parent borrowed an additional $11,500,000 under the Revolving Credit Facility.  Such proceeds are being held in a deposit account in the name of Paragon Parent and have not been commingled with other funds.  As of the date hereof, the aggregate principal amount outstanding under the Revolving Credit Agreement is $709,100,000 in unpaid principal, plus interest, fees, and other expenses, in addition to approximately $46,664,000 of letters of credit.  The Revolving Loans bear interest, at Paragon Parent’s option, at either (i) an adjusted LIBOR plus an applicable margin ranging between 1.50% to 2.50%, depending on the Leverage Ratio (as defined in the Revolving Credit Agreement), or (ii) a base rate plus an applicable margin ranging between 0.50% to 1.50%, depending on the Leverage Ratio (as defined in the Revolving Credit Agreement).

(b)                     Term Loan

Paragon Offshore Finance Company is the borrower under that certain Senior Secured Term Loan Agreement, dated as of July 18, 2014, by and among Paragon Parent, as the parent guarantor, Paragon Offshore Finance Company, as borrower, the lenders party thereto, and Cortland Capital Market Services LLC, as successor administrative agent (as amended, restated, modified, or supplemented from time to time, the “Term Loan Agreement”).  The Secured Term Loan Agreement provided for a term loan in an aggregate principal amount of $650,000,000 (the “Term Loan”).  The Term Loan is secured by a first priority lien as described in clause (c) below.  The Term Loan matures in July 2021.

As of the date hereof, the aggregate principal amount outstanding under the Term Loan Agreement is approximately $641,875,000 in unpaid principal, plus interest, fees, and other expenses.  The Term Loan bears interest at LIBOR plus 2.75%, subject to a minimum LIBOR rate of 1% or a base rate plus 1.75%, at Paragon Offshore Finance Company’s option.

(c)                      Guaranty and Collateral Agreement

The obligations of Paragon Parent, Paragon International Finance Company, Paragon Offshore Finance Company, and the Debtor-guarantors, as applicable, under the Revolving Credit Agreement and the Term Loan Agreement are together secured pursuant to that certain Guaranty and Collateral Agreement, dated as of July 18, 2014 (as amended, restated, modified, or supplemented from time to time, the “Guaranty and Collateral Agreement”), in favor of JPMorgan Chase Bank, N.A., as collateral agent (the “Collateral Agent”).  Pursuant to the Guaranty and Collateral Agreement, each of the Debtors granted a first-priority lien on substantially all of its property other than “Excluded Assets,” which Excluded Assets include, among other things, any deposit accounts and securities accounts, any Capital Stock in Unrestricted Subsidiaries (as defined in the Revolving Credit Agreement and Term Loan Agreement), and owned or leased real property.  The collateral includes the Collateral Rigs (as defined in the Revolving Credit Agreement and Term Loan Agreement), capital stock of (i) the owners of the Collateral Rigs, (ii) Paragon International Finance Company, and (iii) Paragon Offshore Finance Company and certain other property pledged under the Collateral Documents (as defined in the Revolving Credit Agreement and Term Loan Agreement).  In addition, certain guarantors under the Guaranty and Collateral Agreement executed and delivered to the Collateral Agent mortgages for each of the Collateral Rigs.

(d)                     6.75% and 7.25% Senior Notes

Paragon Parent is party to that certain Senior Notes Indenture, dated as of July 18, 2014, by and among Paragon Parent, as issuer, each of the guarantors named therein, and Deutsche Bank Trust Company Americas, as trustee, and the other parties thereto (as amended, restated, modified, or supplemented from time to time, the “Senior Notes Indenture”), pursuant to which the Company issued 6.75% Senior Notes due 2022 in the aggregate principal amount of $500,000,000 (the “6.75% Senior Notes”) and 7.25% Senior Notes due 2024 in the aggregate principal amount of $580,000,000 (the “7.25% Senior Notes” and, together with the 6.75% Notes, the “Notes”).  As of the date hereof, the aggregate amount outstanding under the 6.75% Senior Notes is approximately $456,572,000 in unpaid principal, plus interest, fees, and other expenses, and the aggregate amount outstanding under the 7.25% Senior Notes is approximately $527,010,000 plus interest, fees, and other expenses.

G.                       Significant Prepetition Contracts and Leases

As more fully described in this Disclosure Statement, the Paragon Group’s most significant contracts are, and have been, its revenue contracts with its customers, which include, and have included, leading national, international, and independent oil and gas companies.  The Company contracts its rigs, related equipment and work crews to conduct oil and gas drilling and workover operations for its exploration and production customers on a dayrate basis around the world.  These contracts may vary in duration, as the Company contracts its services for a specific period of time or a period necessary to drill a defined number of wells.  The Company also has contracts with numerous vendors, some of which are key to its business, relating to the provision of equipment, personnel, or services necessary to support its business.  During its Chapter 11 Cases, the Company plans to operate in the ordinary course and to continue its relationships with its contract counterparties and vendors without interruption.

In connection with the Spin-Off, Noble, Paragon Parent, and certain of their respective subsidiaries entered into the following agreements (collectively, the “Separation Agreements”) (6):

•                                          that certain Master Separation Agreement (the “Master Separation Agreement”), dated as of July 31, 2014, by and between Noble and Paragon Parent, which details the actions necessary to effectuate the Spin-Off;

•                                          that certain Tax Sharing Agreement (the “Tax Sharing Agreement”), dated as of July 31, 2014, by and between Noble and Paragon Parent, which generally requires Paragon Parent to indemnify Noble for all taxes attributable to the standard specification drilling business, and in turn requires Noble to indemnify Paragon Parent against all taxes attributable to the high specification drilling business; and

•                                          that certain Employee Matters Agreement, dated as of July 31, 2014, by and between Noble and Paragon Parent, under which Paragon Parent assumed certain Noble employment plans and created certain new plans to provide employee benefits.  Each of the Agreements is governed by New York law.

In addition to their contracts in the ordinary course of business and the Separation Agreements, the Debtors have an office lease in Houston, Texas, where their corporate headquarters are located.  The Debtors also own and lease administrative offices, marketing offices, and sites used primarily for storage, maintenance, and repairs for drilling rigs and equipment in various locations worldwide.

III.
KEY EVENTS LEADING TO THE COMMENCEMENT OF CHAPTER 11 CASES

A.                        Collapse in Oil Prices

Demand for drilling services depends on, among other things, commodity prices, actual or potential changes in these prices, and the level of activity in offshore oil and gas exploration and development and production markets (which may be significantly affected by the prices of these commodities).  As a result, the offshore contract drilling industry is a cyclical business, with periods of high demand, short rig supply, and high dayrates when the price of oil is high, followed by periods of lower demand, excess rig supply, and low dayrates when the price of oil is low.  Additionally, the offshore drilling business is

(6)  Descriptions of the Agreements provided herein are for the convenience of the Bankruptcy Court and parties in interest.  To the extent there are any ambiguities or inconsistencies between the summaries and the corresponding document, the terms of the latter will govern in all respects.

highly competitive.  Contracts are traditionally awarded on a competitive bid basis and, in times of low oil prices, offshore drilling companies may be forced to idle, stack, or scrap rigs, adversely affecting their revenues and profitability.

In the summer of 2014, Brent crude oil prices — a key factor in determining customer activity levels — began to decline, dropping from roughly $115 per barrel in June 2014 to approximately $60 per barrel by December of the same year.  As a result of this swift and substantial decline in oil prices, many of the Debtors’ customers (which include national, international, and independent oil and gas companies) reduced their exploration and development capital expenditures by as much as 20 to 25% in 2015.  Oil prices continued to decline in 2015, closing at $37.28 per barrel on December 31, 2015 — an additional 35% decrease over the course of a volatile year.  This reduced demand has led to an oversupply of rigs competing for limited tendering activity.  The oversupply of rigs has been compounded by a significant expansion of supply of (mostly non-contracted) newbuild rigs in recent years.  As of the Petition Date, Brent crude oil prices had declined by an additional approximately 10%.  Several exploration and production companies announced that they planned to reduce capital spending by 20% or more in 2016 as a result of expectations of continued low commodity prices.

Because of the amount of debt the Debtors incurred in connection with the Spin-Off and the nature of the assets acquired, the Debtors were not equipped to absorb the ongoing and precipitous decline in oil and gas prices and the corresponding decline in demand for their services.  Although the Debtors do not face any maturities on their secured debt until 2019, the severity and duration of the market downturn has increased the risk that existing customer contracts, some of which are due to expire in the near term, will not be renewed or will be renewed at materially reduced prices.  The Debtors have also suffered the effects of termination of longer-term contracts, such as the Pemex Contracts and Petrobras Contracts (as defined and described below).

B.                        Contract Terminations and Renegotiations

Throughout 2015, a number of drilling contractors reported contract cancellations by their customers.  The terms of certain of the Paragon Group’s drilling contracts permit early termination of the contract by the customer, without cause, generally exercisable upon advance notice to the Company and, in some cases, without requiring an early termination payment.  In May 2015, one of Paragon Parent’s subsidiaries received written notices of termination from Pemex with respect to drilling contracts on three of the Company’s jackups (the “Pemex Contracts”).  Under these contracts, Pemex had the right to terminate upon 30 days’ notice without making an early termination payment.  The three rigs are currently stacked.  Additionally, Pemex offered Paragon Parent the option of accepting significantly lower dayrates or facing early termination with respect to rigs that remained under contract to Pemex.  By the end of 2015, Pemex went from being one of Paragon Parent’s largest customers to employing only a single working rig.  The Company’s last remaining contract with Pemex terminated in March of 2016.

In addition to Pemex, another large customer, Petrobras, has contested the term of each of the Company’s drilling contracts (the “Petrobras Contracts”) for the Paragon DPDS2 and the Paragon DPDS3 in connection with the length of prior shipyard projects relating to these rigs and released the Paragon DPDS2 effective September 29, 2015. Under the Company’s interpretation of the Petrobras Contracts, the Paragon DPDS3 was scheduled to work until August 2017.  However, in accordance with Petrobras’ interpretation of the Petrobras Contracts, the Paragon DPDS3 was released in August 2016.  Both rigs are currently stacked in a shipyard in Puerto Rico.  Backlog related to this dispute is not included in the Company’s reported backlogs as of September 30, 2016. Paragon will vigorously pursue all legal remedies available to it under the Petrobras Contracts.

Furthermore, as exploration and production companies seek to reduce expenses, they have approached the Company and other drilling companies to seek reductions in current contract dayrates.  Referred to as “blend and extend” discussions, these conversations are sometimes mutually beneficial — for example, if a drilling contractor agrees to lower its contract dayrate in exchange for an exploration and production company’s agreement to add time to the contract term.  In some cases, such as those the Company faced in Mexico, drilling contractors may have no choice but to lower their dayrates or face termination.  The Company has been (and may continue to be) engaged in similar discussions, which could have negative near-term impacts on revenues despite potentially providing longer-term contracts.

C.                        Prepetition Deleveraging Initiatives

In the fall of 2015, facing a continuing decline in Brent crude oil prices and corresponding decline in demand for offshore drilling services, the Debtors, under the direction of an independent committee of Paragon Parent’s Board of Directors, retained restructuring advisors to explore long-term solutions to improve Paragon Parent’s overall balance sheet strength and to engage the company’s lenders and noteholders with the intent of maximizing value for the company’s shareholders and other stakeholders.  On February 12, 2016, the Debtors entered into a plan support agreement (the “Plan Support Agreement”) with the Revolving Lenders and an ad hoc group of holders of Senior Notes Claims (the “Noteholders”) regarding the terms of a consensual restructuring.

As discussed further below, on November 29, 2016, the Revolving Lenders and the Noteholders gave notice of the termination of the Plan Support Agreement, effective December 2, 2016, as a result of, among other things, the lapse of the outside milestone date required under the Plan Support Agreement for confirmation of the Second Amended Plan (as defined herein).

IV.
EVENTS DURING THE CHAPTER 11 CASES

The Debtors filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code on February 14, 2016 (the “Petition Date”).  The filing of the petitions commenced the Chapter 11 Cases, at which time the Debtors were afforded the benefits, and became subject to the limitations, of the Bankruptcy Code.

A.                        Commencement of Chapter 11 Cases and First Day Motions

The Debtors are operating their business in the ordinary course during the pendency of the Chapter 11 Cases as they had prior to the Petition Date.  To facilitate the prompt and efficient implementation of the Plan through the Chapter 11 Cases, shortly after the Petition Date, the Debtors obtained authority to have the Chapter 11 Cases administered jointly before the Honorable Christopher S. Sontchi.  On the Petition Date, the Debtors also filed various motions seeking relief from the Bankruptcy Court to ensure a seamless transition between the Debtors’ prepetition and postpetition business operations, facilitate a smooth reorganization through the Chapter 11 Cases, and minimize any disruptions to the Debtors’ operations.  The following is a brief overview of the relief the Debtors obtained to maintain their operations in the ordinary course.

1.                          Cash Management System

The Debtors maintain a centralized cash management system designed to receive, monitor, aggregate, and distribute cash among the Paragon Group.  On the Petition Date, the Debtors filed a motion seeking authority from the Bankruptcy Court to continue the use of their existing cash management system, bank accounts, and related business forms, as well as to continue their intercompany arrangements with non-Debtors to avoid a disruption in the Debtors’ operations and facilitate the efficient administration of the

Chapter 11 Cases.  The Bankruptcy Court granted this relief on an interim basis on February 17, 2016, and on a final basis on April 6, 2016.

2.                          Use of Cash Collateral

To address their working capital needs and fund their reorganization efforts, the Debtors require the use of cash subject to liens (the “Cash Collateral”) granted in favor of the holders of the Revolver Claims and the Term Loan Claims pursuant to the Guaranty and Collateral Agreement.  On the Petition Date, the Debtors filed a motion seeking authority from the Bankruptcy Court to continue to use the Cash Collateral in the ordinary course of business subject to certain restrictions.  The Bankruptcy Court granted this relief on an interim basis on February 17, 2016, and on a final basis on March 9, 2016 (Docket No. 140) (as further supplemented and amended, the “Final Cash Collateral Order”).  The Bankruptcy Court further extended this relief on September 26, 2016 and December 20, 2016.  On March 8, 2017, the Debtors filed a motion with the Bankruptcy Court requesting a further extension of this relief through June 5, 2017 (Docket No. 1222).  In exchange for the continued use of the Cash Collateral, the Debtors are providing the holders of the Revolver Claims and the holders of the Term Loan Claims with, among other things, first priority replacement liens on the Debtors’ unencumbered property and junior replacement liens on certain of the Debtors’ encumbered property as adequate protection for any diminution in value of their respective interests in the collateral securing the Revolving Loans under the Revolving Credit Agreement and the Term Loan.  In addition, the Debtors’ adequate protection obligations constitute superpriority claims under section 507(b) of the Bankruptcy Code.

On February 3, 2017, the Creditors’ Committee filed a motion (Docket No. 1078) seeking, the following modifications, among others, to the Final Cash Collateral Order:  (i) the Creditors’ Committee should receive an additional 45 days from the entry of an order granting the motion to challenge the enforceability, priority or extent of the Revolving Lenders’ and Term Lenders’ prepetition liens (the “Challenge Period”); (ii) up to $150,000 of the Revolving Lenders’ and Term Lenders’ prepetition collateral should be made available for the Creditors’ Committee to challenge the enforceability, priority or extent of the Revolving  Lenders’ and Term Lenders’ prepetition liens; (iii) the fees of the Creditors’ Committee’s professionals should be included in the Final Cash Collateral Order’s fee carveout; and (iv) the Creditors’ Committee should receive the same reports relating to Cash Collateral as provided to other parties.  On February 21, 2017, the Bankruptcy Court denied the Creditors’ Committee’s request to extend the Challenge Period, along with the Creditors’ Committee’s request for $150,000 to be made available to fund an investigation of the prepetition liens.  However, the Debtors and the Requisite Lenders agreed that the Creditors’ Committee’s professional fees will be included in the Final Cash Collateral Order’s fee carveout and that the Creditors’ Committee will receive the requested reports.

3.                          Taxes

Pursuant to the Plan, the Debtors intend to pay all taxes and regulatory obligations in full.  To minimize any disruption to the Debtors’ operations and ensure the efficient administration of the Chapter 11 Cases, on the Petition Date, the Debtors filed a motion seeking authority from the Bankruptcy Court to pay all taxes, fees, and similar charges and assessments that arose prepetition, including any such amounts that become due and owing postpetition, to the appropriate taxing, regulatory, or other governmental authority in the ordinary course of the Debtors’ business.  The Bankruptcy Court granted this relief on an interim basis on February 17, 2016, and on a final basis on March 8, 2016.

4.                          Utilities

In the ordinary course of business, the Debtors incur certain expenses related to essential utility services, such as electricity, gas, water, satellite, and telecommunications.  Accordingly, on the Petition Date, the

Debtors filed a motion seeking (i) authority from the Bankruptcy Court to continue payments to such utility providers in the ordinary course and (ii) approval of procedures to provide such utility providers with adequate assurance that the Debtors will continue to honor their obligations in the ordinary course.  The Bankruptcy Court granted this relief on an interim basis on February 17, 2016, and on a final basis on March 8, 2016.

5.                          Insurance

As is common in the contract offshore drilling industry, the Debtors maintain a complex and comprehensive insurance program (the “Paragon Insurance Program”) designed to protect their property, assets, key personnel, and business operations.  The maintenance of certain insurance coverage is essential to the Debtors’ operations and is required by laws, various regulations, financing agreements, and revenue contracts.  The Debtors believe that the satisfaction of their obligations relating to the Paragon Insurance Program, whether arising pre- or postpetition, is necessary to maintain the Debtors’ relationships with their insurance providers and ensure the continued availability and commercially reasonable pricing of such insurance coverage.  Accordingly, on the Petition Date, the Debtors filed a motion seeking authority from the Bankruptcy Court to continue to honor their obligations under the Paragon Insurance Program in the ordinary course.  The Bankruptcy Court granted this relief on an interim basis on February 17, 2016, and on a final basis on March 9, 2016.

6.                          Employee Wages and Benefits

The Debtors’ business, including the operation of the Debtors’ drilling assets, is labor intensive and relies upon thousands of employees, crew members, and contractors worldwide.  Additionally, many of the Debtors’ employees are employed by non-Debtor affiliates who are dependent on funding from the Debtors to compensate these employees.  To minimize the uncertainty and potential distractions associated with the Chapter 11 Cases and the potential disruption of the Debtors’ operations resulting therefrom, on the Petition Date, the Debtors filed a motion seeking authority from the Bankruptcy Court to continue to honor their obligations to their workforce in the ordinary course of business, including (i) the payment of pre- and postpetition wages, salaries, reimbursable employee expenses, and accrued and unpaid employee benefits and (ii) the continuation of the Debtors’ benefit programs and policies.  The Bankruptcy Court granted this relief on an interim basis on February 17, 2016, and on a final basis on March 8, 2016.

7.                          Trade Payables

In the ordinary course of business, the Paragon Group incurs various fixed, liquidated, and undisputed payment obligations (the “Trade Payables”) to various third-party providers of goods and services that facilitate the Debtors’ business operations (the “Trade Creditors”).  On the Petition Date, the Debtors filed a motion seeking interim and final authority from the Bankruptcy Court to pay, in the ordinary course of business, allowed prepetition claims (the “Trade Claims”) of the Trade Creditors, many of which are located in jurisdictions outside the United States.  The Bankruptcy Court granted this relief on an interim basis on February 17, 2016, and on a final basis on March 8, 2016 (the “Trade Creditors Order”).  Since the Petition Date, approximately $34.6 million of Trade Claims have been paid pursuant to the Trade Creditors Order.

B.                        Other Procedural Motions and Retention of Professionals

The Debtors have filed several other motions that are common to chapter 11 proceedings of similar size and complexity as the Chapter 11 Cases, including applications to retain various professionals to assist the Debtors in the Chapter 11 Cases.

C.                        The Original Plan, the Second Amended Plan, and Settlement of Secured Lender Claims and Senior Notes Claims

On April 19, 2016, the Debtors filed the Second Amended Joint Chapter 11 Plan of Paragon Offshore plc and its Affiliated Debtors (Docket No. 318) (together with all supplements thereto, the “Original Plan”).  The Bankruptcy Court held a confirmation hearing on the Original Plan, which commenced on June 21, 2016 and continued on June 22, 23, 29, and 30, 2016.  Thereafter, on July 8, 2016, the Bankruptcy Court conducted a chambers conference with representatives of the Debtors, the Revolving Lenders, the Term Lenders, and the Noteholders.  At the chambers conference, the Bankruptcy Court communicated its concerns regarding the feasibility of the Original Plan, including with respect to the achievability of the projected dayrates and rig utilization contemplated by the Debtors’ business projections.

To address the Bankruptcy Court’s concerns, on August 15, 2016, the Debtors filed the Modified Second Amended Joint Chapter 11 Plan of Paragon Offshore plc and its Affiliated Debtors, dated August 15, 2016 (Docket No. 644) (together with the Original Plan, and with all supplements thereto, the “Second Amended Plan”).  In connection with the Second Amended Plan, the Debtors prepared an update to their projections reflecting actual financial results through June 30, 2016, and the impact of certain known contracting delays.  In addition, the Debtors prepared a downside sensitivity case to their projections illustrating the additional liquidity and financial covenant flexibility required to operate the Debtors’ business if the expected market recovery were to be delayed an additional 12 to 18 months (for a total of approximately four (4) years) from what was contemplated under the original projections—including if both dayrates and utilization rates for the Debtors’ offshore drilling rigs were significantly lower than expected in their business plan.  The Debtors, together with the Revolving Lenders and Noteholders, negotiated certain modifications to the Original Plan that established cushions and additional flexibility even in a downside scenario.

The confirmation hearing on the Second Amended Plan commenced on September 27, 2016 and concluded on September 30, 2016.  By oral ruling on October 28, 2016, and by order dated November 15, 2016, the Bankruptcy Court denied confirmation of the Second Amended Plan (Docket No. 890) (the “Confirmation Decision”).

Consequently, on November 29, 2016, the Revolving Lenders and the Noteholders gave notice of the termination of the Plan Support Agreement, effective December 2, 2016, as a result of, among other things, the lapse of the outside milestone date required under the Plan Support Agreement for confirmation of the Second Amended Plan.

After the Confirmation Decision, the Debtors devoted their time to developing an alternative chapter 11 restructuring proposal that would address the concerns raised by the Bankruptcy Court and form the basis for a consensual deal.  First, as the foundation of any restructuring proposal, the Debtors developed a new business plan (the “New Business Plan”) using significantly more conservative dayrate and rig utilization expectations and assumptions, which have been adjusted as a result of, among other things, the Court’s Confirmation Decision and the Debtors’ actual financial performance in chapter 11 over the course of this past year.  The New Business Plan reflects countless hours of input from the full management team and their professional advisors.  The New Business Plan aims to achieve the following goals, among others: (i) reduce cash burn to make the Debtors’ business cash flow neutral on an operating basis (excluding discontinued operations, working capital swings and start-up capital and financing expenditures) in the near-term; (ii) right-size the Debtors’ business by reducing its asset base and focusing their operations on key geographical areas, allowing the Debtors to recapitalize with significantly lower fixed costs, less capital, and less debt; and (iii) maximize optionality and value by increasing the runway for the Debtors until a market turnaround at no, or greatly reduced, cost.  The New Business Plan was validated by an independent third party and approved by the board of directors of Paragon Parent.

The Plan and the New Business Plan address the concerns that the Bankruptcy Court expressed in the Confirmation Decision about the feasibility of the Second Amended Plan and the Debtors’ previous business plan.  The key differences between the Plan and Second Amended Plan are, among others:  (i) under the Plan, the Debtors will emerge from bankruptcy with only $85 million in debt, whereas, under the Second Amended Plan, the Debtors would have emerged from bankruptcy with over $1.2 billion in debt; and (ii) the reduced size of the Debtors’ business upon implementation of the New Business Plan will reduce the future operating costs and cash needs of the Company.  The Debtors believe that the Restructuring contemplated by the Plan will enable the Debtors to meet their obligations upon emergence from chapter 11, and confirmation of a Plan is not likely to be followed by liquidation or the need for further financial reorganization.

The Debtors presented the New Business Plan to all three major creditor groups — the Revolving Lenders, the Term Lenders, and the Noteholders — and their advisors, provided their thoughts about the current market and future prospects, and outlined potential constructs for a chapter 11 restructuring that all three creditor groups could support.  The Debtors spent hours meeting with and negotiating with all three creditor groups regarding potential proposals for a consensual plan.  During these meetings, some of which were held with all creditor groups and others with specific creditor groups, a number of important legal and factual issues were discussed.  In addition, since October 2016, the Debtors have responded to each group’s numerous diligence requests, held a number of conference calls and face to face meetings with advisors, and in some instances, with principals to discuss the parties’ questions and positions regarding the same legal and factual issues.

On April 5, 2017, in an effort to reach a global settlement in these cases, the Debtors, the Term Loan Agent, the Revolving Credit Facility Agent, and the Creditors’ Committee attended a mediation (the “Mediation”) with the Honorable Kevin J. Carey as mediator (the “Mediator”) to address certain issues relating to the Plan and potential settlement.

As the result of countless hours of negotiations, the urging of this Court, and the assistance of the Mediator, the parties have reached a global resolution which includes, among other things, the following proposed recoveries to creditors:

•                  Secured Lenders will receive (i) Four Hundred Ten Million Dollars ($410,000,000) in Cash, (ii) the Take Back Debt, (iii) fifty percent (50%) of the New Equity Interests (subject to dilution by the Management Incentive Plan Securities), (iv) fifty percent (50%) of the Class A Litigation Trust Interests, and (v) twenty-five percent (25%) of the Class B Litigation Trust Interests;

•                  Senior Noteholders will receive (i) One Hundred Five Million Dollars ($105,000,000) in Cash, (ii) fifty percent (50%) of the New Equity Interests (subject to dilution by the Management Incentive Plan Securities), (iii) fifty percent (50%) of the Class A Litigation Trust Interests, and (iv) seventy-five percent (75%) of the Class B Litigation Trust Interests; and

•                  Holders of General Unsecured Claims will receive their Pro Rata share of the General Unsecured Claims Distribution, including Cash in the amount equal to the lesser of (a) 30% of the amount of such holder’s Allowed General Unsecured Claim and (b) its Pro Rata share of Five Million Dollars ($5,000,000).

This settlement (the “Plan Settlement”) satisfies the requirements of Bankruptcy Rule 9019, which governs the approval of compromises and settlements.  Bankruptcy Rule 9019 provides that “[o]n motion by the [debtor in possession] and after notice and a hearing, the court may approve a compromise or settlement.”  A settlement does not have to be the best possible compromise; rather, a court should canvass the issues to see whether the settlement “falls below the lowest point in the range of reasonableness.”  In re World Health Alts., Inc., 344 B.R. 291, 296 (Bankr. D. Del. 2006) (quoting In re W.T. Grant Co., 699 F.2d 599, 608 (2d Cir. 1983)); see also In re Key3Media Grp., Inc., 336 B.R. 87, 93 (Bankr. D. Del. 2005) (internal quotations and citations omitted).

Ultimately, a settlement must be fair, reasonable, and in the best interests of the debtors’ estates.  See Law Debenture Trust Co. of New York v. Kaiser Aluminum Corp. (In re Kaiser Aluminum Corp.), 339 B.R. 91, 95-96 (D. Del. 2006) (citing Myers v. Martin (In re Martin), 91 F.3d 389, 394 (3d Cir. 1996)) (citations omitted).  In determining whether a settlement should be approved under Bankruptcy Rule 9019, a court must assess and balance the value of the claim being compromised against the value to the estate of the acceptance of the compromise in light of several factors:  (i) the probability of success in litigation; (ii) the likely difficulties in collection; (iii) the complexity of the litigation involved, and the expense, inconvenience, and delay necessarily attending it; and (iv) the paramount interest of the creditors.  In re Martin, 91 F.3d at 393.

The Debtors, with the assistance of their legal and financial advisors, have determined that the benefits of the settlement of the Secured Lender Claims and Senior Notes Claims outweigh the benefits of litigation, the outcome of which would be uncertain, complex, protracted, and expensive.  Absent a resolution of the Secured Lender Claims and Senior Notes Claims, the Debtors would not have been able to achieve consensus with the Creditors’ Committee and Requisite Lenders on the term of the Restructuring.  Accordingly, the Debtors believe that the Plan Settlement is fair, reasonable and in the best interests of the Debtors’ estates.

D.                        Appointment of Official Committee of Unsecured Creditors

On January 27, 2017, the United States Trustee for the District of Delaware (the “U.S. Trustee”) appointed a Committee of Unsecured Creditors (the “Creditors’ Committee”) (Docket No. 1059).  The three members of the Creditors’ Committee are:  (i) Loomis Sayles and Co., L.P.; (ii) Arosa Capital Management, L.P.; and (iii) Angelo Gordon & Co., LP.  The Creditors’ Committee has retained Paul, Weiss, Rifkind, Wharton & Garrison LLP as counsel (Docket No. 1225) and Young Conaway Stargatt & Taylor, LLP as local counsel (Docket No. 1224).  On March 2, 2017, the Creditors’ Committee filed an application seeking to retain Ducera Partners LLC as financial advisor (Docket No. 1192) (the “Ducera Application”).  The Term Loan Agent filed a limited objection to the Ducera Application (Docket No. 1262), to which the Revolving Credit Facility Agent joined (Docket No. 1264).  The Ducera Application is scheduled to be heard by the Bankruptcy Court on May 30, 2017.

E.                        Request for Equity Committee

By letter dated January 30, 2017, counsel to certain holders of Paragon equity interests requested that the U.S. Trustee appoint an official committee of equity holders (the “Equity Committee”).  By letter dated February 17, 2017, the U.S. Trustee declined to appoint an Equity Committee.  On March 9, 2017, an unofficial committee of shareholders of Paragon Parent filed a motion (the “Equity Committee Motion”) with the Bankruptcy Court requesting the appointment of an Equity Committee (Docket No. 1223).   On March 20, 2017, the Debtors (Docket No. 1260) and the Revolving Credit Facility Agent and the Term

Loan Agent (Docket No. 1261) filed objections (collectively, the “Equity Committee Motion Objections”) to the Equity Committee Motion. On March 23, 2017, the unofficial committee of shareholders of Paragon Parent filed a reply (Docket No. 1276) to the Equity Committee Motion Objections.  By oral ruling on March 27, 2017, the Bankruptcy Court denied the Equity Committee Motion.

On February 22, 2017, Paragon Parent received a request (the “EGM Request”) for an Extraordinary General Meeting (“EGM”) from certain of its shareholders.  As disclosed in a Schedule 14N filed with the SEC on February 22, 2017, these shareholders have nominated three (3) board members to replace Paragon Parent’s existing board of directors.  By letter dated March 10, 2017, J. Robinson West, Chairman of the Board of Paragon Parent, responded to the EGM Request (the “EGM Response”).  The EGM Response stated, among other things, that the EGM Request did not comply with Paragon Parent’s articles of association or U.S. securities law and, therefore, was an invalid request.  Paragon Parent does not intend to call an EGM until a valid EGM Request is received.

On March 16, 2017, Paragon Parent received a reply to the EGM Response (the “EGM Reply”).  The EGM Reply, among other things, renewed the request for an EGM and requested assistance from Mr. West in remedying the infirmities in the EGM Request.  On March 22, 2017, Mr. West responded to the EGM Reply.  The response stated, among other things, that Paragon Parent could not advise the shareholders on the specific steps to take to cure the infirmities in the EGM Request and suggested that the shareholders seek independent advice on the matter.

F.                         Claims Administration

On December 16, 2016, the Bankruptcy Court entered an order (Docket No. 958) establishing the following bar dates for the filing of Proofs of Claim in these Chapter 11 Cases:

•                  February 10, 2017 at 5:00 p.m. (prevailing Eastern Time), as the general bar date (the “General Bar Date”) for all Claims (including Claims by governmental units), except as noted below;

•                  the later of (a) the General Bar Date and (b) thirty (30) days after the claimant is served with notice of entry of an order of the Bankruptcy Court authorizing the rejection of such executory contract or unexpired lease as the deadline for any claims arising from such rejection; and

•                  the later of (a) the General Bar Date; and (b) twenty-one (21) days after the claimant is served with notice of an amendment or supplement to the Schedules as the bar date for Claims amended or supplemented by the Debtors’ amended or supplemented Schedules.

The General Bar Date has passed, and the Debtors and their advisors are reviewing and analyzing the proofs of claim that have been filed.

G.                       Sale Procedures Motion

As discussed above, the New Business Plan calls for a reduction in the Debtors’ fleet to allow them to recapitalize with significantly lower fixed costs, less capital, and less debt.  Consequently, on February 2, 2017, the Debtors filed a motion with the Bankruptcy Court seeking approval of sale procedures to sell de minimis assets, including the rigs and related equipment that are not part of the New Business Plan (Docket No. 1074) (the “Sale Procedures Motion”).  The rigs that the Debtors intend to sell are not being used and will be sold for scrap value.  The Debtors received and resolved certain informal comments received from the Creditors’ Committee and the U.S. Trustee.  On February 14, 2017, DC Capital Advisors, Ltd., a shareholder holding approximately 3.5 million shares in Paragon Parent, filed an objection to the Sale Procedures Motion (Docket No. 1117).  The Sale Procedures Motion was approved and an order was entered by the Bankruptcy Court on April 28, 2017 (Docket No. 1426) (the “Sales Procedures Order”).

The Sale Procedures Order grants the Debtors the authority to sell or transfer de minimis assets — including rigs and related equipment — free and clear of all liens, claims, interests, and encumbrances thereon, subject to the approved sale procedures (the “Sale Procedures”).  Pursuant to the Sale Procedures, for sales that generate net proceeds of less than $100,000, the Debtors may make the sale or transfer without providing notice or hearing.  If the sale or transfer will generate net proceeds of $100,000-$2.5 million, the Debtors must provide a notice of sale to certain parties including, among others, the Requisite Lenders and any other party that may have an interest in the asset.  The notice parties will have 10 days to object to the sale or transfer, and any unresolved objections must be filed with the Bankruptcy Court.  If no objections are made, the sale or transfer may proceed.  The sale procedures are designed to reduce the burden of seeking court approval for each rig that will be sold for little or no net proceeds.

H.                       The U.K. Administration

Under English law, a public limited company, such as Paragon Parent, cannot cancel its existing equity interests or amend its articles of association and issue new shares of a company to creditors through the chapter 11 proceeding absent shareholder consent. As such shareholder consent will not be sought, to effectuate the reorganization contemplated in the Plan, Paragon Parent is required to implement the U.K. Sale Transaction, pursuant to which Paragon Parent will, among other things, transfer the New Equity Interests (among other consideration) to holders of Allowed General Unsecured Claims on account of such Claims.  Following implementation of the U.K. Sale Transaction, the existing equity of Paragon Parent will be deemed valueless and will not receive any distribution under the Plan. Under English law, absent shareholder consent, Paragon Parent cannot effectuate the reorganization contemplated in the Plan unless it commences the U.K. Administration.

Accordingly, prior to the Effective Date, the directors of Paragon Parent will seek an administration order from the English Court pursuant to paragraph 13 of Schedule B1 of the Insolvency Act 1986 to appoint the U.K. Administrators to, among other things, implement the U.K. Sale Transaction pursuant to the U.K. Implementation Agreement.  Although the directors of Paragon Parent intend to seek appointment of the U.K. Administrators after the Confirmation Hearing but prior to the Effective Date, if circumstances warrant, the directors of Paragon Parent may seek an administration order from the English Court even earlier, including prior to the Confirmation Hearing.  Upon appointment, the U.K. Administrators will assume all powers necessary or expedient to effectuate the reorganization contemplated in the U.K. Implementation Agreement (including the power to effect the U.K. Sale Transaction in relation to Paragon Parent).

The proposed U.K. Administrators will be certain partners of Deloitte LLP (“Deloitte”).  Prior to the appointment of the U.K. Administrators, Deloitte will conduct due diligence and complete other preparatory work, including negotiating the U.K. Implementation Agreement with the relevant counterparties.  The Bankruptcy Court has approved Deloitte’s retention to perform these services (Docket No. 1044).

The Plan contemplates that the Debtors will effectuate the U.K. Sale Transaction and the Corporate Restructuring (the reorganization of the Paragon Entities in accordance with the terms of the U.K. Implementation Agreement).  As fully set forth in Section VI.D.13 below, and in Section 5.13 of the Plan, prior to or substantially contemporaneously with the Effective Date, following completion of the Corporate Restructuring and pursuant to the terms of the U.K. Implementation Agreement and the Plan,

Paragon Parent will distribute the New Equity Interests to holders of Allowed General Unsecured Claims and will distribute Cash to the holders of certain Allowed Claims in consideration for the release in full of such Allowed Claim.  Reorganized Paragon will enter into the Take Back Debt Agreement, among other documents, with the holders of Allowed Revolver Claims and Allowed Term Loan Claims, in consideration for the release of such Allowed Revolver Claim or Allowed Term Loan Claim, as applicable.

V.
MATTERS INVOLVING PARAGON PARENT AND NON-DEBTORS

A.                        Litigation

1.                          Pending Litigation

The Company is involved in a number of lawsuits and matters which have arisen in the ordinary course of business.  The Company does not expect any liability it may have in these matters to have a material adverse effect on its consolidated financial statements.  The Company, however, cannot predict with certainty the outcome or effect of pending or threatened litigation or legal proceedings, and the eventual outcome could materially differ from its current estimates.

B.                        Tax Disputes

In connection with the Spin-Off, Paragon Parent and Noble entered into the Tax Sharing Agreement, under which Paragon Parent is generally responsible for all taxes attributable to its business, whether accruing before, on, or after the date of the Spin-Off.  Noble is generally responsible for any taxes arising from the Spin-Off (and certain related transactions) that are imposed on Paragon Parent, Noble, or any of Noble’s subsidiaries, with the exception that Paragon Parent is responsible for any such taxes resulting from certain actions or failures to act by Paragon Parent after the effective date of the Tax Sharing Agreement.

As of December 31, 2016, the Company has received certain tax audit claims, primarily in Mexico and Brazil, attributable to the Company’s income, customs and other business taxes.  The Company has contested, or intends to contest, these assessments, including through litigation if necessary.  The Company has no surety bonds or letters of credit associated with tax audit claims outstanding as of December 31, 2016.

In addition to the tax audit claims, in January 2015, a subsidiary of Noble received an unfavorable ruling from the Mexican Supreme Court on a tax depreciation position claimed in periods prior to the Spin-Off.  Although the ruling does not constitute mandatory jurisprudence in Mexico, and the amount of the final liability is generally only a fraction of that initially assessed, the ruling creates potential indemnification exposure for Paragon Parent under the Tax Sharing Agreement.  Noble is the primary obligor to the Mexican tax authorities.

Prior to the Petition Date, Paragon Parent negotiated a settlement agreement under which it agreed to release Noble, on the Effective Date, with respect to certain claims, in exchange for Noble’s agreement to provide direct bonding necessary for Paragon Parent to challenge the Mexican tax assessments.  The terms of such agreement are set forth in the Noble Settlement Agreement, filed as Exhibit D to the Plan Supplement dated May 20, 2016 (Docket No. 399).

In its objection to the approval of the Disclosure Statement (Docket No. 1214) (the “Committee Objection”), the Creditors’ Committee asserted that the Debtors should disclose certain “material” changes in circumstance that may impact the value of the Noble Settlement to the Debtors’ estates, including: (i) pursuant to certain changes in Mexican law, bonding for the Mexican tax assessments may no longer be required; (ii) the Plan and the New Business Plan project more limited activity in Mexico than the previous business plan; and (iii) the Mexican tax authorities have not filed any proofs of claim in these cases. The Creditors Committee further asserted the Debtors will need to explain the purported benefits of the settlement in light of these changes.

Following further review and subsequent events, including the development of the Restructuring Transactions, the Debtors believe that further efforts to effectuate the Noble Settlement would not be in the best interests of the Debtors’ estates.  Accordingly, the Debtors are not seeking approval of the Noble Settlement.  Moreover, any Cause of Action, including, but not limited to, those arising under, relating to or in connection with the Spin-Off, (the “Noble Claims”) against Noble and its affiliates and subsidiaries and their respective officers and directors (collectively, the “Noble Entities”) will be preserved and transferred to the Litigation Trust for the benefit of holders of Allowed Revolver Claims, Allowed Term Loan Claims, and Allowed Senior Notes Claims, as provided in the Plan and Litigation Trust Agreement.

VI.
SUMMARY OF THE PLAN

This section of the Disclosure Statement summarizes the Plan, a copy of which is annexed hereto as Exhibit A.  This summary is qualified in its entirety by reference to the Plan.

A.                        Administrative Expense Claims, Fee Claims, and Priority Tax Claims

1.                          Treatment of Administrative Expense Claims

Except to the extent that a holder of an Allowed Administrative Expense Claim (other than a Fee Claim) and the Debtors or Reorganized Debtors, as applicable, agree to a less favorable treatment, on the later of the Effective Date and the date on which such Administrative Expense Claim becomes an Allowed Claim, or, in each case, as soon thereafter as is reasonably practicable, each holder of an Allowed Administrative Expense Claim will receive, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for such Allowed Administrative Expense Claim, Cash in an amount equal to the Allowed amount of such Claim; provided, that Allowed Administrative Expense Claims that arise in the ordinary course of the Debtors’ business, as Debtors in Possession, will be paid by the Debtors or the Reorganized Debtors, as applicable, in the ordinary course of business, consistent with past practice and in accordance with the terms and subject to the conditions of any orders or agreements governing, instruments evidencing, or other documents relating to such transactions, without further actions by holders of such Allowed Administrative Expense Claims or further approval by the Bankruptcy Court.  For the avoidance of doubt, this Section of the Plan will not be applicable to any Restructuring Expenses, which will be paid pursuant to Section 5.17 of the Plan.

2.                          Treatment of Fee Claims

All Professional Persons seeking awards by the Bankruptcy Court of compensation for services rendered or reimbursement of expenses incurred through and including the Effective Date under sections 327, 328, 330, 331, 503(b)(2), 503(b)(3), 503(b)(4), 503(b)(5), 503(b)(6), or 1103 of the Bankruptcy Code will (a) file, on or before the date that is sixty (60) days after the Effective Date, their respective applications for final allowances of compensation for services rendered and reimbursement of expenses incurred and (b) be paid in full, in Cash, in such amounts as are Allowed by the Bankruptcy Court in accordance with the order(s) relating to or allowing any such Fee Claim.  The Allowed amounts of such Fee Claims will be determined by the Bankruptcy Court after notice and a hearing in accordance with the procedures established by the Bankruptcy Code, the Bankruptcy Rules, and any prior order of the Bankruptcy Court.

Retained Amount:  On or before the Effective Date, the Debtors will establish the Fee Claim Escrow Account with Cash equal to the aggregate Fee Claim Retained Amount for all Professional Persons.  The funding of the Fee Claim Escrow Account will be deemed a disbursement under 28 U.S.C. §1930.  To receive payment for unbilled fees and expenses incurred through the Effective Date, all Professional Persons will (i) estimate their accrued Fee Claims prior to and as of the Effective Date and (ii) estimate for expected fees and expenses for professional services rendered or costs incurred on account of these Chapter 11 Cases following the Effective Date and will deliver such estimates to the Debtors on or before the Effective Date.  If a Professional Person does not provide such estimates, the Debtors or Reorganized Debtors, as applicable, may estimate the unbilled fees and expenses of such Professional Persons; provided, that such estimate will not be considered an admission or limitation with respect to the fees and expenses of such Professional Person.  The Fee Claim Escrow Account will be maintained in trust for the Professional Persons.  Such funds in the Fee Claim Escrow Account will not constitute property of the Reorganized Debtors.  Subject to Section 2.2(a) of the Plan, Fee Claims owing to the Professional Persons and unpaid as of the Effective Date will be paid in Cash by the Reorganized Debtors from the Fee Claim Escrow Account, without interest or other earnings therefrom, as and when such Fee Claims are Allowed by a Bankruptcy Court order.  When all Allowed Fee Claims have been paid in full, any amounts remaining in the Fee Claim Escrow Account, if any, will be distributed as provided in Section 6.16 of the Plan.  If the Fee Claim Escrow Account is insufficient to pay the full Allowed amounts of the Fee Claims, remaining unpaid Allowed Fee Claims will be promptly paid by the Reorganized Debtors without any further action or order of the Bankruptcy Court.

Except as otherwise specifically provided in the Plan, from and after the Effective Date, each Debtor and Reorganized Debtor, as applicable, will pay in Cash the reasonable and documented legal fees and expenses incurred by such Debtor or Reorganized Debtor, as applicable, after the Effective Date in the ordinary course of business and without any further notice to or action, order or approval of the Bankruptcy Court.  With respect to fees and expenses incurred on or after the Effective Date, any requirement that Professional Persons comply with sections 327 through 331 and 1103 of the Bankruptcy Code will terminate, and each Debtor or Reorganized Debtor, as applicable, may employ and pay any Professional Person in the ordinary course of business without any further notice to or action, order, or approval of the Bankruptcy Court.

3.                          Treatment of Priority Tax Claims

Except to the extent that a holder of an Allowed Priority Tax Claim and the Debtors or Reorganized Debtors, as applicable, agree to a less favorable treatment, on the later of the Effective Date and the date on which such Priority Tax Claim becomes an Allowed Claim, or, in each case, as soon thereafter as is reasonably practicable, each holder of an Allowed Priority Tax Claim will receive, at the option of the Debtors or the Reorganized Debtors, as applicable, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for such Allowed Priority Tax Claim, (i) Cash in an amount equal to the Allowed amount of such Claim, or (ii) equal annual installment payments in Cash (x) beginning on the Effective Date or as soon thereafter as reasonably practicable, or such later date as the Claim is due in the ordinary course over a period ending not later than five (5) years after the Petition Date, together with interest at the applicable non-bankruptcy rate as of the Confirmation Date, subject to the sole option of the Reorganized Debtors to prepay the entire amount of the Allowed Priority Tax Claim and (y) in a manner not less favorable than the most favored non-priority unsecured claim provided for by the Plan; provided, that Allowed Priority Tax Claims that arise in the ordinary course of the Debtors’ business, as Debtors in Possession, will be paid by the Debtors or the Reorganized Debtors, as applicable, in the ordinary course of business, consistent with past practice and in accordance with the terms and subject to the conditions of any orders or agreements governing, instruments evidencing, or other documents relating to such transactions, without further actions by holders of such Priority Tax Claims or further approval by the Bankruptcy Court.

B.                        Classification of Claims and Interests

1.                          Classification in General

A Claim or Interest is placed in a particular Class for all purposes, including voting, confirmation, and distribution under the Plan and under sections 1122 and 1123(a)(1) of the Bankruptcy Code; provided, that a Claim or Interest is placed in a particular Class for the purpose of receiving distributions pursuant to the Plan only to the extent that such Claim or Interest is an Allowed Claim or Allowed Interest in that Class and such Claim or Interest has not been satisfied, released, or otherwise settled prior to the Effective Date.

2.                          Formation of Debtor Groups for Convenience Only

The Plan groups the Debtors together solely for the purpose of describing treatment under the Plan, confirmation of the Plan, and making Plan Distributions in respect of Claims against and Interests in the Debtors under the Plan.  Unless expressly set forth in the Plan or in the Plan Supplement, the Plan will not affect any Debtor’s status as a separate legal Entity, change the organizational structure of the Debtors’ business enterprise, constitute a change of control of any Debtor for any purpose, cause a merger or consolidation of any legal Entities, or cause the transfer of any Assets.  The Plan is not premised upon and will not cause the substantive consolidation of the Debtors or any non-Debtor affiliate, and, except as otherwise provided by or permitted under the Plan, all Debtors will continue to exist as separate legal Entities.

3.                          Summary of Classification of Claims and Interests

The following table designates the Classes of Claims against and Interests in the Debtors and specifies which Classes are: (i) Impaired and Unimpaired under the Plan; (ii) entitled to vote to accept or reject the Plan in accordance with section 1126 of the Bankruptcy Code, and (iii) deemed to accept or reject the Plan:

Class	Type of Claim or Interest	Impairment	Entitled to Vote
Class 1	Priority Non-Tax Claims	Unimpaired	No (Deemed to accept)
Class 2	Other Secured Claims	Unimpaired	No (Deemed to accept)
Class 3	Secured Lender Claims	Impaired	Yes
Class 4	Senior Notes Claims	Impaired	Yes
Class 5	General Unsecured Claims	Impaired	Yes
Class 6	Intercompany Claims	Unimpaired	No (Deemed to accept)

Class	Type of Claim or Interest	Impairment	Entitled to Vote
Class 7	Subordinated Claims	Impaired	No (Deemed to reject)
Class 8	Parent Interests	Impaired	No (Deemed to reject)
Class 9	Intercompany Interests	Unimpaired/Impaired	No (Deemed to accept/reject)

4.                          Separate Classification of Other Secured Claims

Although all Other Secured Claims have been placed in one Class for purposes of nomenclature within the Plan, each Other Secured Claim, to the extent secured by a Lien on Collateral different from the Collateral securing another Other Secured Claim, will be treated as being in a separate sub-Class for the purposes of receiving Plan Distributions.

5.                          Elimination of Vacant Classes

Any Class that, as of the commencement of the Confirmation Hearing, does not have at least one holder of a Claim or Interest that is Allowed in an amount greater than zero for voting purposes will be considered vacant, deemed eliminated from the Plan for purposes of voting to accept or reject the Plan, and disregarded for purposes of determining whether the Plan satisfies section 1129(a)(8) of the Bankruptcy Code with respect to such Class.

6.                          Voting Classes; Presumed Acceptance by Non-Voting Classes

If a Class contains Claims eligible to vote and no holder of Claims eligible to vote in such Class votes to accept or reject the Plan, the Plan will be presumed accepted by the holders of such Claims in such Class.

7.                          Voting; Presumptions; Solicitation

(a)                                 Acceptance by Certain Impaired Classes.  Only holders of Allowed Claims in Classes 3, 4 and 5 are entitled to vote to accept or reject the Plan.  An Impaired Class of Claims will have accepted the Plan if (i) the holders of at least two-thirds (2/3) in amount of the Allowed Claims actually voting in such Class have voted to accept the Plan and (ii) the holders of more than one-half (1/2) in number of the Allowed Claims actually voting in such Class have voted to accept the Plan.  Holders of Claims in Classes 3, 4 and 5 will receive ballots containing detailed voting instructions.

(b)                                 Deemed Acceptance by Unimpaired Classes.  Holders of Claims and Interests in Classes 1, 2, and 6, and to the extent holders of Interests in Class 9 are Unimpaired by the Plan pursuant to Section 4.9 of the Plan, Class 9 are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.  Accordingly, such holders are not entitled to vote to accept or reject the Plan.

(c)                                  Deemed Rejection by Impaired Classes.  Holders of Claims and Interests in Classes 7 and 8, and, to the extent holders of Interests in Class 9 are Impaired by the Plan pursuant to Section 4.9 of the Plan, Class 9 are conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.  Accordingly, such holders are not entitled to vote to accept or reject the Plan.

8.                          Cramdown

If any Class of Claims entitled to vote on the Plan does not vote to accept the Plan, the Debtors may (a) seek confirmation of the Plan under section 1129(b) of the Bankruptcy Code or (b) amend or modify the Plan in accordance with the terms hereof and the Bankruptcy Code.

9.                          No Waiver

Nothing contained in the Plan will be construed to waive a Debtor’s or other Person’s right to object on any basis to any Claim, except upon the Effective Date, with respect to settled claims.

C.                        Treatment of Claims and Interests

1.                          Class 1: Priority Non-Tax Claims

The legal, equitable, and contractual rights of the holders of Allowed Priority Non-Tax Claims are unaltered by the Plan.  Except to the extent that a holder of an Allowed Priority Non-Tax Claim and the Debtors or Reorganized Debtors, as applicable, agree to a less favorable treatment, on the later of the Effective Date and the date on which such Priority Non-Tax Claim becomes an Allowed Claim, or, in each case, as soon thereafter as is reasonably practicable, each holder of an Allowed Priority Non-Tax Claim will receive, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for such Allowed Claim, Cash in an amount equal to the Allowed amount of such Claim; provided, that Allowed Priority Non-Tax Claims that arise in the ordinary course of the Debtors’ business, will be paid by the Debtors or the Reorganized Debtors, as applicable, in the ordinary course of business, consistent with past practice and in accordance with the terms and subject to the conditions of any orders or agreements governing, instruments evidencing, or other documents establishing, such liabilities without further actions by holders of such Priority Non-Tax Claims or further approval by the Bankruptcy Court.

2.                          Class 2: Other Secured Claims

The legal, equitable, and contractual rights of the holders of Allowed Other Secured Claims are unaltered by the Plan.  Except to the extent that a holder of an Allowed Other Secured Claim and the Debtors or Reorganized Debtors, as applicable, agree to a less favorable treatment, on the later of the Effective Date and the date on which such Other Secured Claim becomes an Allowed Claim, or, in each case, as soon thereafter as is reasonably practicable, each holder of an Allowed Other Secured Claim will receive in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for such Allowed Claim, at the option of the Reorganized Debtors: (i) Cash in an amount equal to the Allowed amount of such Claim, (ii) Reinstatement or such other treatment sufficient to render such holder’s Allowed Other Secured Claim Unimpaired pursuant to section 1124 of the Bankruptcy Code, or (iii) such other recovery necessary to satisfy the provisions of section 1129(a)(9) of the Bankruptcy Code.

3.                          Class 3: Secured Lender Claims

On the Effective Date, each holder of an Allowed Revolver Claim, which Claims are deemed Allowed in the aggregate principal amount of approximately Seven Hundred Fifty-Six Million Dollars ($756,000,000), or an Allowed Term Loan Claim, which Claims are deemed Allowed in the aggregate principal amount of approximately Six Hundred Forty-Two Million Dollars ($642,000,000), will receive, in full and final satisfaction, compromise, settlement, release, and discharge of, in exchange for and on account of such Allowed Revolver Claim or Allowed Term Loan Claims, as applicable, its Pro Rata share of (i) Four Hundred Ten Million Dollars ($410,000,000) in Cash, (ii) the Take Back Debt, (iii) fifty percent (50%) of the New Equity Interests (subject to dilution by the Management Incentive Plan Securities), (iv) fifty percent (50%) of the Class A Litigation Trust Interests, and (v) twenty-five percent (25%) of the Class B Litigation Trust Interests.  For the avoidance of doubt, the Existing Letters of Credit will continue to remain outstanding, pursuant to and subject to the terms of the Existing L/C Escrow Agreement(s) and the New Letter of Credit Agreement; provided that and that notwithstanding entry of the Confirmation Order or the occurrence of the Effective Date, the Term Loan Agreement and the other Credit Documents (as defined therein) will continue in effect for purposes of: (i) allowing the Term Lenders to receive distributions under the Plan; (ii) allowing the Term Loan Agent to make distributions in accordance with the Plan; (iii) preserving any rights of the Term Loan Agent to payment of fees, expenses and indemnification obligations as against any money or property distributable to Term Lenders under the Term Loan Agreement and the other Credit Documents, including any rights to priority of payment; (iv) allowing the Term Loan Agent to enforce any obligations owed to it under the Plan; and (v) continuing the provisions set forth in Section 11.10 of the Term Loan Agreement (Participations in Loans and Term Loan Notes; Sales and Transfers of Loans and Term Loan Notes) in order to, among other purposes, permit the Term Loan Agent to receive, process and accept Assignment Agreements with respect to Term Loan Claims, which will (x) continue solely for the purpose of permitting the Term Loan Agent to maintain a register with respect to distributions of consideration distributed pursuant to the Existing L/C Escrow Agreement(s) and (y) on the Effective Date be in an aggregate principal amount of the Allowed aggregate principal amount of Term Loan Claims, less the value of aggregate consideration paid to the Term Lenders on the Effective Date pursuant to the Plan in such amount as directed in writing to the Term Loan Agent by the Reorganized Debtors.  The Term Loan Agent be entitled to rely, without any independent investigation, upon, and will not incur any liability for relying upon, any such direction of the Reorganized Debtors.

4.                          Class 4: Senior Notes Claims

For purposes of treatment in Class 4, on the Effective Date, each holder of an Allowed Senior Notes Claim, which Claims are deemed Allowed in the aggregate principal amount of approximately One Billion Twenty-One Million Dollars ($1,021,000,000), will receive, in full and final satisfaction, compromise, settlement, release, and discharge of, in exchange for and on account of such Allowed Senior Notes Claim, its Pro Rata share of (i) (A) One Hundred Five Million Dollars ($105,000,000) in Cash, (B) fifty percent (50%) of the New Equity Interests (subject to dilution by the Management Incentive Plan Securities), (C) fifty percent (50%) of the Class A Litigation Trust Interests, and (D) seventy-five percent (75%) of the Class B Litigation Trust Interests; (ii) payment in full of the Noteholders’ Professional Fees, provided, that the Noteholders’ Professional Fees paid to Ducera Partners LLC will be net of any and all fees and expenses paid to Ducera Partners LLC pursuant to the Application for Order Authorizing the Employment and Retention of Ducera Partners LLC as Financial Advisor to the Official Committee of Unsecured Creditors of Paragon Offshore plc, et al., Nunc Pro Tunc to January 20, 2017 (Docket No. 1192); and (iii) the reasonable and documented fees and expenses of the Senior Notes Indenture Trustee, whose fees and expenses shall not exceed Seven Hundred Thousand Dollars ($700,000).

5.                          Class 5: General Unsecured Claims

Except to the extent that a holder of an Allowed General Unsecured Claim and the Debtors or Reorganized Debtors, as applicable, agree to a less favorable treatment, on the later of the Effective Date and the date on which such General Unsecured Claim becomes an Allowed Claim, or, in each case, as soon thereafter as is reasonably practicable, each holder of an Allowed General Unsecured Claim will receive, in full and final satisfaction, compromise, settlement, release, and discharge of, in exchange for, and on account of such holder’s rights with respect to and under such Allowed General Unsecured Claim its Pro Rata share of the General Unsecured Claims Distribution, subject to Section 7.7 of the Plan.

Retained Amount: On and after the Effective Date, the Debtors or the Reorganized Debtors, as applicable, will maintain the General Unsecured Claims Reserve in Cash.  Distributions from the General Unsecured Claims Reserve will be available for General Unsecured Claims that are not Allowed Claims as of the Effective Date but become Allowed Claims thereafter.  Any amounts remaining after payment of all Allowed General Unsecured Claims will be distributed as provided in Sections 6.16 and 7.7 of the Plan.

6.                          Class 6: Intercompany Claims

The holders of Intercompany Claims will be paid, adjusted, continued, settled, reinstated, discharged, eliminated, or otherwise managed, in each case to the extent determined to be appropriate by any Debtor or any Reorganized Debtor in their sole discretion and in accordance with the terms of the U.K. Implementation Agreement and the Subordination Agreements.

7.                          Class 7: Subordinated Claims

Subordinated Claims are subordinated to Claims in Class 5 or to the same priority as Parent Interests in Class 8, as applicable, pursuant to the Plan and section 510 of the Bankruptcy Code. The holders of Subordinated Claims will not receive or retain any property under the Plan on account of such Claims.

8.                          Class 8: Parent Interests

After giving effect to the Restructuring Transactions, all Parent Interests will be deemed valueless and will not receive any distribution under the Plan.  Parent Interests will be treated in accordance with the U.K. Administration.

9.                          Class 9: Intercompany Interests

On the Effective Date, at the option of the Reorganized Debtors and with the reasonable consent of the Creditors’ Committee, the Term Loan Agent and the Revolving Credit Facility Agent, all Allowed Intercompany Interests will either (i) remain unaffected by the Plan and continue in place following the Effective Date or (ii) be cancelled (or otherwise eliminated) and holders of such cancelled Intercompany Interests will not receive or retain any property under the Plan.

10.                   Debtors’ Rights in Respect of Unimpaired Claims

Except as otherwise provided in the Plan, nothing under the Plan will affect the rights of the Reorganized Debtors in respect of any Unimpaired Claim, including all rights in respect of legal and equitable defenses to, or setoffs or recoupments against, any such Unimpaired Claim.

11.                   Treatment of Vacant Classes

Any Claim or Interest in a Class that is considered vacant under Section 3.5 of the Plan will receive no Plan Distribution.

D.                        Means for Implementation; Post-Effective Date Governance

1.                          Settlement of Secured Lender Claims and Senior Notes Claims

Pursuant to Bankruptcy Code sections 1123(a)(5) and 1123(b)(3) and Bankruptcy Rule 9019, and in consideration for the Plan Distributions and other benefits provided under the Plan, the Plan incorporates and is expressly conditioned upon the approval and effectiveness of a comprehensive compromise and settlement by and among the Debtors, the Term Loan Agent, the Revolving Credit Facility Agent, the Requisite Lenders, and the Creditors’ Committee of numerous issues and disputes relating to the Adequate Protection Obligations, the Term Loan Claims, the Revolver Claims, the Senior Notes Claims, and the allowance and treatment of such Claims.  As of the Effective Date, the Plan accordingly represents a full, final, integrated, complete, and good faith compromise, settlement, release, and resolution of, among other matters, disputes and potential litigation of all claims and controversies relating to the rights that a holder of a Claim may have with respect to such Claim or any Plan Distribution on account thereof, including: (i) the amount, value, and treatment under the Plan of the Term Loan Claims, the Revolver Claims, and the Senior Notes Claims against the Debtors; (ii) the issues and disputes related to the “Applicable Premium” (as defined in the Senior Notes Indenture); (iii) the issues and disputes relating to the Adequate Protection Obligations; (iv) the validity, scope, extent, and priority of the Liens securing the Term Loan Claims and the Revolver Claims including with respect to Cash held by the Debtors; (v) the valuation of encumbered and unencumbered assets; (vi) any Causes of Action that the Debtors or the Reorganized Debtors, as applicable, could potentially assert against the holders of Term Loan Claims, the Revolver Claims, and the Senior Notes Claims; and (vii) the rights with respect to, and security interests, in the Debtors’ Intercompany Claims

The entry of the Confirmation Order will constitute the Bankruptcy Court’s approval, as of the Effective Date, of each of the compromises and settlements embodied in the Plan, and the Bankruptcy Court’s finding that all such compromises or settlements are: (i) in the best interest of the Debtors, the Estates, the Reorganized Debtors, and their respective property and stakeholders; and (ii) fair, equitable and within the range of reasonableness.  This comprehensive compromise and settlement will be binding on the Debtors or the Reorganized Debtors, as applicable, on all Persons who have asserted or could assert any potential Causes of Action, the Creditors’ Committee, the Senior Noteholders, the Term Lenders, and the Revolving Lenders concerning such claims compromised and settled under the Plan.  This comprehensive compromise and settlement is the fundamental foundation of the Plan.  As such, the approval and consummation of the Plan will conclusively bind all holders of Claims against or Interests in the Debtors and other parties in interest, and the releases and settlements effected under the Plan will be operative as of the Effective Date and subject to enforcement by the Bankruptcy Court from and after the Effective Date, including pursuant to the injunctive provisions of Sections 10.4, 10.5, and 10.8 of the Plan.

2.                          Continued Corporate Existence

(a)                     Except as otherwise provided in the Plan or pursuant to the U.K. Administration and U.K. Implementation Agreement, the Debtors will continue to exist after the Effective Date as Reorganized Debtors in accordance with the applicable laws of the respective jurisdictions in which they are incorporated or organized and pursuant to the Amended Certificates of Incorporation and the Amended By-Laws.  On or after the Effective Date, each Reorganized Debtor may, in its sole discretion, take such action as permitted by applicable law and such Reorganized Debtor’s organizational documents as such Reorganized Debtor may determine is reasonable and appropriate, including causing: (i) a Reorganized Debtor to be merged into another Reorganized Debtor or an affiliate of a Reorganized Debtor; (ii) a Reorganized Debtor to be liquidated and dissolved; (iii) the legal name of a Reorganized Debtor to be changed; or (iv) the closure of a Reorganized Debtor’s Chapter 11 Case on the Effective Date or any time thereafter.

(b)                     On the Effective Date or as soon thereafter as is reasonably practicable, the Reorganized Debtors may take all actions as may be necessary or appropriate to effect any transaction described in, approved by, or necessary or appropriate to effectuate the Plan, including: (i) the execution and delivery of appropriate agreements or other documents of merger, consolidation, restructuring, conversion, disposition, transfer, dissolution, or liquidation containing terms that are consistent with the terms of the Plan and the Plan Documents and that satisfy the requirements of applicable law and any other terms to which the applicable Entities may agree; (ii) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan and having other terms to which the applicable parties agree; (iii) the filing of appropriate certificates of incorporation and memoranda and articles of association and amendments thereto, reincorporation, merger, consolidation, conversion, or dissolution pursuant to applicable law; (iv) the Restructuring Transactions; and (v) all other actions that the applicable Entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable law.

3.                          Authorization, Issuance, and Delivery of New Equity Interests

On the Effective Date, Paragon Parent is authorized to distribute and Reorganized Paragon is authorized to issue or cause to be issued and will issue or cause to be issued the New Equity Interests, for distribution in accordance with the terms of the Plan, without the need for any further corporate, partnership, limited liability company, or shareholder action.  Upon the Effective Date, after giving effect to the U.K. Sale Transaction, the authorized capital stock of Reorganized Paragon will be that number of shares of New Equity Interests as may be designated in the Amended Certificate of Incorporation of Reorganized Paragon, and the New Equity Interests will be subject to the terms contained in the Amended Certificate of Incorporation of Reorganized Paragon, the Shareholders Agreement, and the Registration Rights Agreement.  The New Equity Interests will not be stapled with the Take Back Debt; New Equity Interests may be sold, assigned, transferred, hypothecated, or otherwise disposed of without any principal amount of Take Back Debt; and Take Back Debt may be sold, assigned, transferred, hypothecated, or otherwise disposed of without any number of New Equity Interests, in each case, subject to any transfer restrictions thereon.

4.                          Take Back Debt Agreement, New Letter of Credit Agreement, and Existing L/C Escrow Agreement(s)

(a)                                 On the Effective Date, the Reorganized Debtors are authorized to execute, deliver, and enter into or cause to be executed, delivered, and entered into, and will execute, deliver, and enter into or cause to be executed, delivered, and entered into, all plan-related documents, including the Take Back Debt Agreement, the New Letter of Credit Agreement, the Existing L/C Escrow Agreement(s) and any related documents, agreements, instruments, or certificates, without the need for any further corporate, partnership, limited liability company, or shareholder action.  The Take Back Debt Agreement, the New Letter of Credit Agreement, and the Existing L/C Escrow Agreement(s) will constitute legal, valid, and binding obligations of Reorganized Paragon enforceable in accordance with their terms.

(b)                                 On the Effective Date, (i) upon the granting of Liens and the continuation of existing Liens in accordance with the Take Back Debt Agreement, the lenders thereunder will have valid, binding, and enforceable Liens on the collateral specified in the Take Back Debt Agreement and related guarantee and collateral documentation; and (ii) upon the granting of guarantees, mortgages, pledges, Liens, and other security interests and the continuation of existing guarantees, mortgages, pledges, Liens, and other security interests in accordance with the Take Back Debt Agreement, the guarantees, mortgages, pledges, Liens, and other security interests granted and continued to secure the obligations arising under the Take Back Debt Agreement will be granted and continued in good faith as an inducement to the lenders thereunder to convert to term loans and/or extend credit thereunder and will be deemed not to constitute a fraudulent conveyance or fraudulent transfer, will not otherwise be subject to avoidance, and the priorities of such Liens and security interests will be as set forth in the Take Back Debt

Agreement and related guarantee, collateral documentation, and intercreditor arrangements.  All Liens and security interests securing the Revolver Claims (other than with respect to the Existing Letters of Credit) and the Term Loan Claims, as such Liens and security interests relate to assets of Reorganized Debtors (other than, for the avoidance of doubt, Liens against and security interests in the assets of the Liquidating Subsidiaries and Paragon Parent, which will be fully released and discharged as of the Effective Date), as of the Petition Date are unaltered by the Plan, and all such Liens and security interests are created and perfected with respect to the obligations arising under the Take Back Debt Agreement to the same extent, in the same manner and on the same terms as they were with respect to the Revolver Claims (other than with respect to the Existing Letters of Credit) and Term Loan Claims (other than with respect to such Liens and security interests in the assets of the Liquidating Debtors and Paragon Parent).  The Take Back Debt Agreement and the other Credit Documents (as such term is defined in the Take Back Debt Agreement) will constitute legal, valid, and binding obligations of the Reorganized Debtors party thereto or otherwise bound thereby, enforceable in accordance with their terms.

(c)                                  On the Effective Date, the Existing Letters of Credit will be deemed issued under the New Letter of Credit Agreement; on and after the Effective Date, the Revolving Lenders will continue to hold participations in the Existing Letters of Credit in accordance with their existing percentages as of immediately prior to the Effective Date.  On and after the Effective Date, (i) Reorganized Paragon will not have any ongoing draw reimbursement obligations on account of the Existing Letters of Credit, other than such reimbursement obligations as are set forth in the Plan and such letter of credit fees calculated based on percentages in effect under the Revolving Credit Agreement immediately prior to the Effective Date (which obligations will also be reflected in the New Letter of Credit Agreement), and (ii) the Reorganized Debtors will use commercially reasonable efforts to cause the Existing Letters of Credit to be returned undrawn.

On the Effective Date, the Existing L/C Escrow Agreement(s) will be executed in accordance with the terms set forth therein.

5.                          Cancellation of Certain Existing Agreements

Except for the purpose of evidencing a right to a Plan Distribution, the 6.75% Notes, the 7.25% Notes, and the Senior Notes Indenture will be deemed cancelled on the Effective Date and obligations of the Debtors thereunder will be discharged.  The Senior Notes Indenture Trustee will be released from all duties under the Senior Notes Indenture; provided, however, that notwithstanding confirmation of the Plan or the occurrence of the Effective Date, the Senior Notes Indenture will continue in effect for the purposes of permitting the Senior Notes Indenture Trustee to (a) make distributions under the Plan as provided in the Plan and perform such other necessary functions with respect thereto, (b) seek compensation and/or reimbursement of fees and expenses in accordance with the terms of the Plan, and (c) maintain and assert any rights or exercise any charging liens for reasonable fees, costs, and expenses thereunder, including, without limitation, the right to seek indemnification.

6.                          Release of Liens

Except as otherwise provided in the Plan or in any contract, instrument, release or other agreement or document entered into or delivered in connection with the Plan, upon the full payment or other satisfaction with respect to the applicable Claims made pursuant to the Plan, all Liens, Claims, or Interests in or against the property of the Estates will be fully released, terminated, extinguished, and discharged, including with respect to Liens against and security interests in the assets of the Liquidating Subsidiaries and Paragon Parent, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization, or approval of any

Entity.  Any Entity holding such Liens, Claims, or Interests will, if necessary, pursuant to section 1142 of the Bankruptcy Code, promptly execute and deliver to the Reorganized Debtors such instruments of termination, release, satisfaction, and/or assignment (in recordable form) as may be reasonably requested by the Reorganized Debtors and will incur no liability to any Entity in connection with its execution and delivery of any such instruments.

7.                          Preservation of Rights of Action; Resulting Claim Treatment

(a)                                 Except for the Noble Claims and as otherwise provided in the Plan, the Confirmation Order, or the Plan Supplement, and in accordance with Section 1123(b) of the Bankruptcy Code, on the Effective Date, each Debtor or Reorganized Debtor will retain all of its Litigation Rights that such Debtor or Reorganized Debtor may hold against any Person. Each Debtor or Reorganized Debtor will retain and may enforce, sue on, settle, or compromise (or decline to do any of the foregoing) all such Litigation Rights.

(b)                                 On the Effective Date, the Debtors and the Estates will preserve and transfer to the Litigation Trust the Noble Claims, with good, clean title to such property, free and clear of all liens, charges, Claims, encumbrances and interests, to be pursued, pursuant to the Litigation Trust Agreement, by the Litigation Trust Management for the benefit of holders of the Litigation Trust Interests.  The Litigation Trust will be established for the sole purpose of prosecuting the Noble Claims and distributing the proceeds thereof in accordance with the Plan and the Litigation Trust Agreement, with no objective to continue or engage in the conduct of a trade or business.

(c)                                  The Litigation Trust will be administered by the Litigation Trust Management and overseen by the Litigation Trust Committee, all of whom will be identified prior to the conclusion of the Confirmation Hearing.

(d)                                 Upon creation of the Litigation Trust, holders of Allowed Revolver Claims, Allowed Term Loan Claims, and Allowed Senior Notes Claims will become the beneficiaries of the Litigation Trust as their respective interests may appear in accordance with the terms of the Plan.  The Litigation Trust Management may, pursuant to the Litigation Trust Agreement, make interim distributions to beneficiaries of the Litigation Trust in the exercise of its reasonable business judgment. Upon the settlement, conclusion of litigation and collection of all of the claims in the Litigation Trust, after the payment of all costs and expenses of collection, the Litigation Trust Management must distribute the corpus of the Litigation Trust Pro Rata to the beneficiaries of the Litigation Trust in accordance with their holdings of Litigation Trust Interests.

(e)                                  The Litigation Trust Management appointed pursuant to the Litigation Trust Agreement will, subject to the terms of the Litigation Trust Agreement and the Litigation Trust Committee, have full power, authority, and standing to prosecute, compromise, or otherwise resolve the Noble Claims. The Reorganized Debtors will not be subject to any counterclaims with respect to the Noble Claims.

(f)                                   As soon as practicable after the Effective Date, Reorganized Paragon and/or certain of the Transferred Subsidiaries will enter into the Litigation Trust Loan in the maximum amount of $10 million to pay certain of the expenses of the Litigation Trust Management and its professionals for administering the Litigation Trust and prosecuting the Noble Claims in the Litigation Trust in accordance with the Plan. The Litigation Trust Management may be able to supplement this initial funding through settlement payments and the collection of judgments, by borrowing funds to finance litigation, or by retaining contingent fee counsel.

(g)                                  For avoidance of doubt, the Litigation Trust is a party in interest with respect to all objections to any Claim filed by any Noble Entity or Non-Released Party and all compromises of such claim objections.

(h)                                 For the avoidance of doubt, the Debtors, all holders of Litigation Trust Interests, the Litigation Trust Management, and the Litigation Trust Committee will be bound by the terms of the Litigation Trust Agreement.

8.                          Officers and Boards of Directors

(a)                                 The officers and the composition of each board of directors of the Reorganized Debtors, including the New Board, will be disclosed prior to the entry of the Confirmation Order to the extent required by section 1129(a)(5) of the Bankruptcy Code.

(b)                                 Except to the extent that a member of the board of directors of a Debtor continues to serve as a director of such Debtor on the Effective Date, the members of the board of directors of each Debtor prior to the Effective Date, in their capacities as such, will have no continuing obligations to the Reorganized Debtors on or after the Effective Date and each such member will be deemed to have resigned or will otherwise cease to be a director of the applicable Debtor on the Effective Date without any further action required on the part of any such Debtor or member.  Commencing on the Effective Date, each of the directors of each of the Reorganized Debtors will serve pursuant to the terms of the applicable organizational documents of such Reorganized Debtor and may be replaced or removed in accordance with such organizational documents.

(c)                                  Subject to the discretion of the New Board, the Reorganized Debtors will enter into new employment agreements with key executives on a case by case basis.

9.                          Deemed Execution

On the Effective Date, (i) each Person that receives any portion of the New Equity Interests will be deemed to have executed, without any further action by any party, the Shareholders Agreement,  (ii) each Person that upon receipt of any portion of the New Equity Interests pursuant to the Plan holds ten percent (10%) or more of the total outstanding New Equity Interests as of the Effective Date will be deemed to have executed, without any further action by any party, the Registration Rights Agreement, (iii) each Person that receives any portion of the Take Back Debt will be deemed to have executed, without any further action by any party, the Take Back Debt Agreement, and (iv) each Person that is party to the New Letter of Credit Agreement will be deemed to have executed, without any further action by any party, the Existing L/C Escrow Agreement(s).

10.                   Management Incentive Plan

After the Effective Date, the New Board will implement the Management Incentive Plan, the terms of which, including eligibility to participate therein, the amount and timing of any award and the vesting conditions of any award will be determined by the New Board in its sole discretion.  Confirmation of the Plan will not constitute the Bankruptcy Court’s approval or endorsement of any terms that the New Board may determine.  Any Management Incentive Plan Securities issued pursuant to the Management Incentive Plan will proportionally dilute all the New Equity Interests to be issued in accordance with the Plan.

11.                   Intercompany Interests

To the extent an Intercompany Interest is not cancelled pursuant to the Plan, on the Effective Date and without the need for any further corporate action or approval of any board of directors, management, or shareholders of any Debtor or Reorganized Debtor, as applicable, such Intercompany Interest will be unaffected by the Plan and continue in place following the Effective Date.

12.                   Restructuring Transactions

On the Effective Date or as soon as reasonably practicable thereafter, the Debtors or Reorganized Debtors, as applicable, may take all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Restructuring Transactions under and in connection with the Plan.

13.                   U.K. Administrators, U.K. Administration, and U.K. Sale Transaction

(a)                     Prior to the Effective Date, the directors of Paragon Parent will seek an administration order from the English Court pursuant to paragraph 13 of Schedule B1 of the Insolvency Act 1986 to appoint the U.K. Administrators to, among other things, implement the U.K. Sale Transaction pursuant to the U.K. Implementation Agreement.  Upon appointment, the U.K. Administrators will assume all powers necessary or expedient to effectuate the reorganization contemplated in the U.K. Implementation Agreement (including the power to effect the U.K. Sale Transaction in relation to Paragon Parent).

(b)                     U.K. Sale Transaction.  Prior to or substantially contemporaneously with the Effective Date, following completion of the Corporate Restructuring and pursuant to the terms of the U.K. Implementation Agreement and the Plan, Paragon Parent will distribute the New Equity Interests to holders of Allowed Secured Lender Claims and Allowed Senior Notes Claims, will distribute Cash to the holders of certain Allowed Claims, and will make any other distribution or transfer contemplated by the Plan on behalf of Paragon Parent as described in Article IV of the Plan in consideration for the release in full of such Allowed Claim.  Reorganized Paragon will enter into the Take Back Debt Agreement, among other documents, with the holders of Allowed Revolver Claims and Allowed Term Loan Claims, as applicable.  In furtherance of the foregoing and the implementation of the Plan, the following transactions will occur in the following order on or prior to the Effective Date (as indicated below).

(i)                                     Prior to the Effective Date, Reorganized Paragon will be formed and will enter into the U.K. Implementation Agreement with, among others, Paragon Parent, certain of the Debtors and certain non-Debtor affiliates of the Debtors.  On or prior to the Effective Date and immediately upon completion of the transactions specified below, the Amended By-Laws and Amended Certificate of Incorporation governing Reorganized Paragon will be in full force and effect.

(ii)                                  Prior to the Effective Date, certain Debtors and non-Debtor affiliates of the Debtors (including Reorganized Paragon) will take such actions as are necessary to implement the Corporate Restructuring in accordance with the terms of the Plan and the U.K. Implementation Agreement.  For the avoidance of doubt, all Cash held by Paragon Parent immediately prior to the Corporate Restructuring, other than Cash required to be retained in Paragon Parent as the U.K. Administration Reserve, will be available for distribution in accordance with the Plan.

(iii)                               In accordance with, and subject to the terms of, the treatment sections of the Plan, the following transactions will occur prior to or substantially contemporaneously with the Effective Date:

(a)                                 Certain rights and obligations of the Liquidating Subsidiaries and the Transferred Subsidiaries arising under or in connection with the Intercompany Claims will be assigned to and/or assumed by an alternative Liquidating Subsidiary or Transferred Subsidiary (as applicable) pursuant to the terms of the Plan and the U.K. Implementation Agreement.

(b)                                 In consideration for the release in full of certain Allowed Claims and pursuant to the terms of the Plan and the U.K. Implementation Agreement, Paragon Parent will: (i) distribute the New Equity Interests to holders of Allowed Secured Lender Claims and Allowed Senior Notes Claims; (ii) distribute Cash to holders of such Allowed Claims, and (iii) make any other distribution or transfer contemplated by the Plan on behalf of Paragon Parent, and Reorganized Paragon will enter into the Take Back Debt Agreement, among other documents, with the holders of Allowed Revolver Claims and Allowed Term Loan Claims, as applicable.

(c)                                  On the Effective Date, the New Board will be appointed to serve pursuant to the terms of the applicable new organizational documents of Reorganized Paragon.

(d)                                 In connection with the U.K. Sale Transaction, Paragon Parent will assume and assign to Reorganized Paragon all of its executory contracts and unexpired leases to which it is party that are not specifically designated on the Schedule of Rejected Contracts and Leases.  Paragon Parent’s assumption and assignment of such executory contracts and unexpired leases will be consistent with the procedures set forth in the Plan, and any requirements to obtain consent in connection with such assumption and assignment will be deemed satisfied by Paragon Parent’s compliance with the procedures outlined in the Plan.

(c)                      Dissolution of Liquidating Subsidiaries.  Following the Effective Date, each Liquidating Subsidiary will be liquidated and dissolved in accordance with the applicable laws of the respective jurisdictions in which they are incorporated or organized (the “Liquidating Subsidiary Wind-Down”).  The U.K. Administrators will co-ordinate the Liquidating Subsidiary Wind-Down in accordance with their duties to the creditors of Paragon Parent under English law.  If the liquidation or winding down of Paragon Parent results in the realization of any residual proceeds available for distribution to creditors of Paragon Parent then such residual proceeds will be distributed to Reorganized Paragon and/or certain Transferred Subsidiaries pursuant to the terms of the U.K. Implementation Agreement.

(d)                     Approval of Corporate Restructuring, U.K. Sale Transaction and Liquidating Subsidiary Wind-Down.  The Confirmation Order will authorize the Corporate Restructuring, the U.K. Sale Transaction and the Liquidating Subsidiary Wind-Down pursuant to sections 363, 1123(a)(5), 1123(b)(4), 1123(b)(6), 1145, and 1146(a) of the Bankruptcy Code under the terms and conditions of the U.K. Implementation Agreement.  Upon the Confirmation Date, the Debtors will be authorized to take any and all actions necessary to consummate the Corporate Restructuring, the U.K. Sale Transaction and the Liquidating Subsidiary Wind-Down, including, for the avoidance of doubt, commencing the U.K. Administration (to the extent not commenced prior to the Confirmation Date).

(e)                      Sale Free and Clear.  On the closing date of the Corporate Restructuring, pursuant to the terms of the U.K. Implementation Agreement and the Confirmation Order, certain Assets will be purchased by and vested in Reorganized Paragon free and clear of all Claims, Parent Interests, Liens, charges, encumbrances, and other interests, other than the liabilities expressly assumed pursuant to the U.K. Implementation Agreement and those Claims, Liens, charges, encumbrances, and other interests expressly provided or assumed pursuant to the Plan or the documents included in the Plan Supplement.

14.                   Retained Accounts

On or prior to, and after, the Effective Date, the Debtors or Reorganized Debtors, as applicable, may take all actions as may be necessary or appropriate to maintain and/or establish the Retained Accounts.

15.                   Separability

Notwithstanding the combination of separate plans of reorganization for the Debtors set forth in the Plan for purposes of economy and efficiency, the Plan constitutes a separate chapter 11 plan for each Debtor.  Given the integrated nature of the settlement embodied in the Plan, if the Bankruptcy Court does not confirm the Plan with respect to one or more Debtors or Paragon Parent, the Plan may not be confirmed absent the reasonable consent of the Creditors’ Committee and Requisite Lenders with respect to any other Debtor that satisfies the confirmation requirements of section 1129 of the Bankruptcy Code.

16.                   Other Settlements of Claims and Controversies

(a)                     Pursuant to section 1123(b)(3)(A) of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the Plan Distributions and other benefits provided under the Plan, the provisions of the Plan will constitute a good faith compromise and settlement of all Claims and controversies relating to the rights that a holder of a Claim or Interest may have with respect to any Allowed Claim or Allowed Interest or any Plan Distribution on account thereof.  The entry of the Confirmation Order will constitute the Bankruptcy Court’s approval, as of the Effective Date, of the compromise or settlement of all such claims or controversies and the Bankruptcy Court’s finding that all such compromises or settlements are: (i) in the best interest of the Debtors, the Estates, the Reorganized Debtors, and their respective property and stakeholders, and (ii) fair, equitable, and reasonable.

17.                   Restructuring Expenses

(a)                     On the Effective Date, or as soon as reasonably practicable thereafter, the Debtors or the Reorganized Debtors, as applicable, will pay in full, without interest or other earnings therefrom, (i) all outstanding Restructuring Expenses billed through the Effective Date, in accordance with the terms of the applicable orders, engagement letters, or other applicable contractual arrangements, but without regard to any notice and objection period as may be contained in such applicable orders, engagement letters, or other applicable arrangements; (ii) the Noteholders’ Professional Fees, provided, that the Noteholders’ Professional Fees paid to Ducera Partners LLC will be net of any and all fees paid to Ducera Partners LLC pursuant to the Application for Order Authorizing the Employment and Retention of Ducera Partners LLC as Financial Advisor to the Official Committee of Unsecured Creditors of Paragon Offshore plc, et al., Nunc Pro Tunc to January 20, 2017 (Docket No. 1192); and (iii) the reasonable and documented fees and expenses of the Senior Notes Indenture Trustee, whose fees and expenses shall not exceed Seven Hundred Thousand Dollars ($700,000).  To receive payment for unbilled fees and expenses incurred through the Effective Date, all Revolving Lenders’ Professionals and Term Lenders’ Professionals will estimate their accrued Restructuring Expenses prior to and as of the Effective Date and will deliver such estimates to the Debtors at least five days before the Effective Date; provided, that such estimate will not be considered an admission or limitation with respect to the fees and expenses of such Revolving Lenders’ Professional or Term Lenders’ Professional.  On the Effective Date, all Revolving Lenders’ Professionals and Term Lenders’ Professionals will submit final bills for all Restructuring Expenses incurred prior to and as of the Effective Date.  On the Effective Date, the Reorganized Debtors will pay the Restructuring Expenses of the Term Lenders’ Professionals and the Revolving Lenders’ Professionals incurred prior to and as of the Effective Date, and such payments will be made in Cash without any further notice to or action, order, or approval of the Bankruptcy Court.

E.                        Distributions

1.                          Distributions Generally

The Disbursing Agent will make all Plan Distributions to the appropriate holders of Allowed Claims in accordance with the terms of the Plan; provided, that the Debtors or Reorganized Debtors, as applicable, will disburse the New Equity Interests to the holders of Allowed Secured Lender Claims and Allowed Senior Notes Claims.

2.                          Plan Funding

Plan Distributions of Cash will be funded from the Debtors’ and the Reorganized Debtors’ Cash and the unrestricted Cash of non-Debtor affiliates.

3.                          No Postpetition Interest on Claims

Except as otherwise specifically provided for in the Plan, including in Sections 4.2 and 4.3 of the Plan, the Confirmation Order, or another order of the Bankruptcy Court or required by the Bankruptcy Code, postpetition interest will not accrue or be paid on any Claims, and no holder of a Claim will be entitled to interest accruing on such Claim on or after the Petition Date.

4.                          Date of Distributions

Unless otherwise provided in the Plan, on the Effective Date or as soon as reasonably practicable thereafter (or, if a Claim is not an Allowed Claim on the Effective Date, on the date that such Claim becomes Allowed or as soon as reasonably practicable thereafter), each holder of an Allowed Claim will receive the full amount of the distributions that the Plan provides for such Allowed Claims in their applicable Class.  In the event that any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but will be deemed to have been completed as of the required date.  If and to the extent there are any residual funds remaining in the Retained Accounts, final distributions from the Retained Accounts of such residual amounts will be made in accordance with Section 6.16 of the Plan.  If and to the extent that there are Disputed Claims, distributions on account of any such Disputed Claims will be made pursuant to the provisions set forth in Article VII of the Plan.  Except as otherwise provided in the Plan or the documents included in the Plan Supplement, holders of Claims will not be entitled to interest, dividends, or accruals on any Plan Distributions.

5.                          Distribution Record Date

As of the close of business on the Distribution Record Date, the various lists of holders of Claims in each Class, as maintained by the Debtors or their agents, will be deemed closed, and there will be no further changes in the record holders of any Claims after the Distribution Record Date.  Neither the Debtors, the Reorganized Debtors, nor the Disbursing Agent will have any obligation to recognize any transfer of a Claim occurring after the close of business on the Distribution Record Date.  In addition, with respect to payment of any Cure Amounts or disputes over any Cure Amounts, neither the Debtors, the Reorganized Debtors, nor the Disbursing Agent will have any obligation to recognize or deal with any party other than the non-Debtor party to the applicable executory contract or unexpired lease, even if such non-Debtor party has sold, assigned, or otherwise transferred its Claim for a Cure Amount.

6.                          Disbursing Agent

All distributions under the Plan will be made by the Disbursing Agent on and after the Effective Date as provided in the Plan.  The Disbursing Agent will not be required to give any bond or surety or other security for the performance of its duties.  The Reorganized Debtors will use all commercially reasonable efforts to provide the Disbursing Agent (if other than the Reorganized Debtors) with the amounts of Claims and the identities and addresses of holders of Claims, in each case, as set forth in the Debtors’ or Reorganized Debtors’ books and records.  The Reorganized Debtors will cooperate in good faith with the applicable Disbursing Agent (if other than the Reorganized Debtors) to comply with the reporting and withholding requirements outlined in Section 6.18 of the Plan.

7.                          Delivery of Distributions

The Disbursing Agent will issue or cause to be issued, the applicable consideration under the Plan and, subject to Bankruptcy Rule 9010, will make all distributions to any holder of an Allowed Claim as and when required by the Plan at: (i) the address of such holder on the books and records of the Debtors or their agents or (ii) at the address in any written notice of address change delivered to the Debtors or the Disbursing Agent, including any addresses included on any transfers of Claim filed pursuant to Bankruptcy Rule 3001.  In the event that any distribution to any holder is returned as undeliverable, no distribution or payment to such holder will be made unless and until the Disbursing Agent has been notified of the then-current address of such holder, at which time or as soon thereafter as reasonably practicable such distribution will be made to such holder without interest.

With respect to the New Equity Interests to be distributed to holders of Allowed Secured Lender Claims and Allowed Senior Notes Claims, all of the shares of the New Equity Interests will, to the extent such shares are permitted to be issued through DTC’s book-entry system, be issued in the name of such holder or its nominee(s) in accordance with DTC’s book-entry exchange procedures.  No distributions will be made other than through DTC if the New Equity Interests are permitted to be held through DTC’s book entry system.  Any distribution that otherwise would be made to any holder eligible to receive a distribution who does not own or hold an account eligible to receive a distribution through DTC on a relevant distribution date will be forfeited.  To the extent none of the New Equity Interests are eligible for issuance through DTC’s book-entry system, the Reorganized Debtors will take all such reasonable actions as may be required to cause distributions of the New Equity Interests under the Plan.

8.                          Unclaimed Property

One year from the later of: (a) the Effective Date and (b) the date that is ten (10) Business Days after the date a Claim is first Allowed, all distributions payable on account of such Claim that are not deliverable and remain unclaimed will be deemed unclaimed property under section 347(b) of the Bankruptcy Code and will revert to the Reorganized Debtors or their successors or assigns, and all claims of any other Entity (including the holder of a Claim in the same Class) to such distribution will be discharged and forever barred.  The Reorganized Debtors and the Disbursing Agent will have no obligation to attempt to locate any holder of an Allowed Claim other than by reviewing the Debtors’ books and records and filings with the Bankruptcy Court.

9.                          Satisfaction of Claims

Unless otherwise provided in the Plan, any distributions and deliveries to be made on account of Allowed Claims under the Plan will be in complete and final satisfaction, settlement, and discharge of and exchange for such Allowed Claims.

10.                   Manner of Payment Under Plan

Except as specifically provided in the Plan, at the option of the Debtors or the Reorganized Debtors, as applicable, any Cash payment to be made under the Plan may be made by a check or wire transfer or as otherwise required or provided in applicable agreements or customary practices of the Debtors.

11.                   Fractional Shares and De Minimis Cash Distributions

No fractional New Equity Interests will be distributed.  When any distribution would otherwise result in the issuance of a number of New Equity Interests that is not a whole number, the New Equity Interests subject to such distribution will be rounded to the next higher or lower whole number as follows: (a) fractions equal to or greater than 1/2 will be rounded to the next higher whole number and (b) fractions less than 1/2 will be rounded to the next lower whole number.  The total number of New Equity Interests to be distributed on account of Allowed Secured Lender Claims and Allowed Senior Notes Claims will be adjusted as necessary to account for the rounding provided for in the Plan.  No consideration will be provided in lieu of fractional shares that are rounded down.  Neither the Reorganized Debtors nor the Disbursing Agent will have any obligation to make a distribution that is less than one (1) share of New Equity Interests or Fifty Dollars ($50.00) in Cash.  Fractional New Equity Interests that are not distributed in accordance with this section will be returned to, and ownership thereof will vest in, Reorganized Paragon.

12.                   No Distribution in Excess of Amount of Allowed Claim

Notwithstanding anything to the contrary in the Plan, no holder of an Allowed Claim will receive, on account of such Allowed Claim, Plan Distributions in excess of the Allowed amount of such Claim plus any postpetition interest on such Claim, to the extent such interest is permitted by Section 6.3 of the Plan.

13.                   Allocation of Distributions Between Principal and Interest

Except as otherwise provided in the Plan and subject to Section 6.3 of the Plan, to the extent that any Allowed Claim entitled to a distribution under the Plan is comprised of indebtedness and accrued but unpaid interest thereon, such distribution will be allocated first to the principal amount of the Claim (as determined for U.S. federal income tax purposes) and then, to the extent of any excess, to the remainder of the Claim, including any Claim for accrued but unpaid interest.

14.                   Exemption from Securities Laws

The issuance of and the distribution under the Plan of the New Equity Interests will be exempt from registration under the Securities Act and any other applicable securities laws to the fullest extent permitted by section 1145 of the Bankruptcy Code.  These securities may be resold without registration under the Securities Act or other federal securities laws pursuant to the exemption provided by section 4(a)(1) of the Securities Act, unless the holder is an “underwriter” with respect to such securities, as that term is defined in section 1145(b) of the Bankruptcy Code.  In addition, such section 1145 exempt securities generally may be resold without registration under state securities laws pursuant to various exemptions provided by the respective laws of the several states.

15.                   Setoffs and Recoupments

Each Debtor or Reorganized Debtor, as applicable, or such Entity’s designee, as instructed by such Reorganized Debtor, may, pursuant to section 553 of the Bankruptcy Code or applicable nonbankruptcy law, offset or recoup against any Allowed Claim and the distributions to be made pursuant to the Plan on account of such Allowed Claim any and all Claims, rights, and Causes of Action that such Debtor or Reorganized Debtor or its successors may hold against the holder of such Allowed Claim; provided, that neither the failure to effect a setoff or recoupment nor the allowance of any Claim under the Plan will constitute a waiver or release by a Debtor or Reorganized Debtor or its successor of any Claims, rights, or Causes of Action that a Reorganized Debtor or its successor or assign may possess against such holder.

16.                   Release of Retained Funds

(a)                                 Any Cash remaining in the Fee Claim Escrow Account, after all applicable distributions or other payments have been made from such Retained Account will be released therefrom by the Disbursing Agent and revert to the Reorganized Debtors or their successors or assigns at such dates as may be determined by the Disbursing Agent, but in no event later than the date that is sixty (60) days after all applicable distributions or other payments have been made from such Retained Account.

(b)                                 Any Cash remaining in the General Unsecured Claims Reserve after all Disputed General Unsecured Claims have been adjudicated will be released therefrom by the Disbursing Agent and revert to the Reorganized Debtors or their successors or assigns at such dates as may be determined by the Disbursing Agent, but in no event later than the date that is sixty (60) days after the date the last Disputed General Unsecured Claim is adjudicated.

(c)                                  Any Cash remaining in the U.K. Administration Reserve or held on account of the indemnification obligations owing under the U.K. Indemnification Agreement after all applicable distributions or other payments have been made from such Retained Account will be released as provided in the U.K. Implementation Agreement.

17.                   Rights and Powers of Disbursing Agent

(a)                     Powers of Disbursing Agent.  The Disbursing Agent will be empowered to: (i) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under the Plan; (ii) make all applicable distributions or payments provided for under the Plan; (iii) employ professionals to represent it with respect to its responsibilities; and (iv) exercise such other powers (A) as may be vested in the Disbursing Agent by order of the Bankruptcy Court (including any order issued after the Effective Date) or pursuant to the Plan or (B) as deemed by the Disbursing Agent to be necessary and proper to implement the provisions of the Plan.

(b)                     Expenses Incurred on or After the Effective Date.  To the extent the Disbursing Agent is an Entity other than a Debtor or Reorganized Debtor, except as otherwise ordered by the Bankruptcy Court and subject to the written agreement of the Reorganized Debtors, the amount of any reasonable fees and expenses incurred by the Disbursing Agent on or after the Effective Date (including taxes) and any reasonable compensation and expense reimbursement Claims (including for reasonable attorneys’ and other professional fees and expenses) made by the Disbursing Agent will be paid in Cash by the Reorganized Debtors.

18.                   Withholding and Reporting Requirements

In connection with the Plan and all instruments issued in connection therewith and distributed thereon, the Reorganized Debtors and the Disbursing Agent will comply with all applicable withholding and reporting requirements imposed by any federal, state, local, or foreign taxing authority, and all distributions under the Plan will be subject to any such withholding or reporting requirements.  In the case of a non-Cash distribution that is subject to withholding, the distributing party may withhold an appropriate portion of such distributed property and sell such withheld property to generate Cash necessary to pay over the withholding tax. Any amounts withheld pursuant to the preceding sentence will be deemed to have been distributed to and received by the applicable recipient for all purposes of the Plan.

Notwithstanding the above, each holder of an Allowed Claim that is to receive a distribution under the Plan will have the sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed on such holder by any Governmental Unit, including income, withholding, and other tax obligations, on account of such distribution.

The Reorganized Debtors and the Disbursing Agent may require, as a condition to receipt of a distribution, that the holder of an Allowed Claim provide any information reasonably necessary to allow the distributing party to comply with any such withholding and reporting requirements imposed by any federal, state, local, or foreign taxing authority (including, for the avoidance of doubt, an appropriate Form W-9 or (if the holder is a foreign Person) Form W-8, unless such Person is exempt from information reporting requirements under the Internal Revenue Code of 1986, as amended, and so notifies the Reorganized Debtors and the Disbursing Agent).

F.                         Procedures for Resolving Claims

1.                          Disputed Claims Generally

Except insofar as a Claim is Allowed under the Plan, the Debtors or the Reorganized Debtors, as applicable, will have and retain any and all rights and defenses such Debtor has with respect to any Disputed Claim, including the Causes of Action retained pursuant to Section 10.10 of the Plan.  Any objections to Claims will be served and filed on or before: (a) the one hundred twentieth (120th) day following the later of (i) the Effective Date and (ii) the date that a proof of Claim is filed or amended or a Claim is otherwise asserted or amended in writing by or on behalf of a holder of such Claim; or (b) such later date as may be fixed by the Bankruptcy Court.  All Disputed Claims not objected to by the end of such one hundred twenty (120) day period will be deemed Allowed unless such period is extended upon approval of the Bankruptcy Court.

2.                          Resolution of Disputed Claims

(a)                     On and after the Effective Date, the Reorganized Debtors will have the authority to (i) litigate, compromise, settle, otherwise resolve, or withdraw any objections to all Claims against the Debtors and to compromise and settle any such Disputed Claims without any further notice to or action, order, or approval by the Bankruptcy Court or any other party and (ii) administer and adjust the Claims Register to reflect any such settlements or compromises without any further action, order, notice to, or approval by the Bankruptcy Court or any other party.

(b)                     Expungement of, or Adjustment to, Paid, Satisfied, or Superseded Claims.  Any Claim that has been paid, satisfied, or superseded, or any Claim that has been amended or superseded, may be adjusted or expunged on the Claims Register by the Reorganized Debtors without a claims objection having to be filed and without any further notice to or action, order, or approval of the Bankruptcy Court.

(c)                      Disallowance of Claims.  EXCEPT AS OTHERWISE AGREED, ANY AND ALL PROOFS OF CLAIM FILED AFTER THE APPLICABLE DEADLINE FOR FILING SUCH PROOFS OF CLAIM WILL BE DEEMED DISALLOWED AND EXPUNGED AS OF THE EFFECTIVE DATE WITHOUT ANY FURTHER NOTICE TO OR ACTION, ORDER, OR APPROVAL OF THE BANKRUPTCY COURT, AND HOLDERS OF SUCH CLAIMS MAY NOT RECEIVE ANY DISTRIBUTIONS ON ACCOUNT OF SUCH CLAIMS, UNLESS SUCH LATE PROOF OF CLAIM IS DEEMED TIMELY FILED BY A FINAL ORDER OF THE BANKRUPTCY COURT ON OR BEFORE THE LATER OF THE CONFIRMATION HEARING AND THE DATE THAT IS FORTY-FIVE (45) DAYS AFTER THE APPLICABLE DEADLINE FOR FILING SUCH PROOFS OF CLAIM.

3.                          Objections to Fee Claims

Any objections to Fee Claims will be served and filed (a) no later than thirty (30) days after the filing of the final applications for compensation or reimbursement by the applicable Professional Person or (b) such later date as ordered by the Bankruptcy Court.

4.                          Estimation of Claims

The Debtors or the Reorganized Debtors, as applicable, may at any time request that the Bankruptcy Court estimate any contingent, unliquidated, or Disputed Claim pursuant to section 502(c) of the Bankruptcy Code, regardless of whether the Debtors had previously objected to or otherwise disputed such Claim or whether the Bankruptcy Court has ruled on any such objection.  The Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including during the pendency of any appeal relating to any such objection.  In the event that the Bankruptcy Court estimates any contingent, unliquidated, or Disputed Claim, the amount so estimated will constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court.  If the estimated amount constitutes a maximum limitation on the amount of such Claim, the Reorganized Debtors may pursue supplementary proceedings to object to the allowance of such Claim.

5.                          Claims Resolution Procedures Cumulative

All of the objection, estimation, and resolution procedures in the Plan are intended to be cumulative and not exclusive of one another.  Claims may be estimated and subsequently settled, compromised, withdrawn, or resolved in accordance with the Plan by any mechanism approved by the Bankruptcy Court.

6.                          No Distributions Pending Allowance

No payment or distribution provided under the Plan will be made on account of a Disputed Claim unless and until (and only to the extent that) such Claim becomes an Allowed Claim.

7.                          Disputed General Unsecured Claims

(a)                     A General Unsecured Claims Reserve will be managed by the Disbursing Agent.  The General Unsecured Claims Reserve will be funded with the amount of Cash allocable to holders of General Unsecured Claims that are not Allowed on the Effective Date.  The Cash in the General

Unsecured Claims Reserve will be allocable to holders of Disputed General Unsecured Claims, based on their Pro Rata share of the General Unsecured Claims Distribution, as if such Disputed General Unsecured Claims were Allowed Claims on the Effective Date, together with all earnings thereon (net of any expenses relating thereto, including any taxes imposed thereon or otherwise payable by the General Unsecured Claims Reserve).  The Disbursing Agent will hold in the General Unsecured Claims Reserve all interests, payments, and other distributions made on account of, as well as any obligations arising from, property held in the General Unsecured Claims Reserve, to the extent that such property continues to be so held at the time such distributions are made or such obligations arise, and such interests, payments, or other distributions will be held for the benefit of holders of Disputed General Unsecured Claims whose Claims are subsequently Allowed against any of the Debtors and any other parties entitled thereto hereunder.  To the extent that a Disputed General Unsecured Claim becomes an Allowed Claim after the Effective Date, the Disbursing Agent will distribute to the holder thereof the distribution, if any, of Cash to which such holder is entitled hereunder out of the General Unsecured Claims Reserve.  No interest will be paid with respect to any Disputed General Unsecured Claim that becomes an Allowed Claim after the Effective Date.

(b)                     Subject to definitive guidance from the IRS or a court of competent jurisdiction to the contrary, or the receipt of a determination by the IRS, the Disbursing Agent will (i) treat any Cash reserved on account of Disputed General Unsecured Claims (i.e., the General Unsecured Claims Reserve) as a “disputed ownership fund” governed by Treasury Regulation section 1.468B-9, and (ii) to the extent permitted by applicable law, report consistently with the foregoing for state and local income tax purposes.  All parties (including, without limitation, the Debtors, Reorganized Paragon, the Disbursing Agent, and the holders of General Unsecured Claims) will report for tax purposes consistently with such treatment.  The Disbursing Agent will be responsible for payment, out of the Cash in the General Unsecured Claims Reserve held in respect of such Disputed General Unsecured Claims, of any taxes imposed on the General Unsecured Claims Reserve or its assets.

8.                          Distributions After Allowance

To the extent that a Disputed Claim ultimately becomes an Allowed Claim, distributions (if any) will be made to the holder of such Allowed Claim in accordance with the provisions of the Plan.  As soon as practicable after the date on which the order or judgment of the Bankruptcy Court allowing any Disputed Claim becomes a Final Order, the Disbursing Agent will provide to the holder of such Claim the distribution (if any) to which such holder is entitled under the Plan as of the Effective Date, without any interest to be paid on account of such Claim unless required by the Bankruptcy Code.

G.                       Executory Contracts and Unexpired Leases

1.                          Assumption and Rejection of Executory Contracts and Unexpired     Leases

(a)                     As of and subject to the occurrence of the Effective Date and the payment of any applicable Cure Amount, all executory contracts and unexpired leases to which the Debtors are party will be deemed assumed except for an executory contract or unexpired lease that (i) has previously been assumed or rejected pursuant to a final order of the Bankruptcy Court, (ii) is specifically designated on the Schedule of Rejected Contracts and Leases filed and served prior to commencement of the Confirmation Hearing, or (iii) is the subject of a separate (A) assumption motion filed by the Debtors or (B) rejection motion filed by the Debtors under section 365 of the Bankruptcy Code before the Confirmation Date.  The Debtors reserve the right to modify the treatment of any particular executory contract or unexpired lease pursuant to the Plan.

(b)                     Subject to the occurrence of the Effective Date, the payment of any applicable Cure Amount, and the resolution of any Cure Dispute, the entry of the Confirmation Order by the Bankruptcy Court will constitute approval of the rejections, assumptions, and assumptions and assignments provided for in the Plan pursuant to sections 365(a) and 1123 of the Bankruptcy Code.  Unless otherwise indicated or provided in a separate order of the Bankruptcy Court, rejections, assumptions, or assumptions and assignments of executory contracts and unexpired leases pursuant to the Plan are effective as of the Effective Date.  Each executory contract and unexpired lease assumed pursuant to the Plan or by order of the Bankruptcy Court but not assigned to a third party before the Effective Date will vest in and be fully enforceable by the applicable Reorganized Debtor in accordance with its terms, except as modified by the provisions of the Plan, any order of the Bankruptcy Court authorizing and providing for its assumption, or applicable law.

2.                          Determination of Cure Disputes and Deemed Consent

(a)                     With respect to each executory contract or unexpired lease to be assumed or assumed and assigned by the Debtors, unless otherwise determined by the Bankruptcy Court pursuant to a Final Order or agreed to by the parties thereto prior to the Effective Date, the dollar amount required to Cure any defaults of the Debtors existing as of the Confirmation Date will be the Cure Amount set in the Cure Notice.  The Cure Amount will be satisfied, under section 365(b)(1) of the Bankruptcy Code, by the Debtors or Reorganized Debtors, as applicable, upon assumption of the relevant executory contract or unexpired lease.  Following the Petition Date, the Debtors will have served a notice on parties to executory contracts and unexpired leases to be assumed reflecting the Debtors’ intent to assume the contract or lease in connection with the Plan and setting forth the proposed Cure Amount (if any).  If a counterparty to any executory contract or unexpired lease that the Debtors intend to assume does not receive such a notice, the proposed Cure Amount for such executory contract or unexpired lease will be deemed to be Zero Dollars ($0).  Upon payment in full of the Cure Amount, any and all proofs of Claim based upon an executory contract or unexpired lease that has been assumed in the Chapter 11 Cases or under the Plan will be deemed Disallowed and expunged without any further notice to or action by any party or order of the Bankruptcy Court.

(b)                     If there is a dispute regarding (i) any Cure Amount, (ii) the ability of the Debtors to provide adequate assurance of future performance (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed, or (iii) any other matter pertaining to assumption or assumption and assignment, such dispute will be heard by the Bankruptcy Court prior to such assumption or assumption and assignment being effective.  Any counterparty to an executory contract or unexpired lease that fails to object timely to the notice of the proposed assumption or assumption and assignment of such executory contract or unexpired lease or the relevant Cure Amount within fifteen (15) days of the Debtors’ notice of intent to assume or assume and assign, will be deemed to have consented to such assumption or assumption and assignment and the Cure Amount (even if Zero Dollars ($0)), and will be forever barred, estopped, and enjoined from challenging the validity of such assumption or assumption and assignment or the amount of such Cure Amount thereafter.

(c)                      In the event that the rejection of an executory contract or unexpired lease under the Plan results in damages to the other party or parties to such contract or lease, any Claim for such damages, if not heretofore evidenced by a timely filed proof of Claim, will be forever barred and will not be enforceable against the Debtors or the Reorganized Debtors, or their respective Estates, properties or interests in property, unless a proof of Claim is filed with the Bankruptcy Court and served upon the Debtors or the Reorganized Debtors, as applicable, no later than thirty (30) days after the later of (i) the Confirmation Date or (ii) the effective date of the rejection of such executory contract or unexpired lease, as set forth on the Schedule of Rejected Contracts and Leases or order of the Bankruptcy Court.  The

Confirmation Order will constitute the Bankruptcy Court’s approval of the rejection of all the leases and contracts identified in the Schedule of Rejected Contracts and Leases.

3.                          Survival of the Debtors’ Indemnification and Reimbursement Obligations

Any obligations of the Debtors pursuant to their corporate charters, by-laws, limited liability company agreements, memorandum and articles of association, other organizational documents, deeds of indemnity, or similar contractual agreements to indemnify, directors, officers, agents, and/or employees who serve in such capacity as of or after January 18, 2017, and any other directors or officers as may be agreed upon by and among the Creditors’ Committee, the Requisite Lenders, and the Debtors or the Reorganized Debtors, as applicable with respect to all present and future actions, suits, and proceedings against the Debtors or such officers, directors, agents, or employees based upon any act or omission for or on behalf of the Debtors will not be discharged, impaired, or otherwise affected by the Plan; provided, that the Reorganized Debtors will not indemnify directors or officers of the Debtors for any Claims or Causes of Action arising out of or relating to any act or omission that is a criminal act or constitutes intentional fraud as determined by a Final Order.  All such obligations, including any obligations of the Liquidating Debtors, will be deemed and treated as executory contracts to be assumed by the Debtors under the Plan (and assigned to the Reorganized Debtors if necessary) and will continue as obligations of the Reorganized Debtors.  Any claim based on the Debtors’ obligations in the Plan will not be a Disputed Claim or subject to any objection, in either case, by reason of section 502(e)(1)(B) of the Bankruptcy Code.  After the Effective Date, the Reorganized Debtors will not terminate or otherwise reduce the coverage under any directors’ and officers’ insurance policies (including any “tail policy”) in effect as of the Petition Date, and all members, managers, directors, and officers of the Debtors who served in such capacity at any time prior to the Effective Date will be entitled to the full benefits of any such policy for the full term of such policy regardless of whether such members, managers, directors, and/or officers remain in such positions after the Effective Date.

4.                          Compensation and Benefit Plans

Unless otherwise provided in the Plan, all employment and severance policies, and all compensation and benefits plans, policies, and programs of the Debtors applicable to their respective employees, retirees, and non-employee directors, including all savings plans, retirement plans, healthcare plans, disability plans, severance benefit plans, incentive plans, and life and accidental death and dismemberment insurance plans, are deemed to be, and will be treated as, executory contracts under the Plan and, on the Effective Date, will be assumed pursuant to sections 365 and 1123 of the Bankruptcy Code.  For the avoidance of doubt, any awards granted under the Management Incentive Plan will be governed by such plan and will not be subject to any provisions of the foregoing assumed plans, programs, or arrangements.

5.                          Insurance Policies.

All insurance policies to which any Debtor is a party as of the Effective Date will be deemed to be and treated as executory contracts, will be assumed or assumed and assigned by the applicable Debtor, and will vest in the Reorganized Debtors and continue in full force and effect thereafter in accordance with their respective terms.

6.                          Reservation of Rights

(a)                                 Neither the exclusion nor the inclusion by the Debtors of any contract or lease on any exhibit, schedule, or other annex to the Plan or in the Plan Supplement, nor anything contained in the Plan, will constitute an admission by the Debtors that any such contract or lease is or is not an executory contract or unexpired lease or that the Debtors or the Reorganized Debtors or their respective affiliates has any liability thereunder.

(b)                                 Except as otherwise provided in the Plan, or in a previously entered order of the Bankruptcy Court, nothing will waive, excuse, limit, diminish, or otherwise alter any of the defenses, claims, Causes of Action, or other rights of the Debtors or the Reorganized Debtors under any executory or non-executory contract or unexpired or expired lease.

(c)                                  Nothing in the Plan will increase, augment, or add to any of the duties, obligations, responsibilities, or liabilities of the Debtors or the Reorganized Debtors, as applicable, under any executory or non-executory contract or unexpired or expired lease.

(d)                                 If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of its assumption under the Plan, the Debtors or Reorganized Debtors, as applicable, will have sixty (60) days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease.

H.                       Conditions Precedent to the Occurrence of the Effective Date

1.                          Conditions Precedent to the Effective Date

The Effective Date will not occur unless all of the following conditions precedent have been satisfied or waived in accordance with Section 9.2 of the Plan:

(a)                                 the Bankruptcy Court has entered the Confirmation Order, which order will not be subject to a stay of execution;

(b)                                 the Plan Documents are reasonably satisfactory in all respects to the Debtors, the Creditors’ Committee, and the Requisite Lenders;

(c)                                  all conditions precedent to effectiveness of the Take Back Debt Agreement, the New Letter of Credit Agreement, the Existing L/C Escrow Agreement(s), the U.K. Implementation Agreement, the U.K. Indemnification Agreement, the Registration Rights Agreement, and the Shareholders Agreement will have been satisfied or waived in accordance with the terms of the Plan;

(d)                                 all Restructuring Expenses and Noteholders’ Professional Fees payable under the Plan will be paid by the Debtors before or on the Effective Date without any further notice to or action, order, or approval of the Bankruptcy Court in accordance with Sections 4.4 and 5.17 of the Plan;

(e)                                  the amount of the Retained Accounts will have been either (i) agreed to by the Debtors, the Creditors’ Committee, and Requisite Lenders or (ii) determined by the Bankruptcy Court, if applicable;

(f)                                   the aggregate amount of all Allowed General Unsecured Claims will not exceed $20 million;

(g)                                  the U.K. Administration will have been commenced and the U.K. Sale Transaction will have been effectuated in accordance with the U.K. Implementation Agreement;

(h)                                 all governmental and third-party approvals and consents, including Bankruptcy Court approval, necessary in connection with the transactions provided for in the Plan have been obtained, are not subject to unfulfilled conditions, and are in full force and effect, and all applicable waiting periods have expired without any action having been taken by any competent authority that would restrain, prevent, or otherwise impose materially adverse conditions on such transactions; and

(i)                                     the Litigation Trust Committee and the Litigation Trust Management will have been appointed and the Litigation Trust Agreement will be in full force and effect.

2.                          Waiver of Conditions Precedent

(a)                                 Each of the conditions precedent to the occurrence of the Effective Date (other than Section 9.1(a) of the Plan) may be waived in writing by the Debtors subject to the written consent of the Creditors’ Committee and the Requisite Lenders.  If any such condition precedent is waived pursuant to this Section and the Effective Date occurs, each party agreeing to waive such condition precedent will be estopped from withdrawing such waiver after the Effective Date or otherwise challenging the occurrence of the Effective Date on the basis that such condition was not satisfied.  If the Plan is confirmed for fewer than all of the Debtors subject to Section 5.15 of the Plan, only the conditions applicable to the Debtor or Debtors for which the Plan is confirmed must be satisfied or waived for the Effective Date to occur.

(b)                                 The stay of the Confirmation Order pursuant to Bankruptcy Rule 3020(e) will be deemed waived by and upon the entry of the Confirmation Order, and the Confirmation Order will take effect immediately upon its entry.

3.                          Effect of Failure of a Condition

If the conditions listed in Section 9.1 of the Plan are not satisfied or waived in accordance with Section 9.2 of the Plan on or before July 31, 2017, or by such later date as may be later agreed to by the Creditors’ Committee, the Requisite Lenders and the Debtors and as set forth by the Debtors in a notice filed with the Bankruptcy Court prior to the expiration of such period, the Plan will be null and void in all respects and nothing contained in the Plan or the Disclosure Statement will (a) constitute a waiver or release of any Claims by or against or any Interests in the Debtors, (b) prejudice in any manner the rights of any Entity, or (c) constitute an admission, acknowledgement, offer, or undertaking by the Debtors, the Creditors’ Committee, any of the Term Lenders, the Revolving Lenders, the Senior Noteholders, or any other Entity.

I.                            Effect of Confirmation

1.                          Binding Effect

Except as otherwise provided in section 1141(d)(3) of the Bankruptcy Code, and subject to the occurrence of the Effective Date, on and after the entry of the Confirmation Order, the provisions of the Plan will bind every holder of a Claim against or Interest in any Debtor and inure to the benefit of and be binding on such holder’s respective successors and assigns, regardless of whether the Claim or Interest of such holder is impaired under the Plan and whether such holder has accepted the Plan.

2.                          Vesting of Assets

Except as otherwise provided in the Plan, including with respect to the Assets contributed to the Litigation Trust, on and after the Effective Date, all Assets of the Estates, including all claims, rights, and Causes of Action and any property acquired by the Debtors or Reorganized Paragon under or in connection with the Plan or the U.K. Administration, will vest in each respective Reorganized Debtor free and clear of all Claims, Liens, charges, other encumbrances, and Interests.  Subject to the terms of the Plan, on and after the Effective Date, the Reorganized Debtors may operate their businesses and may use, acquire, and dispose of property and prosecute, compromise, or settle any Claims (including any Administrative Expense Claims) and Causes of Action without supervision of or approval by the Bankruptcy Court and free and clear of any restrictions of the Bankruptcy Code or the Bankruptcy Rules other than restrictions expressly imposed by the Plan or the Confirmation Order.

3.                          Discharge of Claims Against and Interests in the Debtors

Upon the Effective Date and in consideration of the distributions to be made under the Plan, except as otherwise provided in the Plan or in the Confirmation Order, each holder (as well as any trustee or agent on behalf of such holder) of a Claim or Interest and any successor, assign, and affiliate of such holder will be deemed to have forever waived, released, and discharged the Debtors, to the fullest extent permitted by section 1141 of the Bankruptcy Code, of and from any and all Claims, Interests, rights, and liabilities that arose prior to the Effective Date.  Except as otherwise provided in the Plan, upon the Effective Date, all such holders of Claims and Interests and their successors, assigns, and affiliates will be forever precluded and enjoined, pursuant to sections 105, 524, and 1141 of the Bankruptcy Code, from prosecuting or asserting any such discharged Claim against or terminated Interest in any Debtor or any Reorganized Debtor.

4.                          Term of Pre-Confirmation Injunctions and Stays

Unless otherwise provided in the Plan, all injunctions and stays arising under or entered during the Chapter 11 Cases, whether under sections 105 or 362 of the Bankruptcy Code or otherwise, and in existence on the date of entry of the Confirmation Order, will remain in full force and effect until the later of the Effective Date and the date indicated in the order providing for such injunction or stay.

5.                          Plan Injunction

(a)                     Except as otherwise provided in the Plan or in the Confirmation Order, as of the entry of the Confirmation Order but subject to the occurrence of the Effective Date, all Entities who have held, hold, or may hold Claims or Interests are, with respect to any such Claim or Interest, permanently enjoined after the entry of the Confirmation Order from: (i) commencing, conducting, or continuing in any manner, directly or indirectly, any suit, action, or other proceeding of any kind (including any proceeding in a judicial, arbitral, administrative, or other forum) against or affecting, directly or indirectly, a Debtor, a Reorganized Debtor, or an Estate or the property of any of the foregoing, or any direct or indirect transferee of any property of, or direct or indirect successor in interest to, any of the foregoing Entities mentioned in this subsection (i) or any property of any such transferee or successor; (ii) enforcing, levying, attaching (including any prejudgment attachment), collecting, or otherwise recovering in any manner or by any means, whether directly or indirectly, any judgment, award, decree, or order against a Debtor, a Reorganized Debtor, or an Estate or its property, or any direct or indirect transferee of any property of, or direct or indirect successor in interest to, any of the foregoing Entities mentioned in this subsection (ii) or any property of any such transferee or successor; (iii) creating, perfecting, or otherwise enforcing in any manner, directly or indirectly, any encumbrance of any kind against a Debtor, a Reorganized Debtor, or an Estate or any of its property, or any direct or indirect transferee of any property of, or successor in interest to, any of the foregoing Entities mentioned in this subsection (iii) or any property of any such transferee or successor; (iv) acting or proceeding in any manner, in any place whatsoever, that does not conform to or comply with the provisions of the Plan to the full extent permitted by applicable law; and (v) commencing or continuing, in any manner or in any place, any action that does not comply with or is inconsistent with the provisions of the Plan; provided, that nothing contained in the Plan will preclude such Entities who have held, hold, or may hold Claims against or Interests in a Debtor or an Estate from exercising their rights, or obtaining benefits, pursuant to and consistent with the terms of the Plan and the Plan Documents.

(b)                     By accepting distributions pursuant to the Plan, each holder of an Allowed Claim or Allowed Interest will be deemed to have affirmatively and specifically consented to be bound by the Plan, including the injunctions set forth in Section 10.5 of the Plan.

6.                          Releases

(a)                                 Releases by the Debtors.  As of the Effective Date, except for the rights that remain in effect from and after the Effective Date to enforce the Plan, and the Plan Documents, for good and valuable consideration, the adequacy of which is confirmed by the Plan, including the service of the Released Parties to facilitate the reorganization of the Debtors and the implementation of the Restructuring, and except as otherwise provided in the Plan or in the Confirmation Order, the Released Parties are deemed forever released and discharged by the Debtors, the Reorganized Debtors, and the Estates from any and all claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, losses, and liabilities whatsoever, including any derivative claims, asserted or assertable on behalf of the Debtors, the Reorganized Debtors, or their Estates, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, existing or thereinafter arising, in law, equity, or otherwise, that the Debtors, the Reorganized Debtors, or their Estates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim or Interest or other Entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Chapter 11 Cases, the purchase, sale, or rescission of the purchase or sale of any security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the Restructuring, the restructuring of any Claim or Interest before or during the Chapter 11 Cases, the Restructuring Transactions, the Disclosure Statement, and the Plan and related agreements, instruments, and other documents (including the Plan Documents), and the negotiation, formulation, or preparation thereof, the solicitation of votes with respect to the Plan, or any other act or omission, other than Claims or Causes of Action arising out of or related to any act or omission of a Released Party that is a criminal act or constitutes intentional fraud, willful misconduct, or gross negligence as determined by a Final Order.

“Released Parties” means, collectively, and in each case solely in their capacities as such: (a) the Debtors; (b) the Debtors’ non-Debtor affiliates; (c) the Term Lenders; (d) the Revolving Lenders; (e) the Creditors’ Committee (f) the Revolving Credit Facility Agent; (g) the Term Loan Agent; (h) the Senior Notes Indenture Trustee; (i) each of the Global Coordinators, Joint Lead Arrangers, Joint Bookrunners, Senior Managing Agents, and Managing Agents named in the Term Loan Agreement; (j) JPMorgan Chase Bank, N.A., in its capacity as former administrative agent under the Term Loan Agreement; (k) the Disbursing Agent; (l) each of the Syndication Agents, Documentation Agents, Joint Lead Arrangers and Joint Lead Bookrunners named in the Revolving Credit Agreement; (m) each of the Issuing Banks under the Revolving Credit Agreement; (n) the U.K. Administrators; and (o) with respect to each of the foregoing entities, such entities’ predecessors (other than the Non-Released Parties), professionals, restructuring advisors, successors, assigns, subsidiaries, affiliates, managed accounts and funds, current and former officers and directors (other than the Non-Released Parties), principals, shareholders, members, partners, managers, employees, subcontractors, agents, advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, management companies, fund advisors, and other professionals, and such entities’ respective heirs, executors, estates, servants, and nominees, in each case in their capacity as such and, in respect of the Senior Noteholders on the Creditors’ Committee who also were members of an ad hoc group of Senior Noteholders earlier in these Chapter 11 Cases in their capacity as members of the Creditors’ Committee and of an ad hoc group of Senior Noteholders.

“Releasing Parties” means, collectively, and in each case solely in their capacities as such: (a) the holders of all Claims or Interests who vote to accept the Plan; (b) the holders of Claims or Interests that are Unimpaired under the Plan and do not timely object to the releases provided for in the Plan; (c) the holders of Claims or Interests whose vote to accept or reject the Plan is solicited but who do not vote either to accept or to reject the Plan and do not opt out of granting the releases set forth in the Plan; (d) the holders of Claims or Interests who vote to reject the Plan but do not opt out of granting the releases set forth in the Plan; (e) the Revolving Credit Facility Agent; (f) the Term Loan Agent; (g) the Senior Notes Indenture Trustee; (h) each of the Global Coordinators, Joint Lead Arrangers, Joint Bookrunners, Senior Managing Agents, and Managing Agents named in the Term Loan Agreement; (i) JPMorgan Chase Bank, N.A., in its capacity as former administrative agent under the Term Loan Agreement; (j) the Disbursing Agent; (k) each of the Syndication Agents, Documentation Agents, Joint Lead Arrangers and Joint Lead Bookrunners named in the Revolving Credit Agreement; (l) each of the Issuing Banks under the Revolving Credit Agreement; and (m) with respect to each of the foregoing entities, such entities’ predecessors, professionals, restructuring advisors, successors, assigns, subsidiaries, affiliates, managed accounts and funds, current and former officers and directors, principals, shareholders, members, partners, managers, employees, subcontractors, agents, advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, management companies, fund advisors, and other professionals, and such entities’ respective heirs, executors, estates, servants, and nominees, in each case in their capacity as such.

(b)                                 Releases by Holders of Claims and Interests.  As of the Effective Date, except for the rights that remain in effect from and after the Effective Date to enforce the Plan and the Plan Documents, for good and valuable consideration, the adequacy of which is confirmed by the Plan, including the service of the Released Parties to facilitate the reorganization of the Debtors and the implementation of the Restructuring, and except as otherwise provided in the Plan or in the Confirmation Order, the Released Parties are deemed forever released and discharged by the Releasing Parties from any and all claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, losses, and liabilities whatsoever, including any derivative claims, asserted or assertable on behalf of the Debtors, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, that such holders or their affiliates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim or Interest or other Entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Chapter 11 Cases, the purchase, sale, or rescission of the purchase or sale of any security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the Restructuring, the restructuring of any Claim or Interest before or during the Chapter 11 Cases, the Restructuring Transactions, the Disclosure Statement, and the Plan and related agreements, instruments, and other documents (including the Plan Documents), and the negotiation, formulation, or preparation thereof, the solicitation of votes with respect to the Plan, or any other act or omission, other than Claims or Causes of Action arising out of or related to any act or omission of a Released Party that is a criminal act or constitutes intentional fraud, willful misconduct, or gross negligence as determined by a Final Order.

(c)                                  Special Provisions for Governmental Units.  Notwithstanding any language to the contrary contained in the Plan, no provision of the Plan will (i) preclude any Governmental Unit from enforcing its police or regulatory powers or (ii) release any non-Debtor from liability in connection with any legal or equitable action or claim brought by any Governmental Unit.

7.                          Exculpation.

To the extent permitted by applicable law, no Exculpated Party will have or incur, and each Exculpated Party is released and exculpated by the Plan from, any claim, obligation, suit, judgment, damage, demand, debt, right, Cause of Action, loss, and liability for any claim in connection with or arising out of the administration of the Chapter 11 Cases; the negotiation and pursuit of any disclosure statements, including the Disclosure Statement, the Restructuring Transactions, any plans of reorganization, including the Plan, and all related agreements, instruments, and other documents (including the Plan Supplement), or the solicitation of votes for, or pursuit of confirmation of any plans of reorganization, including the Plan; the funding of the Plan; the occurrence of the Effective Date; the administration of the Plan or the property to be distributed under the Plan; the issuance of securities under or in connection with the Plan; or the transactions in furtherance of any of the foregoing; except to the extent arising out of or related to any act or omission of an Exculpated Party that is a criminal act or constitutes intentional fraud, willful misconduct, or gross negligence as determined by a Final Order.  This exculpation will be in addition to, and not in limitation of, all other releases, indemnities, exculpations and any other applicable law or rules protecting such Exculpated Parties from liability.

“Exculpated Parties” means, collectively, and in each case in their capacities as such: (a) the Debtors; (b) the Disbursing Agent; (c) the U.K. Administrators; (d) Deloitte; (e) the Creditors’ Committee; (f) the Professional Persons; and (g) with respect to clauses (a) through (e), such entities’ predecessors (other than the Non-Released Parties), professionals, successors, assigns, subsidiaries, affiliates, managed accounts and funds, current and former officers and directors (other than the Non-Released Parties), principals, shareholders, members, partners, managers, employees, subcontractors, agents, advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, management companies, fund advisors, and other professionals, and such entities’ respective heirs, executors, estates, servants, and nominees, in each case in their capacity as such.

8.                          Injunction Related to Releases and Exculpation

Except for the rights that remain in effect from and after the Effective Date to enforce the Plan and the Plan Documents, the Confirmation Order will permanently enjoin the commencement or prosecution by any Entity, whether directly, derivatively, or otherwise, of any Claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, losses, or liabilities released or exculpated pursuant to the Plan.

9.                          Subordinated Claims

The allowance, classification, and treatment of all Allowed Claims and Allowed Interests and the respective distributions and treatments thereof under the Plan take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, sections 510(a), 510(b), or 510(c) of the Bankruptcy Code, or otherwise.  Pursuant to section 510 of the Bankruptcy Code, the Debtors reserve the right to reclassify any Allowed Claim or Allowed Interest in accordance with any contractual, legal, or equitable subordination relating thereto.

10.                   Retention of Causes of Action and Reservation of Rights

Subject to Sections 10.6, 10.7, and 10.8 of the Plan, nothing contained in the Plan or the Confirmation Order will be deemed to be a waiver or relinquishment of any rights, claims, Causes of Action, rights of setoff or recoupment, or other legal or equitable defenses that the Debtors had immediately before the Effective Date on behalf of the Estates or of themselves in accordance with any provision of the Bankruptcy Code or any applicable nonbankruptcy law.  Subject to Sections 10.6, 10.7, and 10.8 of the Plan, the Reorganized Debtors will have, retain, reserve, and be entitled to assert all such claims, Causes of Action, rights of setoff or recoupment, and other legal or equitable defenses as fully as if the Chapter 11 Cases had not been commenced, and all of the Debtors’ legal and equitable rights in respect of any Unimpaired Claim may be asserted after the Effective Date to the same extent as if the Chapter 11 Cases had not been commenced.

11.                   Ipso Facto and Similar Provisions Ineffective

Any term of any policy, contract, or other obligation applicable to a Debtor will be void and of no further force or effect with respect to any Debtor to the extent that such policy, contract, or other obligation is conditioned on, creates an obligation of the Debtor as a result of, or gives rise to a right of any Entity based on any of the following: (a) the insolvency or financial condition of a Debtor; (b) the commencement of the Chapter 11 Cases; (c) the confirmation or consummation of the Plan, including any change of control that will occur as a result of such consummation; (d) any change of control resulting from the U.K. Sale Transaction; (e) the commencement of the U.K. Administration; or (f) the Restructuring.

J.                          Retention of Jurisdiction

Pursuant to sections 105(c) and 1142 of the Bankruptcy Code and notwithstanding entry of the Confirmation Order and the occurrence of the Effective Date, on and after the Effective Date, the Bankruptcy Court will retain exclusive jurisdiction, pursuant to 28 U.S.C. §§ 1334 and 157, over all matters arising in or related to the Chapter 11 Cases, other than those matters administered in the U.K. Administration, for, among other things, the following purposes:

(a)                     to hear and determine applications for the assumption of executory contracts or unexpired leases and any disputes over Cure Amounts resulting therefrom;

(b)                     to determine any motion, adversary proceeding, application, contested matter, and other litigated matter in the Chapter 11 Cases pending on or commenced after the entry of the Confirmation Order;

(c)                      to hear and resolve any disputes arising from or related to (i) any orders of the Bankruptcy Court granting relief under Bankruptcy Rule 2004 or (ii) any protective orders entered by the Bankruptcy Court in connection with the foregoing;

(d)                     to ensure that distributions to holders of Allowed Claims are accomplished as provided in the Plan and the Confirmation Order;

(e)                      to consider Claims or the allowance, classification, priority, compromise, estimation, or payment of any Claim, including any Administrative Expense Claim;

(f)                       to enter, implement, or enforce such orders as may be appropriate in the event that the Confirmation Order is for any reason stayed, reversed, revoked, modified, or vacated;

(g)                      to issue and enforce injunctions and releases, enter and implement other orders, and take such other actions as may be necessary or appropriate to restrain interference by any Entity with the consummation, implementation, or enforcement of the Plan, the Confirmation Order, or any other order of the Bankruptcy Court;

(h)                     to hear and determine any application to modify the Plan in accordance with section 1127 of the Bankruptcy Code to remedy any defect or omission or reconcile any inconsistency in the Plan, the Disclosure Statement, or any order of the Bankruptcy Court, including the Confirmation Order, in such a manner as may be necessary to carry out the purposes and effects thereof;

(i)                         to hear and determine all Fee Claims;

(j)                        to resolve disputes concerning Disputed Claims and any retained amounts with respect to Disputed Claims or the administration thereof;

(k)                     to hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan, the Confirmation Order, any transactions or payments in furtherance of either, or any agreement, instrument, or other document governing or related to any of the foregoing;

(l)                         to take any action and issue such orders, including any such action or orders as may be necessary after entry of the Confirmation Order or the occurrence of the Effective Date, as may be necessary to construe, enforce, implement, execute, and consummate the Plan, including any release, exculpation, or injunction provisions set forth in the Plan, or to maintain the integrity of the Plan following the occurrence of the Effective Date;

(m)                 to determine such other matters and for such other purposes as may be provided in the Confirmation Order;

(n)                     to hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

(o)                     to hear and determine any other matters related to the Chapter 11 Cases and not inconsistent with the Bankruptcy Code or title 28 of the United States Code;

(p)                     to resolve any disputes concerning whether an Entity had sufficient notice of the Chapter 11 Cases, the Disclosure Statement, any solicitation conducted in connection with the Chapter 11 Cases, any bar date established in the Chapter 11 Cases, or any deadline for responding or objecting to a Cure Amount, in each case, for the purpose for determining whether a Claim or Interest is discharged under the Plan or for any other purpose;

(q)                     to recover all Assets of the Debtors and property of the Estates, wherever located;

(r)                        to adjudicate the Noble Claims to the fullest extent permitted by law;

(s)                       to adjudicate disputes relating to the Litigation Trust and Litigation Trust Agreement, including, but not limited to, any distributions from the Litigation Trust; and

(t)                        to enter a final decree closing each of the Chapter 11 Cases;

provided, that, on and after the Effective Date, the Bankruptcy Court will not retain jurisdiction over any matters arising out of or related to the Take Back Debt Agreement, the New Letter of Credit Agreement, the Existing L/C Escrow Agreement(s), the Registration Rights Agreement, or the Shareholders Agreement.

K.                       Miscellaneous Provisions

1.                          Amendments.

(a)                     Plan Modifications.  Subject to the reasonable consent of the Creditors’ Committee and the Requisite Lenders, the Plan may be amended, modified, or supplemented by the Debtors in the manner provided for by section 1127 of the Bankruptcy Code or as otherwise permitted by law, without additional disclosure pursuant to section 1125 of the Bankruptcy Code, except as otherwise ordered by the Bankruptcy Court.  In addition, after the Confirmation Date, so long as such action does not materially and adversely affect the treatment of holders of Allowed Claims or Allowed Interests pursuant to the Plan and subject to the reasonable consent of the Creditors’ Committee and the Requisite Lenders, the Debtors may remedy any defect or omission or reconcile any inconsistencies in the Plan or the Confirmation Order with respect to such matters as may be necessary to carry out the purposes or effects of the Plan, and any holder of a Claim or Interest that has accepted the Plan will be deemed to have accepted the Plan as amended, modified, or supplemented.

(b)                     Certain Technical Amendments.  Prior to the Effective Date, the Debtors may make appropriate technical adjustments and modifications to the Plan without further order or approval of the Bankruptcy Court; provided, that such technical adjustments and modifications do not adversely affect the treatment of holders of Allowed Claims or Allowed Interests under the Plan.

2.                          Revocation or Withdrawal of Plan

Subject to the reasonable consent of the Creditors’ Committee and the Requisite Lenders, the Debtors reserve the right to revoke or withdraw the Plan prior to the Effective Date as to any or all of the Debtors.  If, with respect to a Debtor, the Plan has been revoked or withdrawn prior to the Effective Date, or if confirmation or the occurrence of the Effective Date as to such Debtor does not occur on the Effective Date, then, with respect to such Debtor: (a) the Plan will be null and void in all respects; (b) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount any Claim or Interest or Class of Claims or Interests), assumption of executory contracts or unexpired leases affected by the Plan, and any document or agreement executed pursuant to the Plan will be deemed null and void; and (c) nothing contained in the Plan will (i) constitute a waiver or release of any Claim by or against, or any Interest in, such Debtor or any other Entity; (ii) prejudice in any manner the rights of such Debtor or any other Person or Entity; or (iii) constitute an admission of any sort by any Debtor or any other Person or Entity.

3.                          Dissolution of Creditors’ Committee

Except to the extent provided in the Plan, upon the Effective Date, the current and former members of the Creditors’ Committee, and their respective officers, employees, counsel, advisors, and agents, will be released and discharged of and from all further authority, duties, responsibilities, and obligations related to and arising from and in connection with the Chapter 11 Cases; provided, however, that following the Effective Date, the Creditors’ Committee will continue in existence and have standing and a right to be heard for the following limited purposes: (a) Claims and/or applications for compensation by Professional Persons; (b) any appeals of the Confirmation Order; (c) any appeals to which the Creditors’ Committee is a named party; and (d) any adversary proceedings or contested matters as of the Effective Date to which the Creditors’ Committee is a named party.  Following the completion of the Creditors’ Committee’s remaining duties set forth above, the Creditors’ Committee will be dissolved, and the retention or employment of the Creditors’ Committee’s respective attorneys, accountants, and other agents will terminate.

4.                          Exemption from Certain Transfer Taxes

Pursuant to section 1146 of the Bankruptcy Code, the issuance, transfer, or exchange of any security or other property under the Plan, including, to the fullest extent permitted by applicable law, all sale transactions consummated by the Debtors and approved by the Bankruptcy Court on and after the Confirmation Date through and including the Effective Date, including any transfers effectuated under the Plan, and any assumption, assignment, or sale by the Debtors of their interests in unexpired leases of nonresidential real property or executory contracts pursuant to section 365(a) of the Bankruptcy Code, will constitute a “transfer under a plan” within the purview of section 1146 of the Bankruptcy Code and will not be subject to any stamp, real estate transfer, mortgage recording, or other similar tax.

5.                          Payment of Statutory Fees

All fees payable under section 1930 of chapter 123 of title 28 of the United States Code will be paid on the Effective Date, or as soon as practicable thereafter, by the Debtors or Reorganized Debtors.  Quarterly fees owed to the U.S. Trustee will be paid when due in accordance with applicable law and the Debtors and Reorganized Debtors will continue to file reports to show the calculation of such fees for the Debtors’ Estates until the Chapter 11 Cases are closed under section 350 of the Bankruptcy Code.  Each and every one of the Debtors will remain obligated to pay quarterly fees to the U.S. Trustee until the earliest of that particular Debtor’s case is closed, dismissed, or converted to a case under Chapter 7 of the Bankruptcy Code.

6.                          Severability

Subject to Section 5.15 of the Plan, if, prior to the entry of the Confirmation Order, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court, at the request of the Debtors with the reasonable consent of the Creditors’ Committee and the Requisite Lenders, will have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision will then be applicable as altered or interpreted.  Notwithstanding any such holding, alteration, or interpretation by the Bankruptcy Court, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation.  The Confirmation Order will constitute a judicial determination and will provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with this Section, is valid and enforceable pursuant to its terms.

7.                          Governing Law

Except to the extent that the Bankruptcy Code or other federal law is applicable or to the extent that a Plan Document provides otherwise, the rights, duties, and obligations arising under the Plan and the Plan Documents will be governed by, and construed and enforced in accordance with, the internal laws of the State of New York, without giving effect to the principles of conflict of laws thereof.

8.                          Immediate Binding Effect

Notwithstanding Bankruptcy Rules 3020(e), 6004(h), 7062, or otherwise, upon the occurrence of the Effective Date, the terms of the Plan and the Plan Documents will be immediately effective and enforceable and deemed binding upon and inure to the benefit of the Debtors, the Reorganized Debtors, the holders of Claims and Interests, the Released Parties, the Exculpated Parties, and each of their respective successors and assigns.

9.                          Successors and Assigns

The rights, benefits, and obligations of any Entity named or referred to in the Plan will be binding on and will inure to the benefit of any heir, executor, administrator, successor, or permitted assign, if any, of each such Entity.

10.                   Entire Agreement

On the Effective Date, the Plan, the Plan Supplement, and the Confirmation Order will supersede all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into the Plan.

11.                   Computing Time

In computing any period of time prescribed or allowed by the Plan, unless otherwise set forth in the Plan or determined by the Bankruptcy Court, the provisions of Bankruptcy Rule 9006 will apply.

12.                   Exhibits to Plan

All exhibits, schedules, supplements, and appendices to the Plan (including the Plan Supplement) are incorporated into and are a part of the Plan as if set forth in full in the Plan.

13.                   Notices

All notices, requests, and demands to or upon the Debtors or Reorganized Debtors, as applicable, will be in writing (including by email transmission) and, unless otherwise provided in the Plan, will be deemed to have been duly given or made only when actually delivered, addressed as follows:

(a)                                 If to the Debtors or Reorganized Debtors:

Paragon Offshore plc
c/o Paragon Offshore Services LLC
3151 Briarpark Drive
Houston, Texas  77042
Attn:                    Todd Strickler, Senior Vice President of Administration, General Counsel, and Corporate Secretary
Telephone: (832) 783-4000
Email:            tstrickler@paragonoffshore.com

— and —

Richards, Layton & Finger, P.A.
One Rodney Square

920 North King Street

Wilmington, Delaware 19801

Attn:                    Mark D. Collins, Esq.

Telephone:  (302) 651-7700

Email:            collins@rlf.com

— and —

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York  10153
Attn:                    Gary T. Holtzer, Esq.

Stephen A. Youngman, Esq.
Telephone:  (212) 310-8000
Email:            gary.holtzer@weil.com
                                                stephen.youngman@weil.com

(b)                                 If to the Revolving Credit Facility Agent and/or the Steering Committee of Revolving Lenders:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attn:                    Sandeep Qusba, Esq.

Kathrine A. McLendon, Esq.

Telephone: (212) 455-2000

Email:            squsba@stblaw.com

kmclendon@stblaw.com

— and —

Landis Rath & Cobb LLP

919 Market Street, Suite 1800
Wilmington, Delaware 19801
Attn:                    Adam G. Landis, Esq.
                                                Kerri K. Mumford, Esq.
Telephone:  (302) 467-4400
Facsimile:  (302) 467-4450
Email:            landis@lrclaw.com
                                                mumford@lrclaw.com

(c)                                  If to the Term Loan Agent and/or the Ad Hoc Committee of Term Lenders:

Freshfields Bruckhaus Deringer LLP
601 Lexington Avenue, 31st Floor
New York, New York 10022
Attn:                    Madlyn Gleich Primoff
                                                Mark F. Liscio, Esq.
                                                Scott Talmadge, Esq.
Telephone: (212) 277-4000
Facsimile: (212) 277-4001
Email:            madlyn.primoff@freshfields.com
                                                mark.liscio@freshfields.com
                                                scott.talmadge@freshfields.com

— and —

Potter Anderson & Corroon LLP
1313 North Market Street, 6th Floor, P.O. Box 951
Wilmington, Delaware  19899-0951
Attn:                    Jeremy W. Ryan, Esq.
                                                Ryan M. Murphy, Esq.
Telephone:  (302) 984-6000
Facsimile: (302) 658-1192
Email:            jryan@potteranderson.com
                                                rmurphy@potteranderson.com

(d)                                 If to the Creditors’ Committee:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019
Attn:                    Brian S. Hermann, Esq.
                                                Samuel E. Lovett, Esq.
Telephone: (212) 373-3000
Email:            bhermann@paulweiss.com
                                                slovett@paulweiss.com

— and —

Young Conway Stargatt & Taylor LLP
Rodney Square, 1000 North King Street
Wilmington, Delaware 19801
Attn: Pauline K. Morgan, Esq.
Telephone:  (302) 571 6600
Email:  pmorgan@ycst.com

(e)                                  If to the Senior Notes Indenture Trustee:

Morgan, Lewis, & Bockius LLP
101 Park Avenue
New York, New York 10178
Attn:                    Glenn E. Siegel
                                                James O. Moore
Telephone: (212) 309-6000
Facsimile: (212) 309-6001
Email:            glenn.siegel@morganlewis.com
                                                james.moore@morganlewis.com

After the occurrence of the Effective Date, the Reorganized Debtors have authority to send a notice to Entities that to continue to receive documents pursuant to Bankruptcy Rule 2002, such Entities must file a renewed request to receive documents pursuant to Bankruptcy Rule 2002.  After the occurrence of the Effective Date, the Reorganized Debtors are authorized to limit the list of Entities receiving documents pursuant to Bankruptcy Rule 2002 to those Entities that have filed such renewed requests.

14.                   Reservation of Rights

Except as otherwise provided in the Plan, the Plan will be of no force or effect unless the Bankruptcy Court enters the Confirmation Order.  None of the filing of the Plan, any statement or provision of the Plan, or the taking of any action by the Debtors with respect to the Plan will be or will be deemed to be an admission or waiver of any rights of the Debtors with respect to any Claims or Interests prior to the Effective Date.

VII.
FINANCIAL INFORMATION AND PROJECTIONS

A.                        Consolidated Condensed Projected Financial Information

The Debtors believe that the Plan meets the feasibility requirement set forth in section 1129(a)(11) of the Bankruptcy Code (see Section XIII.C hereof), as confirmation is not likely to be followed by liquidation or the need for further financial reorganization of the Debtors or any successor under the Plan.  In connection with the development of the Plan and for the purposes of determining whether the Plan satisfies the feasibility standard, the Debtors analyzed their ability to satisfy their financial obligations while maintaining sufficient liquidity and capital resources.  The Debtors have prepared financials for 2016 and financial projections (the “Projections”) for 2017 through 2021 (the “Projection Period”), as set forth below.  The Debtors do not, as a matter of course, publish their business plans or strategies, projections or anticipated financial position.  Accordingly, the Debtors do not anticipate that they will, and disclaim any obligation to, furnish updated business plans or Projections to holders of Claims or other parties in interest after the Confirmation Date, or to include such information in documents required to be filed with the SEC or otherwise make such information public, unless required to do so by the SEC or other regulatory bodies pursuant to the provisions of the Plan.  In connection with the development of the Plan, the Projections were prepared by the Debtors, with the assistance of their advisors, to present the anticipated impact of the Plan.  The Projections assume that the Plan will be implemented in accordance with its stated terms.  The Projections are based on forecasts of key economic variables and may be significantly impacted by, among other factors, oil and natural gas prices, expectations regarding future commodity prices, the level of activity of oil and natural gas exploration, development, and production globally, demand for drilling services, competition and supply of competing rigs, changes in the political environment of the countries in which the Paragon Group operates, regulatory changes, and/or a variety of other factors.  Consequently, the estimates and assumptions underlying the Projections are inherently uncertain and are subject to material business, economic, and other uncertainties.  Therefore, such Projections, estimates, and assumptions are not necessarily indicative of current values or future performance, which may be significantly less or more favorable than set forth herein.  The Projections included herein were last updated on April 28, 2017.

The Projections should be read in conjunction with the significant assumptions, qualifications, and notes set forth below.

THE DEBTORS PREPARED THE PROJECTIONS WITH THE ASSISTANCE OF THEIR ADVISORS.  THE DEBTORS DID NOT PREPARE SUCH PROJECTIONS TO COMPLY WITH THE GUIDELINES FOR PROSPECTIVE FINANCIAL STATEMENTS PUBLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS AND THE RULES AND REGULATIONS OF THE SEC.  EXCEPT FOR PURPOSES OF THIS DISCLOSURE STATEMENT,

THE DEBTORS DO NOT PUBLISH PROJECTIONS OF THEIR ANTICIPATED FINANCIAL POSITION OR RESULTS OF OPERATIONS.

MOREOVER, THE PROJECTIONS CONTAIN CERTAIN STATEMENTS THAT ARE “FORWARD-LOOKING STATEMENTS” WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995.  THESE STATEMENTS ARE SUBJECT TO A NUMBER OF ASSUMPTIONS, RISKS, AND UNCERTAINTIES, MANY OF WHICH ARE BEYOND THE CONTROL OF THE DEBTORS, INCLUDING THE IMPLEMENTATION OF THE PLAN, THE CONTINUING AVAILABILITY OF SUFFICIENT BORROWING CAPACITY OR OTHER FINANCING TO FUND OPERATIONS, ACHIEVING OPERATING EFFICIENCIES, EXISTING AND FUTURE GOVERNMENTAL REGULATIONS AND ACTIONS OF GOVERNMENTAL BODIES, INDUSTRY-SPECIFIC RISK FACTORS, AND OTHER MARKET AND COMPETITIVE CONDITIONS.  HOLDERS OF CLAIMS AND INTERESTS ARE CAUTIONED THAT THE FORWARD-LOOKING STATEMENTS SPEAK AS OF THE DATE MADE AND ARE NOT GUARANTEES OF FUTURE PERFORMANCE.  ACTUAL RESULTS OR DEVELOPMENTS MAY DIFFER MATERIALLY FROM THE EXPECTATIONS EXPRESSED OR IMPLIED IN THE FORWARD-LOOKING STATEMENTS, AND THE DEBTORS UNDERTAKE NO OBLIGATION TO UPDATE ANY SUCH STATEMENTS.

THE PROJECTIONS, WHILE PRESENTED WITH NUMERICAL SPECIFICITY, ARE NECESSARILY BASED ON A VARIETY OF ESTIMATES AND ASSUMPTIONS WHICH, THOUGH CONSIDERED REASONABLE BY THE DEBTORS, MAY NOT BE REALIZED AND ARE INHERENTLY SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC, INDUSTRY, REGULATORY, LEGAL, MARKET, AND FINANCIAL UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE REORGANIZED DEBTORS’ CONTROL.  THE DEBTORS CAUTION THAT NO REPRESENTATIONS CAN BE MADE OR ARE MADE AS TO THE ACCURACY OF THE PROJECTIONS OR TO THE REORGANIZED DEBTORS’ ABILITY TO ACHIEVE THE PROJECTED RESULTS.  SOME ASSUMPTIONS INEVITABLY WILL BE INCORRECT.  MOREOVER, EVENTS AND CIRCUMSTANCES OCCURRING SUBSEQUENT TO THE DATE ON WHICH THE DEBTORS PREPARED THESE PROJECTIONS MAY BE DIFFERENT FROM THOSE ASSUMED, OR, ALTERNATIVELY, MAY HAVE BEEN UNANTICIPATED, AND THUS THE OCCURRENCE OF THESE EVENTS MAY AFFECT FINANCIAL RESULTS IN A MATERIALLY ADVERSE OR MATERIALLY BENEFICIAL MANNER.  EXCEPT AS OTHERWISE PROVIDED IN THE PLAN OR THIS DISCLOSURE STATEMENT, THE DEBTORS AND REORGANIZED DEBTORS, AS APPLICABLE, DO NOT INTEND AND UNDERTAKE NO OBLIGATION TO UPDATE OR OTHERWISE REVISE THE PROJECTIONS TO REFLECT EVENTS OR CIRCUMSTANCES EXISTING OR ARISING AFTER THE DATE HEREOF OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.  THEREFORE, THE PROJECTIONS MAY NOT BE RELIED UPON AS A GUARANTEE OR OTHER ASSURANCE OF THE ACTUAL RESULTS THAT WILL OCCUR.  IN DECIDING WHETHER TO VOTE TO ACCEPT OR REJECT THE PLAN, HOLDERS OF CLAIMS MUST MAKE THEIR OWN DETERMINATIONS AS TO THE REASONABLENESS OF SUCH ASSUMPTIONS AND THE RELIABILITY OF THE PROJECTIONS AND SHOULD CONSULT WITH THEIR OWN ADVISORS.

The Projections should be read in conjunction with the assumptions, qualifications, and explanations set forth in this Disclosure Statement, the Plan, and the Plan Supplement, in their entirety, and the historical consolidated financial statements (including the notes and schedules thereto).(7)

(7)  Note:  Projected balance sheet does not reflect fresh-start accounting.  Balances are likely to be adjusted after emergence.

PROJECTED INCOME STATEMENT

	FYE December 31,
(US $ in thousands)	2016A	2017P	2018P	2019P	2020P	20201P

Revenue	$636,175	$264,778	$306,797	$366,469	$422,882	$455,519
Operating Costs	411,842	216,665	231,565	247,127	261,586	272,584
Gross Margin	$224,332	$48,113	$75,232	$119,342	$161,296	$182,936
Gross Margin	35.3%	18.2%	24.5%	32.6%	38.1%	40.2%

Depreciation and Amortization	$220,237	$126,308	$111,558	$109,940	$97,917	$86,725
G&A	43,559	33,435	32,073	33,035	34,687	36,421
Operating Income	$(39,463)	$(111,630)	$(68,400)	$(23,633)	$28,692	$59,789

Interest Expense and Other, net	77,825	49,204	18,016	17,515	13,988	10,783
Income Before Taxes and Non-Recurring Items	$(117,288)	$(160,834)	$(86,416)	$(41,148)	$14,705	$49,007

Tax Provision	20,485	5,668	6,335	12,535	14,687	16,651
Restructuring Expenses & Unsusual Events (Includes Gain on Debt Cancellation)	200,584	(1,671,422)	—	—	—	—
Net Income	$(338,358)	$1,504,921	$(92,751)	$(53,683)	$17	$32,355

RECONCILIATION OF NET INCOME TO ADJ. EBITDA
Net Income	$(338,358)	$1,504,921	$(92,751)	$(53,683)	$17	$32,355
Tax Provision	20,485	5,668	6,335	12,535	14,687	16,651
Interest Expense	77,825	49,204	18,016	17,515	13,988	10,783
Depreciation and Amortization	220,237	126,308	111,558	109,940	97,917	86,725
Minority Interest	—	—	—	—	—	—
Restructuring Expenses & Unsusual Events (Includes Gain on Debt Cancellation)	200,584	(1,671,422)	—	—	—	—
ADJ. EBITDA	$180,774	$14,678	$43,158	$86,307	$126,609	$146,514

PROJECTED BALANCE SHEET

	FYE December 31,
		July 2017P
(US $ in thousands)	2016A	(Pro Forma)	2017P	2018P	2019P	2020P	2021P

ASSETS
Cash and Cash Equivalents	$892,500	$165,958	$143,053	$82,772	$66,597	$51,131	$126,190
Accounts Receivable	65,644	49,453	59,772	66,698	79,914	89,451	96,149
Prepaid Expenses and Deposits	13,659	19,886	13,944	13,940	13,936	13,932	13,928
Taxes Receivable	33,612	22,437	22,437	30,268	30,268	30,268	30,268
Other Current Assets	22,128	17,341	14,221	14,221	14,221	14,221	14,914
Current Assets	$1,027,543	$275,075	$253,428	$207,900	$204,937	$199,004	$281,449

PP&E	$812,772	$747,346	$711,558	$653,923	$595,637	$544,765	$506,185
Other Assets	83,318	61,266	51,966	50,695	49,424	21,797	21,797
Total Assets	$1,923,633	$1,083,687	$1,016,951	$912,518	$849,998	$765,566	$809,431

LIABILITIES AND SHAREHOLDERS’ EQUITY
Short-Term Debt	$36,237	$27,260	$23,669	$24,283	$95,183	$—	$—
Accounts Payable	61,853	29,986	30,684	32,187	33,317	37,016	38,676
Other Current Liabilities	136,143	53,164	51,182	56,272	63,112	62,685	64,337
Current Liabilities	$234,233	$110,410	$105,535	$112,742	$191,612	$99,700	$103,013

Long-Term Debt	2,320,798	85,000	87,275	93,270	100,006	107,468	115,665
Prospector Capital Leases (Long-Term Portion)	165,963	134,168	119,328	94,444	—	—	—
Deferred Taxes and Other	35,396	30,793	29,825	29,825	29,825	29,825	29,825
Total Liabilities	$2,756,391	$360,371	$341,962	$330,280	$321,442	$236,993	$248,503

Shareholders’ Equity	(832,758)	723,315	674,989	582,238	528,555	528,573	560,928

Total Liabilities and Shareholders’ Equity	$1,923,633	$1,083,687	$1,016,951	$912,518	$849,998	$765,566	$809,431

PROJECTED CASH FLOW STATEMENT

	FYE December 31,
(US $ in thousands)	2016A	2017P	2018P	2019P	2020P	2021P

OPERATING ACTIVITIES
Net Income	$(338,358)	$1,504,921	$(92,751)	$(53,683)	$17	$32,355
Depreciation and Amortization	220,237	126,308	111,558	109,940	97,917	86,725
Loss on Impairment	129,915	391	—	—	—	—
(Gain) on Disposal of Assets	(5,878)	(981)	—	—	—	—
(Gain)/Loss on Repurchase of Senior Notes & Cancellation of Interest	—	(1,747,414)	—	—	—	—
Deferred Income Taxes	24,009	(1,141)	—	—	—	—
Changes in Working Capital & Other	201,619	(39,567)	(156)	3,505	2,254	4,124
Total Operating Activities	$231,545	$(157,483)	$18,652	$59,762	$100,188	$123,204

INVESTING ACTIVITIES
Capital Expenditures	$(43,405)	$(26,320)	$(53,923)	$(51,654)	$(47,045)	$(48,145)
Proceeds from Sale of Assets	—	2,800	—	—	—	—
Cash From in Other Investing Activities	—	—	—	—	—	—
Total Investing Activities	$(43,405)	$(23,520)	$(53,923)	$(51,654)	$(47,045)	$(48,145)

FINANCING ACTIVITIES
Change in Debt	$600	$(514,680)	$—	$—	$26,992	$—
Sale Leaseback Principal Amortization	(72,810)	(53,764)	(25,009)	(24,283)	(95,601)	—
Total Financing Activities	$(72,210)	$(568,444)	$(25,009)	$(24,283)	$(68,609)	$—

Total Change in Cash	$115,929	$(749,447)	$(60,281)	$(16,175)	$(15,467)	$75,059

B.                        Assumptions to the Projections

1.                          Overview

The Projections are based on the New Business Plan developed by the Debtors’ management with the assistance of their advisors. The New Business Plan aims to maximize optionality and value by increasing the runway for the reorganized company until a market turnaround. In order to achieve this goal, the New Business Plan envisions a smaller reorganized company, with fewer assets than previously proposed, lower fixed costs and significantly less debt than previously proposed. As a result, the reorganized company will be nearly cash-flow neutral on an operating basis. The dayrate and rig utilization assumptions included in the New Business Plan have been reviewed and are supported by IHS, an independent provider of data, research and analysis on the oil and gas sector.

Certain adjustments have been made to the Projections filed in prior disclosure statements. These adjustments include incorporation of the terms of the Plan, actual results for Q1 2017, updated contract start dates, where applicable, and certain cost reduction efforts the Debtors’ management expects to undertake in light of the Plan.

2.                          General Assumptions

Overview.  Paragon Parent, along with its Debtor and non-Debtor subsidiaries, contracts standard and high specification offshore drilling rigs on a dayrate basis to leading national, international, and independent oil and gas companies.  Historically, the Debtors principally operated in Mexico, Brazil, the North Sea, Africa, the Middle East, and India. The Projections assume go-forward operations are limited to core markets including the North Sea, the Middle East and India.

Presentation.  The Projections are presented on a consolidated basis, including estimates of operating results for Debtor and non-Debtor entities, combined.

Methodology.  In developing the Projections, the Debtors reviewed their fleet’s current contracted status and made an assessment of whether or not these contracts were likely to continue and an assessment of future speculative contracts.  The forecast was developed on an individual rig basis and the Debtors evaluated the likelihood of each of their rigs being utilized over the forecast period.

Plan Consummation.  The Projections assume that the Plan will be confirmed or consummated on or about July 31, 2017.

3.                          Assumptions With Respect to the Projected Income Statement

Revenues.  In the Projections, revenues are forecasted by rig based on expected dayrates, utilization and operating efficiency for existing contracts and future speculative contracts.

Operating Costs.  Operating costs are projected based on historical daily regional operating costs (adjusted for cost reduction efforts) and expected utilization of each rig based on current contracts and expectations regarding future speculative contracts.

General and Administrative.  General and administrative costs (“G&A”) are primarily comprised of labor costs and other expenses associated with the Debtors’ corporate overhead.  The amount of G&A is based on historical G&A costs, adjusted for cost reduction efforts.

Depreciation and Amortization.  Depreciation and amortization reflects the anticipated depreciation and amortization of the existing fleet, based on current net book values.

Interest Expense.  Interest expense post-emergence is forecasted based on the proposed Take Back Debt, as more fully described in the Plan and the exhibits thereto, as well as the Prospector Leases, including fees on Existing Letters of Credit.

Income Tax (Expense) Benefit.  Income tax is estimated based on the jurisdictional mix of Debtors’ projected revenue.

Restructuring Expenses.  Restructuring Expenses include costs related to the recapitalization process, including but not limited to professional fees, claims administration and other items.  Estimated amounts are based on the terms of contracts and historical precedent.

4.                          Assumptions with Respect to the Projected Balance Sheet and Projected Statement of Cash Flows

Working Capital.  Working capital assumptions are based on historical days sales outstanding and historical days payable as well as historical levels of prepaid and other current assets and current liabilities.

Pro Forma Adjustments Related to Emergence.  The July 2017 Balance Sheet included in the Projections presents a pro forma view of July 2017, assuming the effect of certain adjustments related to the Debtors’ emergence from bankruptcy in accordance with the terms of the Plan.  These adjustments primarily relate to the paydown and cancellation/equitization of the Debtors’ existing indebtedness, as well as the issuance of the Take Back Debt. The pro forma balance sheet has not been adjusted to reflect fresh-start accounting; pro forma balances for certain assets, such as shareholders’ equity and PP&E, and certain liabilities will likely be adjusted upon emergence. For the avoidance of doubt, the pro forma balance sheet does not include the impact of the Litigation Trust Loan.

Capital Expenditures.  Projections for capital expenditures were prepared with consideration of the needs of Debtor’s fixed assets.  Capital expenditures primarily relate to sustaining capital needs to maintain each rig in proper working condition as well as capital required for customer related upgrades and other shipyard projects and repairs, including the requirements of special periodic surveys on each rig.  Capital expenditures also include capitalized corporate expenditures such as certain information technology expenditures required to maintain Debtors’ information technology equipment and software.

Optional and Mandatory Prepayments of Indebtedness.  Forecast debt repayments and subsequent debt balances reflect the mandatory prepayments and amortization payments required under the Prospector Leases, as well as the Debtor’s estimates of prepayments of indebtedness it will make during the course of the Projection Period.

VIII.
VALUATION ANALYSIS

A.                        Estimated Reorganization Valuation of the Debtors

The Debtors have been advised by Lazard Frères & Co. LLC (“Lazard”) with respect to the reorganization value of the Reorganized Debtors on a going concern basis. Solely for purposes of the Plan, the estimated range of a reorganization value of the Reorganized Debtors (the “Enterprise Value”) was assumed to be approximately $550 million to $675 million (with a midpoint estimate of approximately $613 million) as of an assumed Effective Date of July 31, 2017.  The valuation analysis herein is based on information as of the date of the Disclosure Statement and is based on the Projections for the Projection Period.  For purposes of this valuation, it has been assumed that no material changes that would affect value occur between the date of the Disclosure Statement and the assumed Effective Date.  Lazard’s estimate of a range of Enterprise Values does not constitute an opinion as to fairness from a financial point of view of the consideration to be received under the Plan or of the terms and provisions of the Plan.

THE ASSUMED RANGE OF THE ENTERPRISE VALUE, AS OF AN ASSUMED EFFECTIVE DATE OF JULY 31, 2017, REFLECTS WORK PERFORMED BY LAZARD ON THE BASIS OF INFORMATION IN RESPECT OF THE BUSINESS AND ASSETS OF THE DEBTORS AVAILABLE TO LAZARD AS OF FEBRUARY 2, 2017.  IT SHOULD BE UNDERSTOOD THAT, ALTHOUGH SUBSEQUENT DEVELOPMENTS MAY AFFECT LAZARD’S CONCLUSIONS, LAZARD DOES NOT HAVE ANY OBLIGATION TO UPDATE, REVISE OR REAFFIRM ITS ESTIMATE.

Based upon the assumed combined range of the Enterprise Value of the Reorganized Debtors of between $550 million and $675 million and assumed adjusted net debt of $107 million (assuming a pro forma debt balance of $249 million less cash balance of $166 million less $27 million of restricted cash at Prospector and plus $63 million of operational cash burn through the August 2019 liquidity low point in the Projections), Lazard has employed an imputed estimate of the range of equity value for the Reorganized Debtors (the “Equity Value”) between approximately $443 million and $568 million, with a midpoint estimate of $505 million.

The assumed range of the Enterprise Value was based on the Projections for the Projection Period, as set forth previously.

LAZARD DID NOT INDEPENDENTLY VERIFY THE PROJECTIONS IN CONNECTION WITH

LAZARD’S ESTIMATES OF THE ENTERPRISE VALUE AND EQUITY VALUE, AND NO INDEPENDENT VALUATIONS OR APPRAISALS OF THE DEBTORS WERE SOUGHT OR OBTAINED IN CONNECTION HEREWITH.  ESTIMATES OF THE ENTERPRISE VALUE AND EQUITY VALUE DO NOT PURPORT TO BE APPRAISALS OR NECESSARILY REFLECT THE VALUES THAT MAY BE REALIZED IF ASSETS ARE SOLD AS A GOING CONCERN, IN LIQUIDATION, OR OTHERWISE.  IN THE CASE OF THE REORGANIZED DEBTORS, THE ESTIMATES OF THE ENTERPRISE VALUE PREPARED BY LAZARD REPRESENT THE HYPOTHETICAL ENTERPRISE VALUE OF THE REORGANIZED DEBTORS.  SUCH ESTIMATES WERE DEVELOPED SOLELY FOR PURPOSES OF THE FORMULATION OF THE PLAN AND THE ANALYSIS OF IMPLIED RELATIVE RECOVERIES TO CREDITORS THEREUNDER.  SUCH ESTIMATES REFLECT COMPUTATIONS OF THE RANGE OF THE ESTIMATED ENTERPRISE VALUE OF THE REORGANIZED DEBTORS THROUGH THE APPLICATION OF VARIOUS VALUATION TECHNIQUES AND DO NOT PURPORT TO REFLECT OR CONSTITUTE APPRAISALS, LIQUIDATION VALUES, OR ESTIMATES OF THE ACTUAL MARKET VALUE THAT MAY BE REALIZED THROUGH THE SALE OF ANY SECURITIES TO BE ISSUED PURSUANT TO THE PLAN, WHICH MAY BE SIGNIFICANTLY DIFFERENT THAN THE AMOUNTS SET FORTH HEREIN.

THE VALUE OF AN OPERATING BUSINESS IS SUBJECT TO NUMEROUS UNCERTAINTIES AND CONTINGENCIES WHICH ARE DIFFICULT TO PREDICT AND WILL FLUCTUATE WITH CHANGES IN FACTORS AFFECTING THE FINANCIAL CONDITION AND PROSPECTS OF SUCH A BUSINESS.  AS A RESULT, THE ESTIMATE OF THE RANGE OF THE REORGANIZATION ENTERPRISE VALUE OF THE REORGANIZED DEBTORS SET FORTH

HEREIN IS NOT NECESSARILY INDICATIVE OF ACTUAL OUTCOMES, WHICH MAY BE SIGNIFICANTLY MORE OR LESS FAVORABLE THAN THOSE SET FORTH HEREIN.  BECAUSE SUCH ESTIMATES ARE INHERENTLY SUBJECT TO UNCERTAINTIES, NEITHER THE DEBTORS, LAZARD, NOR ANY OTHER PERSON ASSUMES RESPONSIBILITY FOR THEIR ACCURACY. IN ADDITION, THE VALUATION OF NEWLY ISSUED SECURITIES IS SUBJECT TO ADDITIONAL UNCERTAINTIES AND CONTINGENCIES, ALL OF WHICH ARE DIFFICULT TO PREDICT.  ACTUAL MARKET PRICES OF SUCH SECURITIES AT ISSUANCE WILL DEPEND UPON, AMONG OTHER THINGS, PREVAILING INTEREST RATES, CONDITIONS IN THE FINANCIAL MARKETS, THE ANTICIPATED INITIAL SECURITIES HOLDINGS OF PREPETITION CREDITORS, SOME OF WHICH MAY PREFER TO LIQUIDATE THEIR INVESTMENT RATHER THAN HOLD IT ON A LONG-TERM BASIS, AND OTHER FACTORS WHICH GENERALLY INFLUENCE THE PRICES OF SECURITIES.

Lazard assumed that the Projections were reasonably prepared in good faith and on a basis reflecting the Debtors’ most accurate currently available estimates and judgments as to the future operating and financial performance of the Reorganized Debtors. The estimated Enterprise Value and Equity Value ranges assume the Reorganized Debtors will achieve their Projections in all material respects, including revenue growth, EBITDA margins, and cash flows as projected. If the business performs at levels below or above those set forth in the Projections, such performance may have a materially negative or positive impact, respectively, on Enterprise Value and Equity Value. In estimating the Enterprise Value, Lazard: (a) reviewed certain historical financial information of the Debtors for recent years and interim periods, which is limited; (b) reviewed certain internal financial and operating data of the Debtors, including the Projections; (c) discussed the Debtors’ operations and future prospects with the senior management team and third-party advisors; (d) reviewed certain publicly available financial data for, and considered the market value of, public companies that Lazard deemed generally relevant in analyzing the value of the Reorganized Debtors; (e) considered certain economic and industry information relevant to the operating businesses; and (f) conducted such other studies, analyses, inquiries and investigations as it deemed appropriate. Lazard assumed and relied on the accuracy and completeness of all financial and other information furnished to it by the Debtors’ management as well as publicly available information.

The estimated Enterprise Value and Equity Value do not constitute a recommendation to any holder of Allowed Claims as to how such person should vote or otherwise act with respect to the Plan. Lazard has not been asked to and does not express any view as to what the trading value of the Reorganized Debtors’ securities would be on issuance at any time. The estimated Enterprise Value and Equity Value of the Reorganized Debtors set forth herein does not constitute an opinion as to fairness from a financial point of view to any person of the consideration to be received by such person under the Plan or of the terms and provisions of the Plan.

Based on the Debtors’ and their tax professionals’ tax analysis, the Reorganized Debtors do not expect to have significant tax attributes following the reorganization. Lazard did not estimate the value of any tax attributes nor did it estimate the impact of any cancellation of indebtedness income on the Reorganized Debtors’ projections. Any changes to the assumptions on the availability of tax attributes or the impact of cancellation of indebtedness income on the Reorganized Debtors’ projections could materially impact Lazard’s valuation analysis.

THE ESTIMATES OF THE ENTERPRISE VALUE AND EQUITY VALUE DETERMINED BY LAZARD REPRESENT ESTIMATED VALUES AND DO NOT REFLECT VALUES THAT COULD BE ATTAINABLE IN PUBLIC OR PRIVATE MARKETS. THE IMPUTED ESTIMATE OF THE RANGE OF THE EQUITY VALUE OF REORGANIZED DEBTORS ASCRIBED IN THE ANALYSIS DOES NOT PURPORT TO BE AN ESTIMATE OF THE POST-REORGANIZATION MARKET TRADING VALUE.  ANY SUCH TRADING VALUE MAY BE MATERIALLY DIFFERENT FROM

THE IMPUTED ESTIMATE OF THE EQUITY VALUE RANGE FOR THE REORGANIZED DEBTORS ASSOCIATED WITH LAZARD’S VALUATION ANALYSIS.

LAZARD IS ACTING AS INVESTMENT BANKER TO THE COMPANY, AND WILL NOT BE RESPONSIBLE FOR AND WILL NOT PROVIDE ANY TAX, ACCOUNTING, ACTUARIAL, LEGAL OR OTHER SPECIALIST ADVICE.

IX.
TRANSFER RESTRICTIONS AND CONSEQUENCES
UNDER FEDERAL SECURITIES LAWS

The issuance of and the distribution under the Plan of the New Equity Interests will be exempt from registration under the Securities Act and any other applicable securities laws to the fullest extent permitted by section 1145 of the Bankruptcy Code.  These securities may be resold without registration under the Securities Act or other federal securities laws pursuant to the exemption provided by section 4(a)(1) of the Securities Act, unless the holder is an “underwriter” with respect to such securities, as that term is defined in section 1145(b) of the Bankruptcy Code.  In addition, such section 1145 exempt securities generally may be resold without registration under state securities laws pursuant to various exemptions provided by the respective laws of the several states.

Section 1145 of the Bankruptcy Code generally exempts from registration under the Securities Act the offer or sale under a chapter 11 plan of a security of the debtor, of an affiliate participating in a joint plan with the debtor, or of a successor to the debtor under a plan, if such securities are offered or sold in exchange for a claim against, or an interest in, the debtor or such affiliate, or principally in such exchange and partly for cash or property.  Section 1145(b) of the Bankruptcy Code defines “underwriter” for purposes of the Securities Act as one who, except with respect to ordinary trading transactions, (a) purchases a claim with a view to distribution of any security to be received in exchange for the claim, (b) offers to sell securities issued under a plan for the holders of such securities, (c) offers to buy securities issued under a plan from persons receiving such securities, if the offer to buy is made with a view to distribution or (d) is an issuer, as used in Section 2(a)(11) of the Securities Act, with respect to such securities, which includes control persons of the issuer.

Notwithstanding the foregoing, control person underwriters may be able to sell securities without registration pursuant to the resale limitations of Rule 144 of the Securities Act which, in effect, permit the resale of securities received by such underwriters pursuant to a chapter 11 plan, subject to applicable volume limitations, notice and manner of sale requirements, and certain other conditions.  Parties who believe they may be statutory underwriters as defined in section 1145 of the Bankruptcy Code are advised to consult with their own legal advisers as to the availability of the exemption provided by Rule 144.

In any case, recipients of new securities issued under the Plan are advised to consult with their own legal advisers as to the availability of any such exemption from registration under state law in any given instance and as to any applicable requirements or conditions to such availability.

SEC Registration/Listing.  The Debtors, in consultation with the Requisite Lenders, are considering options with respect to listing the New Equity Interests on the New York Stock Exchange or NASDAQ.  One option is to seek such listing, however, no assurances can be given that the Debtors will be successful obtaining such listing.  If, in consultation with the Requisite Lenders, the Debtors determine not to seek a listing of the New Equity, the Debtors will withdraw registration with the SEC following the Effective Date and accordingly, would no longer be filing reports with the SEC.

Legends.  To the extent certificated, certificates evidencing the New Equity Interests held by holders of 10% or more of the New Equity Interests will bear a legend substantially in the form below:

[THE ORDINARY SHARES] REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION AND MAY NOT BE SOLD, OFFERED FOR SALE OR OTHERWISE TRANSFERRED UNLESS REGISTERED OR QUALIFIED UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR UNLESS PARAGON OFFSHORE PLC RECEIVES AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH REGISTRATION OR QUALIFICATION IS NOT REQUIRED.

X.
CERTAIN TAX CONSEQUENCES OF THE PLAN

A.                        Certain U.S. Federal Income Tax Consequences of the Plan

The following discussion summarizes certain U.S. federal income tax consequences of the implementation of the Plan to the Debtors and to holders of certain Claims.  This discussion does not address the U.S. federal income tax consequences to holders of Claims who are unimpaired or deemed to reject the Plan.

The discussion of U.S. federal income tax consequences below is based on the Internal Revenue Code of 1986, as amended (the “U.S. Tax Code”), U.S. Treasury regulations, judicial authorities, published positions of the IRS, and other applicable authorities, all as in effect on the date of this Disclosure Statement and all of which are subject to change or differing interpretations (possibly with retroactive effect).  The U.S. federal income tax consequences of the contemplated transactions are complex and subject to significant uncertainties.  The Debtors have not requested an opinion of counsel or a ruling from the IRS with respect to any of the tax aspects of the contemplated transactions.

This summary does not address foreign, state, or local tax consequences of the contemplated transactions or the effect of the “Medicare” tax on net investment income, nor does it purport to address the U.S. federal income tax consequences of the transactions to special classes of taxpayers (e.g., non-U.S. taxpayers, small business investment companies, regulated investment companies, real estate investment trusts, banks and certain other financial institutions, insurance companies, tax-exempt organizations, retirement plans, individual retirement and other tax-deferred accounts, holders that are, or hold their Claims through, S corporations, partnerships or other pass-through entities for U.S. federal income tax purposes, persons whose functional currency is not the U.S. dollar, dealers in securities or foreign currency, traders that mark-to-market their securities, persons subject to the alternative minimum tax, and persons whose Claims are part of a straddle, hedging, constructive sale, or conversion transaction).  In addition, this discussion does not address the Foreign Account Tax Compliance Act or U.S. federal taxes other than income taxes, nor does it apply to any person that acquires any Take Back Debt, New Equity Interests or Litigation Trust Interests in the secondary market.

This discussion assumes that the Secured Lender Claims, Senior Notes Claims, General Unsecured Claims, Take Back Debt, New Equity Interests and Litigation Trust Interests are held as “capital assets” (generally, property held for investment) within the meaning of section 1221 of the U.S. Tax Code and, unless otherwise indicated below, that the various debt and other arrangements to which the Debtors are parties will be respected for U.S. federal income tax purposes in accordance with their form.

The following summary of certain U.S. federal income tax consequences is for informational purposes only and is not a substitute for careful tax planning and advice based upon your individual circumstances.

You are urged to consult your tax advisor for the U.S. federal, state, local and other tax consequences applicable under the Plan.

1.                          Consequences to the Debtors

Only one of the Debtors, Paragon Offshore Holdings US Inc., a Delaware corporation and the common parent of a U.S. tax consolidated group (“Paragon US Group”), is required to file a U.S. federal income tax return.  Paragon Offshore Drilling LLC, a Delaware limited liability company, is wholly-owned by Paragon Offshore Holdings US Inc. and is a disregarded entity for U.S. federal income tax purposes.  Paragon Leonard Jones LLC and Paragon Drilling Services 7 LLC are each a Delaware limited liability company wholly-owned directly or indirectly by a foreign debtor entity, and are disregarded entities for U.S. federal income tax purposes, with no U.S. operations.

Section 382 of the U.S. Tax Code generally applies an annual limitation to the utilization of pre-existing net operating loss carryforwards and other tax attributes of a corporation that undergoes a more than 50% change (directly or indirectly) in its stock ownership over a three-year testing period.   It is expected that an ownership change of the Paragon US Group will occur as a result of the implementation of the Plan.  The Debtors do not expect that, as of the Effective Date, the Paragon US Group will have a material amount of net operating loss carryforwards, although it is possible that the Paragon US Group could have a net unrealized built-in loss (such that a portion of future deductions would be subject to limitation if an ownership change were to occur).  However, based on existing IRS guidance, the Debtors do not believe that, as of the Effective Date, the amount of net unrealized built-in loss would be material.  Nevertheless, there is no assurance that the IRS would not take a contrary position.  The Paragon US Group is not otherwise expected to have any material adverse U.S. federal income tax consequences as a result of the implementation of the Plan.

2.                          Consequences to U.S. Holders of Certain Claims

This summary discusses the U.S. federal income tax consequences to holders of Secured Lender Claims, Senior Notes Claims and General Unsecured Claims who are U.S. Holders and does not discuss tax consequences for those who are not U.S. Holders.  As used herein, the term “U.S. Holder” means a beneficial owner of Secured Lender Claims, Senior Notes Claims, General Unsecured Claims, Take Back Debt, New Equity Interests or Litigation Trust Interests that is for U.S. federal income tax purposes:

•                                          an individual who is a citizen or resident of the United States;

•                                          a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•                                          an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•                                          a trust, if (i) (A) a court within the United States is able to exercise primary jurisdiction over its administration and (B) one or more U.S. persons have authority to control all of its substantial decisions, or (ii) if the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a partnership or other entity or arrangement taxable as a partnership for U.S. federal income tax purposes holds Secured Lender Claims, Senior Notes Claims, General Unsecured Claims, Take Back Debt, New Equity Interests or Litigation Trust Interests, the U.S. federal income tax treatment of a partner in such partnership generally will depend upon the status of the partner and the activities of the partnership.  If you are a partner in such a partnership holding any of such instruments, you are urged to consult your tax advisor.

Pursuant to the Plan, and in accordance with the U.K. Sale Transaction, holders of Secured Lender Claims will receive a cash payment, Take Back Debt, New Equity Interests and Litigation Trust Interests,  holders of Senior Notes Claims will receive a cash payment, New Equity Interests and Litigation Trust Interests, and holders of General Unsecured Claims will receive a cash payment, in each case, in full satisfaction of their Allowed Claims.

The U.S. federal income tax consequences of the Plan to U.S. Holders of Secured Lender Claims or Senior Notes Claims depends in part on whether such Claims and/or the Take Back Debt would be treated as “securities” for U.S. federal income tax purposes. The term “security” is not defined in the U.S. Tax Code or in the U.S. Treasury regulations issued thereunder and has not been clearly defined by judicial decisions. The determination of whether a particular debt obligation constitutes a “security” depends on an overall evaluation of the nature of the debt, including whether the holder of such debt obligation is subject to a material level of entrepreneurial risk and whether a continuing proprietary interest is intended or not. One of the most significant factors considered in determining whether a particular debt obligation is a “security” is its original term. In general, debt obligations issued with a weighted average maturity at issuance of less than five (5) years do not constitute “securities,” whereas debt obligations with a weighted average maturity at issuance of ten (10) years or more constitute “securities.”  Additionally, the IRS has ruled that new debt instruments with short-term maturity issued in exchange for and bearing the same terms (other than interest rate) as “securities” should also be classified as “securities” for this purpose since the new debt represented a continuation of the holder’s investment in the corporation in substantially the same form. Each holder of Secured Lender Claims and/or Senior Notes Claims is urged to consult its tax advisor regarding the appropriate status for U.S. federal income tax purposes of its Claims.

Given that the weighted average maturity at issuance of the debt obligations under the Term Loan Agreement were approximately seven (7) years, and the weighted average maturity at issuance of the debt obligations under the Senior Notes were at least seven (7) years, the Debtors assume for purposes of this discussion that the Term Loan Claims and Senior Notes Claims constitute “securities” for U.S. federal income tax purposes.  Additionally, the Debtors assume for purposes of this discussion that the Revolver Claims do not constitute “securities.”  The Take Back Debt will have a maturity of five (5) years. Accordingly, the following discussion describes the tax consequences to U.S. Holders of Secured Lender Claims based on the alternative classification of the Take Back Debt as “securities” and not as “securities.”

The U.S. federal income tax consequences of the Plan to U.S. Holders of Secured Lender Claims or Senior Notes Claims also depends in part on the U.S. federal income tax treatment of the Litigation Trust. The Debtors intend to organize the Litigation Trust either as (a) a trust intended to qualify as a “liquidating trust” for U.S. federal income tax purposes or (b) a non-U.S. business entity that is not engaged in a trade or business in the United States.

(a)                     Treatment of Revolver Claims

Pursuant to the Plan, and in accordance with the U.K. Sale Transaction, holders of Revolver Claims will receive a cash payment, Take Back Debt, New Equity Interests and Litigation Trust Interests in full satisfaction of their Allowed Revolver Claims.

As discussed above, the Revolver Claims are, for purposes of this discussion, not treated as “securities” of Paragon Parent for U.S. federal income tax purposes, and so the receipt by a U.S. Holder of cash, Take Back Debt, New Equity Interests and Litigation Trust Interests in exchange for its Revolver Claims will be a fully taxable transaction to such U.S. Holder.  Accordingly, in general, a U.S. Holder of Revolver Claims will recognize gain or loss in an amount equal to the difference, if any, between (i) the sum of (A) the amount of any cash received in satisfaction of its Revolver Claims, (B) the “issue price” of any Take Back Debt (or, the fair market value of such Take Back Debt, if the Take Back Debt is be treated as issued by Reorganized Paragon to Paragon Parent in consideration for Reorganized Paragon’s acquisition of the equity interests of the Transferred Subsidiaries of Paragon Parent and distributed by Paragon Parent) received in satisfaction of its Revolver Claims, (C) the aggregate fair market value of any New Equity Interests received in satisfaction of its Revolver Claims and (D) (x) if the Litigation Trust is a corporation for U.S. federal income tax purposes, the aggregate fair market value of any Litigation Trust Interests received in satisfaction of its Revolver Claims, or (y) if the Litigation Trust is a “liquidating trust” (as discussed below) or other pass-through entity for U.S. federal income tax purposes, the fair market value of the portion of the Noble Claims underlying the holder’s Litigation Trust Interests received in satisfaction of its Revolver Claims (in the case of each of clauses (A), (B), (C) and (D), other than any consideration received in respect of such Revolver Claims for accrued but unpaid interest or accrued but unpaid original issue discount (“OID”), if any), and (ii) the U.S. Holder’s adjusted tax basis in its Revolver Claims immediately prior to the exchange (other than any tax basis in respect of accrued but unpaid interest or OID, if any).  See 2.h.— “Character of Gain or Loss,” below.  See 2.d.B.— “Accrual of Original Issue Discount on the Take Back Debt,” below, for a discussion of the “issue price” of the Take Back Debt.  A U.S. Holder of such a Claim will have interest income to the extent of any consideration allocable to accrued but unpaid interest not previously included in income.  See 2.g.— “Distributions in Discharge of Accrued Interest or OID,” below.

A U.S. Holder’s tax basis in any Take Back Debt or New Equity Interests received in respect of its Revolver Claims on the Effective Date generally will equal the amount taken into account in computing the U.S. Holder’s gain or loss (as discussed above).  If the Litigation Trust is a “liquidating trust,” then a U.S. Holder will not have a tax basis in the Litigation Trust Interests received in respect of its Revolver Claims on the Effective Date, but rather will have a tax basis in the portion of the Noble Claims underlying such interests that equals that portion’s fair market value. If the Litigation Trust is not a “liquidating trust”, then a U.S. Holder’s tax basis in any Litigation Trust Interests received in respect of its Revolver Claims on the Effective Date generally will equal the amount taken into account in computing the U.S. Holder’s gain or loss (as discussed above).

The U.S. Holder’s holding period in any Take Back Debt, New Equity Interests and Litigation Trust Interests (or the underlying portion of Noble Claims, if the Litigation Trust is a “liquidating trust”) received generally will begin on the day following the Effective Date.

(b)                     Treatment of Term Loan Claims and Senior Notes Claims

Pursuant to the Plan, and in accordance with the U.K. Sale Transaction, holders of Term Loan Claims will receive a cash payment, Take Back Debt, New Equity Interests and Litigation Trust Interests, and holders of Senior Notes Claims will receive a cash payment, New Equity Interests and Litigation Trust Interests, in each case, in full satisfaction of their Allowed Claims.

(A)   Reorganization Treatment.  Pursuant to the U.K. Sale Transaction, (1) Paragon Parent will, among other things, implement a direct or indirect transfer of the equity interests of the Transferred Subsidiaries to Reorganized Paragon, and distribute the New Equity Interests to holders of Allowed General Unsecured Claims pursuant to the terms of the Plan and the U.K. Implementation Agreement (which distribution will, together with the Cash to be distributed by Paragon Parent, be in full and final satisfaction and discharge of such General Unsecured Claims in accordance with the treatment section of the Plan) and (2) Reorganized Paragon will enter into the Take Back Debt Agreement.

Reorganized Paragon will be treated as a corporation for U.S. federal income tax purposes and, thus, the New Equity Interests will be treated as “stock” of Reorganized Paragon for U.S. federal income tax purposes.  As discussed above, the Term Loan Claims and Senior Notes Claims are treated for purposes of this discussion as “securities” of Paragon Parent for U.S. federal income tax purposes.  Accordingly, it is possible that the U.K. Sale Transaction and distribution of cash, Take Back Debt, New Equity Interests and/or Litigation Trust Interests to holders of Term Loan Claims and Senior Notes Claims, as applicable, could be treated as a “reorganization” pursuant to Section 368 of the U.S. Tax Code.

The classification of an exchange as a “reorganization” for U.S. federal income tax purposes generally serves to defer the recognition of any gain or loss by the U.S. Holder. However, a U.S. Holder generally is still required to recognize any gain to the extent the holder receives “boot” in the reorganization exchange, i.e., consideration other than stock or “securities” of the exchanging company. Accordingly, assuming the U.K. Sale Transaction qualifies as a “reorganization,” a U.S. Holder of Term Loan Claims or Senior Notes Claims generally will not recognize any loss upon the exchange.  A U.S. Holder will recognize any realized gain (calculated as described below in 2.b.B— “Fully Taxable Exchange Treatment”) to the extent of the sum of (A) the amount of cash received by the holder in the exchange in respect of its Claims, (B) if the Take Back Debt is not considered “securities” for this purpose, the aggregate fair market value as of the Effective Date of the Take Back Debt received by the holder in the exchange in respect of its Claims and (C) (x) if the Litigation Trust is a corporation for U.S. federal income tax purposes, the aggregate fair market value of any Litigation Trust Interests received in by the holder in the exchange in respect of its Claims, or (y) if the Litigation Trust is a “liquidating trust” or other pass-through entity for U.S. federal income tax purposes, the fair market value of the portion of the Noble Claims underlying the holder’s Litigation Trust Interests received in the exchange in respect of its Claims (namely, the “boot”).

In addition, even though the exchange may otherwise be a “reorganization,” a U.S. Holder will have taxable interest income to the extent of any consideration allocable to accrued but unpaid interest or OID not previously included in income. See 2.g.— “Distributions in Discharge of Accrued Interest or OID,” below.

In a “reorganization” exchange, a U.S. Holder’s aggregate tax basis in the Take Back Debt (if the Take Back Debt constitutes “securities”) and the New Equity Interests received will equal such holder’s aggregate adjusted tax basis in its Term Loan Claims or Senior Notes Claims exchanged therefor, increased by any gain or interest income recognized in the exchange and decreased by the amount of boot received in the exchange. Such aggregate tax basis presumably should be allocated among the Take Back Debt (if the Take Back Debt constitutes “securities”) and the New Equity Interests received in accordance with their relative fair market values.  If the Take Back Debt does not constitute “securities,” then a U.S. Holder’s tax basis in the Take Back Debt received in respect of its Term Loan Claims should equal the amount taken into account in computing the U.S. Holder’s gain (as discussed above).  If the Litigation Trust is a “liquidating trust,” then a U.S. Holder will not have a tax basis in the Litigation Trust Interests received in respect of its Term Loan Claims or Senior Notes Claims on the Effective Date, but rather will have a tax basis in the portion of the Noble Claims underlying such interests that equals that portion’s fair market value. If the Litigation Trust is not a “liquidating trust”, then a U.S. Holder’s tax basis in any Litigation Trust Interests received in respect of its Term Loan Claims or Senior Notes Claims on the Effective Date generally will equal the amount taken into account in computing the U.S. Holder’s gain (as discussed above).

In a “reorganization” exchange, a U.S. Holder’s holding period in New Equity Interests received will include its holding period in its Term Loan Claims or Senior Notes Claims exchanged therefor, except to the extent received in respect of accrued but unpaid interest (which New Equity Interests will have a holding period beginning the day following the Effective Date). If the Take Back Debt is considered “securities” for this purpose, a U.S. Holder’s holding period in the Take Back Debt received will include its holding period in the Term Loan Claims exchanged therefor, except to the extent received in respect of accrued but unpaid interest (which Take Back Debt will have a holding period beginning the day following the Effective Date). If the Take Back Debt is not considered “securities” for this purpose, a U.S. Holder’s holding period in the Take Back Debt received generally will begin on the day following the Effective Date. A U.S. Holder’s holding period in the Litigation Trust Interests (or the underlying portion of Noble Claims, if the Litigation Trust is a “liquidating trust”) received in respect of its Term Loan Claims or Senior Notes Claims generally will begin on the day following the Effective Date.

(B)   Fully Taxable Exchange Treatment.  In the event that the U.K. Sale Transaction and distribution of cash, Take Back Debt, New Equity Interests and Litigation Trust Interests to holders of Term Loan Claims and Senior Notes Claims does not constitute a “reorganization,” as discussed above, then in general, a U.S. Holder of Term Loan Claims or Senior Notes Claims will recognize gain or loss in an amount equal to the difference, if any, between (i) the sum of (A) the amount of any cash received by the holder in the exchange in respect of its Claims, (B) the “issue price” of any Take Back Debt (or, the fair market value of such Take Back Debt, if the Take Back Debt is be treated as issued by Reorganized Paragon to Paragon Parent in consideration for Reorganized Paragon’s acquisition of the equity interests of the Transferred Subsidiaries of Paragon Parent and distributed by Paragon Parent) received by the holder in the exchange in respect of its Claims, (C) the aggregate fair market value of any New Equity Interests received by the holder in the exchange in respect of its Claims and (D) (x) if the Litigation Trust is a corporation for U.S. federal income tax purposes, the aggregate fair market value of any Litigation Trust Interests received by the holder in the exchange in respect of its Claims, or (y) if the Litigation Trust is a “liquidating trust” (as discussed below) or other pass-through entity for U.S. federal income tax purposes, the fair market value of the portion of the Noble Claims underlying the holder’s Litigation Trust Interests received in in the exchange in respect of its Claims (in the case of clauses, (A), (B), (C) and (D), other than any consideration received in respect of accrued but unpaid interest or accrued but unpaid OID, if any), and (ii) the U.S. Holder’s adjusted tax basis in its Term Loan Claims or Senior Notes Claims immediately prior to the exchange (other than any tax basis in respect of accrued but unpaid interest or OID, if any).  See 2.h.— “Character of Gain or Loss,” below.  See 2.c.B.— “Accrual of Original Issue Discount on the Take Back Debt,” below, for a discussion of the “issue price” of the Take Back Debt.  A U.S. Holder of such Claims will have interest income to the extent of any consideration allocable to accrued but unpaid interest not previously included in income.  See 2.g.— “Distributions in Discharge of Accrued Interest or OID,” below.

A U.S. Holder’s tax basis in any Take Back Debt or New Equity Interests received in respect of its Term Loan Claims or Senior Notes Claims on the Effective Date generally will equal the amount taken into account in computing the U.S. Holder’s gain or loss (as discussed above). If the Litigation Trust is a “liquidating trust” (as discussed below), then a U.S. Holder will not have a tax basis in the Litigation Trust Interests received in respect of its Term Loan Claims or Senior Notes Claims on the Effective Date, but rather will have a tax basis in the portion of the Noble Claims underlying such interests that equals that portion’s fair market value. If the Litigation Trust is not a “liquidating trust”, then a U.S. Holder’s tax basis in any Litigation Trust Interests received in respect of its Term Loan Claims or Senior Notes Claims on the Effective Date generally will equal the amount taken into account in computing the U.S. Holder’s gain or loss (as discussed above).

The U.S. Holder’s holding period in any Take Back Debt, New Equity Interests and Litigation Trust Interests (or the underlying portion of Noble Claims, if the Litigation Trust is a “liquidating trust”) generally will begin on the day following the Effective Date.

(c)                      Treatment of General Unsecured Claims

Pursuant to the Plan, holders of General Unsecured Claims will receive a cash payment in full satisfaction of their Allowed Revolver Claims.

The receipt by a U.S. Holder of cash in exchange for its General Unsecured Claims will be a fully taxable transaction to such U.S. Holder.  Accordingly, in general, a U.S. Holder of General Unsecured Claims will recognize gain or loss in an amount equal to the difference, if any, between (i) the amount of any cash received in satisfaction of its General Unsecured Claims (other than any consideration received in respect of such General Unsecured Claims for accrued but unpaid interest, if any), and (ii) the U.S. Holder’s adjusted tax basis in its General Unsecured Claims immediately prior to the exchange.  See 2.h.— “Character of Gain or Loss,” below.  A U.S. Holder of such a Claim will have interest income to the extent of any consideration allocable to accrued but unpaid interest not previously included in income.  See 2.g.— “Distributions in Discharge of Accrued Interest or OID,” below.

In the event of the subsequent disallowance of any Disputed General Unsecured Claim after the Effective Date, a U.S. Holder of a previously Allowed General Unsecured Claim may receive additional distributions in respect of its Claim.  In such instance, the imputed interest provisions of the U.S. Tax Code may apply to treat a portion of such additional distributions as imputed interest.  In addition, it is possible that any loss realized by a U.S. Holder may be deferred until all Disputed General Unsecured Claims are resolved (i.e., until the U.S. Holder has received its final distribution).  Alternatively, a U.S. Holder may recognize additional gain or otherwise be subject to the possible application of the “installment method” of reporting with respect to any gain realized.  You are urged to consult your tax advisor regarding the possibility for deferral, and the potential application (and ability to elect out) of the “installment method” of reporting any gain realized in respect of your Claims.

Subject to definitive guidance from the IRS or a court of competent jurisdiction to the contrary, or the receipt of a determination by the IRS, the Disbursing Agent will (i) treat any cash reserved on account of Disputed General Unsecured Claims (i.e., the General Unsecured Claims Reserve) as “disputed ownership funds” governed by Treasury Regulation section 1.468B-9, and (ii) to the extent permitted by applicable law, report consistently with the foregoing for state and local income tax purposes.  All parties (including, without limitation, the Debtors, Reorganized Paragon, the Disbursing Agent and the holders of General Unsecured Claims) will be required to report for tax purposes consistently with such treatment. Accordingly, the General Unsecured Claims Reserve will be a separate taxable entity for U.S. federal income tax purposes, and all interest and earnings of the General Unsecured Claims Reserve will be taxable to such entity.  Any distributions from the General Unsecured Claims Reserve to holders of Allowed General Unsecured Claims (including to previously Allowed General Unsecured Claims in the event a Disputed Claim is disallowed) will be treated for U.S. federal income tax purposes as if received directly from the Debtors on the original Allowed General Unsecured Claims. The Disbursing Agent will be responsible for payment, out of the cash in the General Unsecured Claims Reserve, of any taxes imposed on the General Unsecured Claims Reserve.

(d)                     Ownership of the Take Back Debt

(A)  Payments of Stated Interest in Cash on the Take Back Debt.  Interest on the Take Back Debt will be payable in kind or in cash at the election of Reorganized Paragon at a rate of LIBOR plus 6% per annum, except that not less than 1% per annum must be paid in cash. Cash payments in respect of the 1% per annum portion of the stated interest that is payable only in cash on the Take Back Debt generally should be taxable to a U.S. Holder as ordinary interest income at the time such payments are accrued or are received (in accordance with the U.S. Holder’s regular method of tax accounting), whereas the remaining interest generally should be treated as described in the following section.

(B)  Accrual of Original Issue Discount on the Take Back Debt.  The Take Back Debt will be treated as issued with OID.  A debt instrument generally has OID if its “stated redemption price at maturity” exceeds its “issue price” by more than a de minimis amount.

The “issue price” of a debt instrument generally depends on whether such debt instrument or the property for which it is exchanged is considered traded on an “established market” as determined for U.S. federal income tax purposes.  However, a debt instrument is not treated as traded on an established market if the outstanding stated principal amount of the issue that includes the debt instrument does not exceed U.S. $100 million. Thus, the Take Back Debt itself will not be treated as traded on an established market. In addition, it is possible that the Take Back Debt (and New Equity Interests) could be treated as issued by Reorganized Paragon to Paragon Parent in consideration for Reorganized Paragon’s acquisition of the equity interests of the Transferred Subsidiaries of Paragon Parent (even if issued in a reorganization pursuant to Section 368(a) of the U.S. Tax Code, as described above), and distributed by Paragon Parent.  In that case, the property for which the Take Back Debt is issued (the equity interest of the Transferred Subsidiaries of Paragon Parent) would not be traded on an established market, and the issue price of the Take Back Debt should be their stated principal amount. Alternatively, it is possible that because the Take Back Debt will be immediately distributed to holders of Secured Lender Claims, the Take Back Debt could be treated as issued in exchange for such Secured Lender Claims, in which case, if such claims are considered traded on an established market, then the issue price of the Take Back Debt will be based on the fair market value of such claims. In general, such claims will be treated as traded on an “established market” for these purposes if, at any time during the 31-day period ending 15 days after the issue date (i) there is a sales price for the claims that is reasonably available, (ii) there are one or more firm quotes for the claims or (iii) there are one or more indicative quotes for the claims, each as determined under applicable Treasury Regulations.

The “stated redemption price at maturity” of the Take Back Debt for this purpose would include all principal and interest payable over the term of the Take Back Debt, other than “qualified stated interest,” i.e., stated interest that is unconditionally payable at least annually at a constant rate in cash or property (other than debt of the issuer).  Interest on the Take Back Debt will be payable in kind or in cash at the election of Reorganized Paragon at a rate of LIBOR plus 6% per annum, except that not less than 1% per annum must be paid in cash. The 1% per annum portion of the interest that is payable only in cash on the Take Back Debt should be considered qualified stated interest for this purpose, and the remaining interest should not be considered qualified stated interest for this purpose.

A U.S. Holder of Take Back Debt generally will be required to include OID in gross income as it accrues over the term of the loan in accordance with a constant yield-to-maturity method, regardless of whether the U.S. Holder is a cash or accrual method taxpayer, and regardless of whether and when the U.S. Holder receives cash payments of interest on the obligation.  Accordingly, a U.S. Holder could be treated as receiving interest income in advance of a corresponding receipt of cash.  Any OID that a U.S. Holder includes in income will increase the U.S. Holder’s adjusted tax basis in the Take Back Debt.  A U.S. Holder generally will not be required to include separately in income cash payments (other than in respect of qualified stated interest) received on the Take Back Debt; instead, such payments will reduce the U.S. Holder’s adjusted tax basis in the Take Back Debt by the amount of the payment.

The amount of OID includible in income for a taxable year by a U.S. Holder generally equals the sum of the daily portions of OID that accrue on the Take Back Debt for each day during the taxable year on which such U.S. Holder holds the Take Back Debt, whether reporting on the cash or accrual basis of accounting for U.S. federal income tax purposes.  The daily portion is determined by allocating to each day of an accrual period (generally, the period between interest payments or compounding dates) a pro rata portion of the OID allocable to such accrual period.  The amount of OID that will accrue during an accrual period is the product of the “adjusted issue price” of the Take Back Debt at the beginning of the accrual period multiplied by the yield to maturity of the Take Back Debt less the amount of any qualified stated interest allocable to such accrual period.  The “adjusted issue price” of a Take Back Debt at the beginning of an accrual period will equal its issue price, increased by the aggregate amount of OID that has accrued on the Take Back Debt in all prior accrual periods, and decreased by any payments made during all prior accrual periods on the Take Back Debt other than qualified stated interest.

The amount of OID includible in a U.S. Holder’s gross income with respect to the Take Back Debt will be reduced if the Take Back Debt is acquired at an “acquisition premium” or with “bond premium,” as discussed below.

The rules regarding the determination of issue price and OID are complex, and the OID rules described above may not apply in all cases.  Accordingly, each U.S. Holder of Secured Lender Claims is urged to consult its tax advisor regarding the possible application of the OID rules to the Take Back Debt.

(C)  Accrual of Market Discount on the Take Back Debt.  Any U.S. Holder that has a tax basis in the Take Back Debt received that is less than its issue price (as described above) generally will be subject to the “market discount” rules of the U.S. Tax Code (unless such difference is less than a de minimis amount).  Under the market discount rules, a U.S. Holder is required to treat any principal payment on, or any gain recognized on the sale, exchange, retirement or other taxable disposition of, the Take Back Debt as ordinary income to the extent of the market discount that has not previously been included in income and is treated as having accrued on the Take Back Debt at the time of such payment or disposition.  A U.S. Holder could be required to defer the deduction of a portion of the interest expense on any indebtedness incurred or maintained to purchase or to carry a market discount note, unless an election is made to include all market discount in income as it accrues.  Such an election would apply to all notes and other bonds acquired by the U.S. Holder on or after the first day of the first taxable year to which such election applies, and may not be revoked without the consent of the IRS.

Any market discount will be considered to accrue on a straight-line basis during the period from the date of acquisition of such Take Back Debt to the maturity date of such Take Back Debt, unless the U.S. Holder irrevocably elects to compute the accrual on a constant yield basis.  This election can be made on a loan-by-loan basis. See 2.h.—“Character of Gain or Loss,” below regarding the carry-over of accrued market discount to the Take Back Debt (if the Take Back Debt constitutes “securities”) in the case of a “reorganization” exchange.

(D)  Acquisition and Bond Premium. A U.S. Holder will be treated as having “acquisition premium” in the Take Back Debt if the U.S. Holder’s tax basis in the Take Back Debt is greater than the issue price of the Take Back Debt (as described above), but is less than or equal to the “stated redemption price at maturity” of the Take Back Debt.  If the Take Back Debt has acquisition premium, the amount of any OID includible in its gross income in any taxable year with respect to the Take Back Debt generally will be reduced by an allocable portion of the acquisition premium (generally determined by multiplying the annual OID accrual with respect to the Take Back Debt by a fraction, the numerator of which is the amount of the acquisition premium, and the denominator of which is the total OID).

If a U.S. Holder has a tax basis in the Take Back Debt that exceeds the “stated redemption price at maturity” of the Take Back Debt, the Take Back Debt will be treated as having “bond premium” and the U.S. Holder generally will not include any of the OID in income.  A U.S. Holder may elect to amortize any bond premium over the period from its acquisition of the Take Back Debt to the maturity of the Take

Back Debt, in which case the U.S. Holder should have an ordinary deduction (and a corresponding reduction in tax basis in the Take Back Debt for purposes of computing gain or loss) in the amount of such bond premium upon the sale or other disposition of the Take Back Debt, including the repayment of principal.  If such an election to amortize bond premium is not made, a U.S. Holder will receive a tax benefit from the premium only in computing such U.S. Holder’s gain or loss upon the sale or other taxable disposition of the Take Back Debt, including the repayment of principal.

An election to amortize bond premium will apply to amortizable bond premium on all notes and other bonds the interest on which is includible in the U.S. Holder’s gross income and that are held at, or acquired after, the beginning of the U.S. Holder’s taxable year as to which the election is made.  The election may be revoked only with the consent of the IRS.

(e)                      Ownership of New Equity Interests

(A)  General Treatment.  The following discussion is qualified in part by the discussion in the next section regarding the possible treatment of Reorganized Paragon as a passive foreign investment company (“PFIC”) or a controlled foreign corporation (“CFC”).

Distributions on New Equity Interests.  In general, any cash distributions with respect to the New Equity Interests (including any amounts withheld in respect of taxes thereon) will be treated as a taxable dividend to the extent paid out of Reorganized Paragon’s current or accumulated earnings and profits as determined under U.S. federal income tax principles (“earnings and profits”), and will be includible by the U.S. Holder as ordinary income when received.  To the extent the amount of any distribution exceeds available earnings and profits with respect to such distribution, the excess will be applied against and will reduce the U.S. Holder’s adjusted tax basis (on a dollar-for-dollar basis) in respect of the New Equity Interests as to which the distribution was made, but not below zero.  Any remaining excess will be treated as gain from the sale or exchange of New Equity Interests, with the consequences discussed below (see “Disposition of New Equity Interests,” below).  The Debtors do not expect that Reorganized Paragon will keep record of its earnings and profits in accordance with U.S. federal income tax principles.  Therefore, U.S. Holders should expect that a cash distribution on New Equity Interests will generally be treated as a dividend.

Any such taxable dividends received by a corporate U.S. Holder will not be eligible for the “dividends received deduction.”  Any such taxable dividends will be eligible for reduced rates of taxation as “qualified dividend income” for non-corporate U.S. Holders if they are received at a time when (i) the New Equity Interests are readily tradable on an established securities market in the United States (including, e.g., the NYSE or NASDAQ) or (ii) Reorganized Paragon is eligible for the benefits of a comprehensive income tax treaty with the United States which the Secretary of the U.S. Treasury has determined is satisfactory and which includes an exchange of information program (including, e.g., as of the date hereof, the Convention between the Government of the United States of America and the Government of the United Kingdom of Great Britain and Northern Ireland for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with respect to Taxes on Income and Capital Gains).  Otherwise, such taxable dividends will not be eligible for reduced rates of taxation as “qualified dividend income.”

The Debtors may seek listing of the New Equity Interests on the NYSE or NASDAQ upon consummation of the Plan (see XI.D.1.—“Market for Securities,” hereof).  However, no assurance can be given that the Debtors will be successful with any such listing or that Reorganized Paragon will qualify for the benefits of a comprehensive income tax treaty as described above.  Accordingly, each non-corporate U.S. Holder is urged to consult its tax advisor regarding whether taxable dividends received by such U.S. Holder will be eligible for qualified dividend income treatment.

Disposition of New Equity Interests.  Unless a nonrecognition provision applies, a U.S. Holder generally will recognize capital gain or loss upon the sale or exchange of New Equity Interests in an amount equal to the difference between (i) the U.S. Holder’s adjusted tax basis in its New Equity Interests held and (ii) the sum of the cash and the fair market value of any property received from such disposition.  Any such gain or loss generally will be long-term if the U.S. Holder’s holding period for its New Equity Interests held is more than one year at that time.  A reduced tax rate on long-term capital gain generally will apply to non-corporate U.S. Holders.  The deductibility of capital losses is subject to significant limitations.

Notwithstanding the foregoing, if the U.K. Sale Transaction and distribution of cash,Take Back Debt New Equity Interests and Litigation Trust Interests to holders of Term Loan Claims and Senior Notes Claims, as applicable, is treated as a “reorganization” pursuant to Section 368 of the U.S. Tax Code, any gain recognized by a U.S. Holder upon a subsequent taxable disposition of the New Equity Interests (or any stock or property received for such New Equity Interests in a later tax-free exchange) received in exchange for Term Loan Claims or Senior Notes Claims will be treated as ordinary income for U.S. federal income tax purposes to the extent of (i) any ordinary loss deductions incurred upon exchange or previously as a result of a U.S. Holder’s write-down of the Claim, decreased by any income (other than interest income) recognized by the U.S. Holder upon exchange of the Claim, (ii) with respect to a cash-basis U.S. Holder and in addition to clause (i) above, any amounts which would have been included in its gross income if the U.S. Holder’s Claim had been satisfied in full but which was not included by reason of the cash method of accounting and (iii) any accrued market discount  carried over to the New Equity Interests. See 2.h.—“Character of Gain or Loss,” below regarding the carry-over of accrued market discount to the New Equity Interests in the case of a “reorganization” exchange.

(B)  Possible Treatment of Reorganized Paragon as a Passive Foreign Investment Company or Controlled Foreign Corporation.  Reorganized Paragon or any of its foreign corporate subsidiaries may be classified as a PFIC for U.S. federal income tax purposes.  In general, a foreign corporation will be classified as a PFIC if (i) 75% or more of its gross income in a taxable year, including its pro rata share of the gross income of any company treated as a corporation for U.S. federal income tax purposes, U.S. or foreign, in which the foreign corporation is considered to own, directly or indirectly, 25% or more of the shares by value, is passive income, or (ii) at least 50% of its assets in a taxable year, averaged quarterly over the year and ordinarily determined based on fair market value and including its pro rata share of the assets of any company treated as a corporation for U.S. federal income tax purposes, U.S. or foreign, in which the foreign corporation is considered to own, directly or indirectly, 25% or more of the shares by value, produce, or are held for the production of, passive income.  Passive income for this purpose generally includes, among other items, interest, dividends, royalties, rents and annuities.  The Debtors do not expect that, as of the Effective Date, Reorganized Paragon or any of its subsidiaries will constitute a PFIC for U.S. federal income tax purposes.  There can be no assurance, however, that the IRS or a court will agree or that Reorganized Paragon or one of its subsidiaries will not be or later become a PFIC.  Each U.S. Holders is urged to consult its tax advisor regarding whether Reorganized Paragon or any of its subsidiaries will constitute a PFIC for U.S. federal income tax purposes and, if so, the U.S. federal, state, local, and foreign tax consequences of holding New Equity Interests.

Reorganized Paragon or any of its foreign corporate subsidiaries may be classified as a CFC for U.S. federal income tax purposes.  In general, a foreign corporation will be classified as a CFC if more than 50% of the shares of the corporation, measured by reference to combined voting power or value, is owned (directly, indirectly or by attribution) by “U.S. Shareholders.”  A “U.S. Shareholder,” for this purpose, is any U.S. person that possesses (directly, indirectly or by attribution) 10% or more of the combined voting power (generally the right to vote for directors of the corporation) of all classes of shares of a foreign corporation.  The Debtors do not expect that, as of the Effective Date, Reorganized Paragon or any of its subsidiaries will constitute a CFC for U.S. federal income tax purposes.  There can be no assurance, however, that Reorganized Paragon or one of its subsidiaries will not be or later become a CFC.  Each

U.S. Holder is urged to consult its tax advisor regarding whether Reorganized Paragon or any of its subsidiaries will constitute a CFC for U.S. federal income tax purposes and, if so, the U.S. federal, state, local, and foreign tax consequences of holding New Equity Interests.

Distributions on and Disposition of New Equity Interests if Reorganized Paragon is a PFIC.  Under the PFIC rules, if Reorganized Paragon were a PFIC for any taxable year during which a U.S. Holder holds New Equity Interests, Reorganized Paragon would continue to be treated as a PFIC with respect to such U.S. Holder for all succeeding years during which the U.S. Holder holds the New Equity Interests unless (i) Reorganized Paragon ceases to be a PFIC and (ii) the U.S. Holder makes a “deemed sale” election under the PFIC rules.  In general, if Reorganized Paragon is a PFIC for any taxable year during which a U.S. Holder holds New Equity Interests, any gain recognized by the U.S. Holder on a sale or other disposition of New Equity Interests, as well as the amount of an “excess distribution” (defined below) received by such U.S. Holder, would be allocated ratably over the U.S. Holder’s holding period for the New Equity Interests.  The amounts allocated to the taxable year of the sale or other disposition (or the taxable year of receipt, in the case of an excess distribution) and to any year before Reorganized Paragon became a PFIC would be taxed as ordinary income.  The amounts allocated to each other taxable year would be subject to tax at the highest rate in effect for individuals or corporations, as appropriate, for that taxable year, and an interest charge would be imposed.  For purposes of these rules, an excess distribution is the amount by which any distribution received by a U.S. Holder on its New Equity Interests in a taxable year exceeds 125% of the average of the annual distributions on the New Equity Interests received during the preceding three years or the U.S. Holder’s holding period, whichever is shorter.  Certain elections may be available that would result in alternative treatments (such as mark-to-market treatment) of the New Equity Interests.  The Debtors do not intend to make available the information necessary for U.S. Holders to make a “qualified electing fund” election with respect to their New Equity Interests.

The rules relating to PFICs are complex.  Each U.S. Holder is urged to consult its tax advisor regarding whether Reorganized Paragon will constitute a PFIC and, if so, the U.S. federal, state, local, and foreign tax consequences of holding the New Equity Interests.

Deemed Dividends and Actual Distributions on New Equity Interests if Reorganized Paragon is a Controlled Foreign Corporation.  If Reorganized Paragon is treated as a CFC for U.S. federal income tax purposes, a U.S. Shareholder of Reorganized Paragon would be treated, subject to certain exceptions, as receiving a deemed dividend at the end of the taxable year from Reorganized Paragon in an amount equal to that person’s pro rata share of the “Subpart F income” of Reorganized Paragon to the extent of Reorganized Paragon’s earnings and profits, as determined under U.S. federal income tax principles.  Such deemed dividend would be treated as income from sources within the United States for U.S. foreign tax credit limitation purposes to the extent that it is attributable to income of Reorganized Paragon from sources within the United States.  Among other items, and subject to certain exceptions, “Subpart F income” includes dividends, interest, annuities, gains from the sale or exchange of shares and securities, certain gains from commodities transactions, certain types of insurance income and income from certain transactions with related parties.  If a CFC’s Subpart F income exceeds 70% of its gross income for a taxable year, the entire amount of the CFC’s income for such taxable year will be treated as Subpart F income.

Any actual distributions made by Reorganized Paragon to a U.S. Holder will be taxable in the manner described in the preceding section “General Treatment,” to the extent that such amounts have not previously been included in income as a deemed dividend by such U.S. Holder.

The rules relating to CFCs are complex.  Each U.S. Holder is urged to consult its tax advisor regarding whether Reorganized Paragon will constitute a CFC and, if so, the U.S. federal, state, local, and foreign tax consequences of holding New Equity Interests.

(f)                       Ownership of the Litigation Trust Interests

The Debtors intend to organize the Litigation Trust either as (a) a trust intended to qualify as a “liquidating trust” for U.S. federal income tax purposes or (b) a non-U.S. business entity that is not engaged in a trade or business in the United States.

(A)  Treatment of the Litigation Trust as a Liquidating Trust. If organized as a trust, the Litigation Trust will be intended to qualify as a “liquidating trust” for U.S. federal income tax purposes.  In general, a liquidating trust is not a separate taxable entity but rather is treated for U.S. federal income tax purposes as a “grantor” trust (i.e., a pass-through entity).  The IRS, in Revenue Procedure 94-45, 1994-2 C.B. 684, set forth the general criteria for obtaining an IRS ruling as to the grantor trust status of a liquidating trust under a chapter 11 plan.  If organized as a trust, the Litigation Trust will be structured with the intention of complying with such general criteria.  In such case, pursuant to the Plan, and in conformity with Revenue Procedure 94-45 all parties (including, without limitation, the Debtors, the Litigation Trust Management and the holders of Litigation Trust Interests) will treat the transfer of Noble Claims and Cash to the Litigation Trust as (1) a transfer of the Noble Claims and Cash directly to the holders of Secured Lender Claims and Senior Notes Claims in respect of such claims (subject to the Litigation Trust Loan), followed by (2) the transfer by such holders to the Litigation Trust (as a “liquidating trust”) of  such assets (subject to the Litigation Trust Loan) in exchange for their respective Litigation Trust Interests.  Accordingly, except in the event of contrary definitive guidance, the holders of Litigation Trust Interests will be treated for U.S. federal income tax purposes as the grantors and owners of their respective share of the Noble Claims.

While this discussion assumes that the Litigation Trust would be so treated for U.S. federal income tax purposes, it is not currently contemplated that a ruling will be requested from the IRS concerning the tax status of the Litigation Trust as a grantor trust.  Accordingly, there can be no assurance that the IRS would not take a contrary position to the classification of the Litigation Trust as a grantor trust.  If the IRS were to challenge successfully such classification, the U.S. federal income tax consequences to the Litigation Trust and the holders of  Litigation Trust Interests could vary from those discussed herein.

As soon as reasonably practicable after the transfer of the Noble Claims to the Litigation Trust, the Litigation Trust Management will make a good faith valuation of the assets of the Litigation Trust.  All parties to the Litigation Trust (including, without limitation, the Debtors, the Litigation Trust Management and the holders of Litigation Trust Interests) must consistently use such valuation for all U.S. federal income tax purposes (including for purposes of determining gain or loss recognized by the U.S. Holders of Secured Lender Claims or Senior Notes Claims as a result of the Plan as discussed above in the tax treatment sections for such Claims). The valuation will be made available, from time to time, as relevant for tax reporting purposes.

Taxable income or loss allocated to a U.S. Holder of Litigation Trust Interests will be treated as income or loss with respect to such U.S. Holder’s undivided interest in the underlying assets of the Litigation Trust, and not as income or loss with respect to its prior Allowed Claim.  The character of any income and the character and ability to use any loss will depend on the particular situation of the U.S. Holder.

Allocations of taxable income of the Litigation Trust among the holders of the Litigation Trust Interests will be determined by reference to the manner in which an amount of cash equal to such taxable income would be distributed (were such cash permitted to be distributed at such time) if, immediately prior to such deemed distribution, the Litigation Trust had distributed all of its assets (valued at their “tax book value” (as defined below)) to the holders of Litigation Trust Interests, adjusted for prior taxable income and loss and taking into account all prior and concurrent distributions from the Litigation Trust.  Similarly, taxable loss of the Litigation Trust will be allocated by reference to the manner in which an economic loss would be borne immediately after a liquidating distribution of the remaining assets of the Litigation Trust. The “tax book value” of the assets of the Litigation Trust for purposes of allocating taxable income and loss will equal their fair market value on the date of the transfer of the Noble Claims to the Litigation Trust, adjusted in accordance with tax accounting principles prescribed by the U.S. Tax Code, applicable Treasury Regulations, and other applicable administrative and judicial authorities and pronouncements.

The U.S. federal income tax obligations of a U.S. Holder with respect to its Litigation Trust Interests are not dependent on the Litigation Trust distributing any cash or other proceeds.  Thus, a U.S. Holder may incur a U.S. federal income tax liability with respect to its allocable share of Litigation Trust income even if the Litigation Trust does not make a concurrent distribution to the U.S. Holder.  In general, a distribution of cash by the Litigation Trust will not be separately taxable to a U.S. Holder of Litigation Trust Interests since the U.S. Holder is already regarded for U.S. federal income tax purposes as owning the underlying assets. Furthermore, a sale or other disposition of Litigation Trust Interests by a holder thereof generally will be taxed just as if the holder had owned and sold the underlying Litigation Trust assets.

The Litigation Trust Management will be required to comply with all applicable governmental withholding requirements.  Thus, in the case of any holders of Litigation Trust Interests that are not U.S. persons, the Litigation Trust Management may be required to withhold up to 30% of the income or proceeds allocable to such persons, depending on the circumstances (including whether the type of income is subject to a lower treaty rate).  As indicated above, the foregoing discussion of the U.S. federal income tax consequences of the Plan does not generally address the consequences to non-U.S. holders; accordingly, such holders should consult their tax advisors with respect to the U.S. federal income tax consequences of the Plan, including owning an interest in the Litigation Trust.

(B)  Organization of the Litigation Trust as a Non-U.S. Business Entity. If not organized as a trust, the Litigation Trust will be organized as a non-U.S. business entity that is not engaged in a trade or business in the United States. In such case, depending on the legal form the non-U.S. business entity takes in its jurisdiction of organization, the manner in which Litigation Trust Interests may be transferred or offered for transfer by holders, and any entity classification election made by it, the Litigation Trust may either be treated as a foreign corporation or a foreign partnership (i.e., a pass-through entity) for U.S. federal income tax purposes.

If the Litigation Trust is treated as a foreign corporation (or is treated as a foreign “publicly traded partnership” that fails the applicable “qualifying income” test under the U.S. Tax Code and Treasury Regulations) for U.S. federal income tax purposes, the Debtors expect that the U.S. federal income tax consequences to U.S. Holders of owning Litigation Trust Interests will be generally as described above in 2.e.—“Ownership of New Equity Interests,” in respect of the New Equity Interests, except that (1) the Debtors do not plan to seek listing of the Litigation Trust Interests on NYSE or NASDAQ upon consummation of the Plan and thus do not expect such interests to be considered readily tradable on an established securities market in the United States or otherwise expect the Litigation Trust to be eligible for the benefits of a comprehensive income tax treaty with the United States for purposes of determining “qualified dividend income” treatment of distributions for non-corporate U.S. Holders and (2) the Debtors believe that the Litigation Trust is likely to constitute  a PFIC for U.S. federal income tax purposes.

If the Litigation Trust is treated as a foreign partnership (and not as a foreign “publicly traded partnership” that fails the applicable “qualifying income” test under the U.S. Tax Code and Treasury Regulations) for U.S. federal income tax purposes, then, generally, each U.S. Holder of Litigation Trust Interests will be required to take into account its share of items of taxable income, gain, loss and deduction of the Litigation Trust (allocated generally in respect of percentage interest owned), regardless of whether cash distributions are made concurrently by the Litigation Trust. Distributions by the Litigation Trust to a U.S. Holder generally will not be taxable to the holder unless the amount of cash distributed exceeds the holder’s adjusted tax basis in its Litigation Trust Interests, in which case such excess will be generally treated as gain from the sale or disposition of a capital asset.

U.S. Holders should consult their tax advisors with respect to the U.S. federal income tax consequences of owning Litigation Trust Interests if the Litigation Trust is treated as a foreign corporation or foreign partnership for U.S. federal income tax purposes.

(g)                      Distributions in Discharge of Accrued Interest or OID

In general, to the extent that any exchange consideration received pursuant to the Plan (whether cash, stock or other property) by a U.S. Holder of a Claim is received in satisfaction of interest accrued during its holding period, such amount will be taxable to the U.S. Holder as interest income (if not previously included in the U.S. Holder’s gross income).  Conversely, a U.S. Holder may be entitled to recognize a deductible loss to the extent any accrued interest or amortized OID was previously included in its gross income and is not paid in full.  However, the IRS has privately ruled that a U.S. Holder of a “security” of a corporate issuer, in an otherwise tax-free exchange, could not claim a current deduction with respect to any unpaid OID.  Accordingly, it is also unclear whether, by analogy, a U.S. Holder of a Claim that does not constitute a “security” would be required to recognize a capital loss, rather than an ordinary loss, with respect to previously included OID that is not paid in full.

The Plan provides that to the extent that any Allowed Claim entitled to a distribution under the Plan is comprised of indebtedness and accrued but unpaid interest thereon, such distribution will be allocated first to the principal amount (as determined for U.S. federal income tax purposes) of the Claim  and then to accrued but unpaid interest.  See Section 6.13 of the Plan.  There is no assurance that the IRS will respect such allocation for U.S. federal income tax purposes.  You are urged to consult your tax advisor regarding the allocation of consideration received under the Plan, as well as the deductibility of accrued but unpaid interest (including OID) and the character of any loss claimed with respect to accrued but unpaid interest (including OID) previously included in gross income for U.S. federal income tax purposes.

(h)                     Character of Gain or Loss

Generally, the gain or loss recognized by a U.S. Holder with respect to a Claim will be a capital gain or loss unless the Claim was acquired at a market discount, and depending on whether and the extent to which the U.S. Holder previously claimed a bad debt deduction.  Any such capital gain or loss generally will be long-term if the U.S. Holder’s holding period in the Claim is more than one year.

A U.S. Holder that purchased its Claims from a prior holder at a “market discount” (relative to the principal amount of the Claims at the time of acquisition) may be subject to the market discount rules of the U.S. Tax Code.  In general, a debt instrument is considered to have been acquired with “market discount” if the U.S. Holder’s adjusted tax basis in the debt instrument is less than (i) its stated principal amount or (ii) in the case of a debt instrument issued with OID, its revised issue price (generally, the aggregate amount of OID accrued on a holder’s debt instrument prior to such U.S. Holder’s acquisition of the debt instrument), in each case, by at least a de minimis amount.  Under these rules, any gain recognized on the exchange of Claims (other than in respect of a Claim for accrued but unpaid interest) generally will be treated as ordinary income to the extent of the market discount accrued (on a straight line basis or, at the election of the U.S. Holder, on a constant yield basis) during the U.S. Holder’s period of ownership, unless the U.S. Holder elected to include the market discount in income as it accrued.  If a U.S. Holder did not elect to include market discount in income as it accrued and, thus, under the market discount rules, was required to defer all or a portion of any deductions for interest on debt incurred or maintained to purchase or carry its Claims, such deferred amounts would become deductible at the time of the exchange.

In the case of an exchange of debt obligations under the Term Loan Agreement or the Senior Notes Claims or other General Unsecured Claims that qualifies as a “reorganization” exchange, the U.S. Tax Code indicates that any accrued market discount in respect of the debt obligations under the Term Loan Agreement or the Senior Notes Claims or other General Unsecured Claims should not be currently includible in income under Treasury regulations to be issued.  Rather, such accrued market discount should carry over to any nonrecognition property received in exchange therefor (i.e., to the Take Back Debt, if applicable, and if such Take Back Debt constitutes “securities,” and to the New Equity Interests received in the exchange).  Any gain recognized by a U.S. Holder upon a subsequent disposition of such Take Back Debt (if applicable, and if such Take Back Debt constitutes “securities”) or New Equity Interests would be treated as ordinary income to the extent of any accrued market discount not previously included in income.  To date, specific Treasury regulations implementing this rule have not been issued.

(i)                         Information Reporting and Backup Withholding

Payments of interest (including accruals of OID, if any) or dividends and any other reportable payments, including amounts received pursuant to the Plan and payments of proceeds from the sale, retirement or other disposition of the Take Back Debt or New Equity Interests, generally will be subject to information reporting and may be subject to “backup withholding” (currently at a rate of 28%) if a recipient of those payments fails to furnish to the payor certain identifying information and, in some cases, a certification that the recipient is not subject to backup withholding.  Backup withholding is not an additional tax.  Any amounts deducted and withheld generally will be allowed as a credit against or refund of that recipient’s U.S. federal income tax liability, provided that appropriate proof is timely provided under rules established by the IRS.  Furthermore, certain penalties may be imposed by the IRS on a recipient of payments who is required to supply information but who does not do so in the proper manner.  Backup withholding generally will not apply with respect to payments made to exempt recipients, such as corporations and financial institutions.   You are urged to consult your tax advisor regarding your qualification for exemption from backup withholding and information reporting and the procedures for obtaining such an exemption.

U.S. Treasury regulations generally require disclosure by a taxpayer on its U.S. federal income tax return of certain types of transactions in which the taxpayer participated, including, among other types of transactions, certain transactions that result in the taxpayer’s claiming a loss in excess of certain thresholds.  You are urged to consult your tax advisor regarding these U.S. Treasury regulations and whether the contemplated transactions under the Plan would be subject to these U.S. Treasury regulations and require disclosure on your tax return.

The foregoing summary has been provided for informational purposes only.  Each U.S. Holder is urged to consult its tax advisor concerning the U.S. federal, state, local, and other tax consequences applicable under the Plan.

B.                        Certain U.K. Tax Consequences of the Plan

1.                          Releases of Debt

(a)                     Applicable Law

A release, partial release or cancellation of indebtedness (a “Release”) can give rise to a taxable receipt for a United Kingdom taxpayer debtor (here, Paragon Parent) in certain circumstances, including where the indebtedness to be subject to a Release constitutes a “loan relationship” (very broadly, a transaction under which one party has lent money and the other party has incurred a money debt) of the debtor.  Credits and debits (in layman’s terms, these can be broadly equated with the concepts of taxable income and tax deductions, although technically the concepts are not wholly equivalent) arising for a company in respect of its loan relationships are generally taxed in accordance with generally accepted accounting treatment.  A Release would normally give rise to the recognition of a credit for accounting purposes in the accounts of the debtor company and, accordingly, a taxable credit in accordance with the UK’s loan relationship legislation.  However, this potential occasion of UK tax charge is subject to certain exceptions.  In the following, the UK Corporation Tax Act 2009 is referred to as the Taxes Act.

(b)                     Application to the Plan

Of the available exceptions, there are a number which may be applicable to companies which are in financial difficulty, or are in an administration (such as the U.K. Administration) or other insolvency process.

The Taxes Act provides an exception for a Release that is not (i) a deemed release (“Deemed Release”), which arises where creditor rights are acquired for a consideration which is less than the carrying value of the corresponding liability in the debtor’s accounts by a company which is or becomes connected to a debtor or (ii) a release of relevant rights, which are rights acquired by a company prior to November 18, 2015 and which would, but for the application of certain exceptions, have given rise to a Deemed Release when acquired.  This exception only applies where: (a) the release takes place in an accounting period for which an amortized cost basis of accounting is used in respect of that relationship; and (b) immediately before the release, it is reasonable to assume that, without the release, there would be a material risk that the company would become unable to pay its debts over the next 12 months.  We are informed that Paragon accounts for its debtor relationships on an amortized cost basis.  The Debtors’ chapter 11 filing is, in our view, strong evidence that it is reasonable to assume that there is a material risk that the Debtors would become unable to pay their debts as they fall due at some point within the next 12 months.  In the event that the Releases are sufficient to mitigate this risk, no taxable credit should then arise to Paragon Parent under UK tax law in respect of the Releases of its debt obligations.  Notwithstanding the above, no assurance can be given that Her Majesty’s Revenue and Customs (“HMRC”) will accept that the circumstances necessary to rely on this exception apply in relation to such Releases such that the exception is available.

In the event that the above exception does not apply, a further exception may be available; the Taxes Act provides an exception to the charge to tax on a Release where the debtor is in insolvent administration. For these purposes, a company is in insolvent administration if, when it entered into administration (which the U.K. Administration should constitute), its assets were insufficient for the payment of its debts and other liabilities and the expenses of the administration. This exception will only apply provided that: (i) the debtor does not control the creditor which is party to such Release; (ii) the debtor is not controlled by that creditor; and (iii) the debtor and the creditor are not controlled by the same person. For these purposes, the test of control looks to the holding of shares, possession of voting power, and powers conferred by the articles of association or other documents regulation the company or another company. In the event that the first-listed exception above does not apply, Paragon Parent may be able to rely on this exception to ensure that no taxable credit arises to Paragon Parent under UK tax law in respect of the Releases. However, notwithstanding the above, no assurance can be given that all of the circumstances necessary to rely on this exception apply in relation to such Releases, such that the exception is available.

In addition to the two exceptions listed above, the Plan is also likely to be a “statutory insolvency arrangement”, in which case a Release of the debt obligations of Paragon Parent should fall within another of the exceptions to the potential UK tax charge, preventing a taxable credit arising for UK tax purposes.  This is because it is an arrangement or compromise which is similar in effect to a scheme of arrangement under the Companies Act 2006 or a voluntary arrangement under the Insolvency Act 1986 (two of several types of procedure cited in the relevant “statutory insolvency arrangement” definition).  An additional similarity to a scheme of arrangement is that it is a court-approved procedure.  Notwithstanding the above, no assurance can be given that HMRC will agree that the Plan qualifies as an overseas equivalent of a UK “statutory insolvency arrangement.”

Of the remaining relevant exceptions under the Taxes Act, Paragon Parent would likely not be able to take advantage of the exception under the Taxes Act which applies to Releases that are the consequence of the making of a mandatory reduction instrument or a third country instrument or the exercise of a stabilisation power under Part I of the UK’s Banking Act 2009.  There is also an exception under the Taxes Act where a release of debt is in consideration of shares forming part of the ordinary share capital of the debtor company. However, any equity to be issued pursuant to the Plan is to be issued in Reorganized Paragon, and Reorganized Paragon will be a newly incorporated company, Reorganized Paragon will not be the “debtor” under the loans in question, and as a result, any such issue of equity will not meet the conditions required to fall under this exception.

The foregoing summary has been provided for informational purposes only.  Each holder of Claims is urged to consult its tax advisor concerning the U.K. and other tax consequences applicable under the Plan.

2.                          Other Tax Consequences of the U.K. Sale Transaction

(a)                     Tax Charges on Paragon Parent

Pursuant to the U.K. Sale Transaction (as set out in the Plan), Paragon Parent will, among other things, implement a direct or indirect transfer of the Transferred Subsidiaries to Reorganized Paragon and will distribute (among other consideration) the New Equity Interests to holders of Allowed General Unsecured Claims  in exchange for consideration in the form of releases of certain debts. To the extent that the consideration apportioned to a specific asset which is held directly by Paragon Parent exceeds the amount for which Paragon Parent acquired that asset, Paragon Parent may, to the extent that it does not have losses against which to offset any such profit, and there are no reliefs or exemptions available, incur a charge to tax in respect of such asset.

(b)                     Degrouping Charges

Under U.K. tax law, where a capital asset has been transferred within a group on a no gain/no loss basis, and a company (the “Degrouping Company”) which acquired the asset pursuant to such a transfer subsequently leaves the group within six years of such transfer (and the transferor does not leave the group together with the transferee), a charge to corporation tax on chargeable gains may arise to the Degrouping Company (or, in certain circumstances, to the parent company which is disposing of its shareholding in such a Degrouping Company) (a “Degrouping Charge”).

The U.K. Sale Transaction may trigger such Degrouping Charges for Paragon Parent, and/or to Reorganized Paragon.

(c)                      Stamp Taxes

Pursuant to the U.K. Sale Transaction (as set out in the Plan), Paragon Parent will, among other things, implement a direct or indirect transfer of the Transferred Subsidiaries to Reorganized Paragon and will distribute the New Equity Interests (among other consideration) to holders of Allowed General Unsecured Claims in exchange for the release of certain debts. Depending on the nature of those assets, certain UK stamp and/or other transfer taxes may apply to any such transfer or distribution (as applicable), although such taxes are usually for the account of the buyer or recipient.

XI.
CERTAIN RISK FACTORS TO BE CONSIDERED

Prior to voting to accept or reject the Plan, holders of Claims and Interests should read and carefully consider the risk factors set forth below, in addition to the information set forth in this Disclosure Statement together with any attachments, exhibits, or documents incorporated by reference hereto.  The factors below should not be regarded as the only risks associated with the Plan or its implementation.  Documents filed with the SEC may contain important risk factors that differ from those discussed below, and such risk factors are incorporated as if fully set forth herein and are a part of this Disclosure Statement.  Copies of any document filed with the SEC may be obtained by visiting the SEC website at http://www.sec.gov.

A.                        Certain Bankruptcy Law Considerations

1.                          General

While the Debtors believe that the Chapter 11 Cases will be of short duration and will not be materially disruptive to their businesses, the Debtors cannot be certain that this will be the case.  Although the Plan is designed to minimize the length of the Chapter 11 Cases, it is impossible to predict with certainty the amount of time that one or more of the Debtors may spend in bankruptcy or to assure parties in interest that the Plan will be confirmed.  Even if confirmed on a timely basis, bankruptcy proceedings to confirm the Plan could have an adverse effect on the Debtors’ business.  Among other things, it is possible that bankruptcy proceedings could adversely affect the Debtors’ relationships with their key customers and employees.  The proceedings will also involve additional expense and may divert some of the attention of the Debtors’ management away from business operations.

2.                          Risk of Non-Confirmation of the Plan

Although the Debtors believe that the Plan will satisfy all requirements necessary for confirmation by the Bankruptcy Court, there can be no assurance that the Bankruptcy Court will reach the same conclusion or that modifications to the Plan will not be required for confirmation or that such modifications would not necessitate re-solicitation of votes.  Moreover, the Debtors can make no assurances that they will receive the requisite acceptances to confirm the Plan, and even if all voting classes voted in favor of the Plan or the requirements for “cramdown” are met with respect to any Class that rejected the Plan, the Bankruptcy Court, which may exercise substantial discretion as a court of equity, may choose not to confirm the Plan.  If the Plan is not confirmed, it is unclear what distributions holders of Claims or Interests ultimately would receive with respect to their Claims or Interests in a subsequent plan of reorganization.

Specific challenges to the confirmability of the Plan may include, but are not limited to:

•                  The Plan and Plan Settlement resolve all claims between the Debtors, the Creditors’ Committee, the Secured Lenders, the Term Loan Agent, and the Revolving Credit Facility Agent in an integrated settlement.  If the Plan Settlement is not approved in its entirety, including, but not limited to, the issue of the Liens asserted by the Secured Lenders on certain Cash of Paragon Parent, would be re-opened, along with other matters that are being settled.  Consequently, litigation may ensue among the Debtors, the Secured Lenders, the holders of Senior Notes Claims, and/or the Creditors’ Committee over the amount of such Cash, among other things.  Absent a settlement among the Creditors’ Committee, the Secured Lenders, the Term Loan

Agent, the Revolving Credit Facility Agent and the Debtors over the amount of such Cash, it is unlikely that the Plan will be confirmed.

•                  Pursuant to the Final Cash Collateral Order, in exchange for the continued use of the Cash Collateral, the Debtors provided the holders of the Revolver Claims and the holders of the Term Loan Claims with, among other things, first priority replacement liens on the Debtors’ unencumbered property and junior replacement liens on certain of the Debtors’ encumbered property as adequate protection for any diminution in value of their respective interests in the Collateral securing the Revolving Loans under the Revolving Credit Agreement and the Term Loans.  The Debtors, the Creditors’ Committee, the Requisite Lenders, the Term Loan Agent, and the Revolving Credit Facility Agent have agreed to settle the Secured Lenders’ adequate protection claim as part of the Plan Settlement.

•                  With respect to each impaired class of claims and equity interests, confirmation of a plan requires that each such holder either (i) accept the plan or (ii) receive or retain under the plan property of a value, as of the effective date of the plan, that is not less than the value such holder would receive or retain if the debtors were liquidated under chapter 7 of the Bankruptcy Code.  This requirement is referred to as the “best interests test.”  This test requires a bankruptcy court to determine what the holders of allowed claims and allowed equity interests in each impaired class would receive from a liquidation of the debtor’s assets and properties in the context of a liquidation under chapter 7 of the Bankruptcy Code.  To determine if a plan is in the best interests of each impaired class, the value of the distributions from the proceeds of the liquidation of the debtor’s assets and properties (after subtracting the amounts attributable to the aforesaid claims) is then compared with the value offered to such classes of claims and equity interests under the plan.

•                  Except as otherwise provided in the Plan, the Debtors reserve the right to object to the amount or classification of any Claim under the Plan.  The estimates set forth in this Disclosure Statement cannot be relied on by any holder of a Claim where such Claim is subject to an objection.  Any holder of a Claim that is subject to an objection thus may not receive its expected share of the estimated distributions described in this Disclosure Statement.

•                  Section 1129(a)(11) of the Bankruptcy Code requires that a debtor demonstrate that confirmation of a plan is not likely to be followed by liquidation or the need for further financial reorganization.  Holders of the Senior Notes Claims and/or the Creditors’ Committee may object to the feasibility of the Plan.  However, the Debtors’ go-forward New Business Plan, pursuant to which the Debtors will reduce cash burn, right-size their asset base, and increase their runway until a market turnaround, has been carefully formulated and has been independently verified by the Debtors’ financial advisors.  The New Business Plan also incorporates feedback on the feasibility of the Second Amended Plan that the Debtors received from the Bankruptcy Court in the Confirmation Decision.

Based upon the New Business Plan, the Debtors have prepared the Projections provided in Section VII hereof.  Based upon such Projections, the Debtors believe they will have sufficient resources to make all payments required pursuant to the Plan and that confirmation of the Plan is not likely to be followed by liquidation or the need for further reorganization.

3.                          Risk of Non-Occurrence of the Effective Date

Although the Debtors believe that the Effective Date will occur soon after the Confirmation Date, there can be no assurance as to the timing of the Effective Date.  If the conditions listed in Section 9.1 of the Plan — including, but not limited to:  that the U.K. Administration will have been commenced and the

U.K. Sale Transaction will have been effectuated in accordance with the U.K. Implementation Agreement — are not satisfied or waived in accordance with Section 9.2 of the Plan on or before July 31, 2017, or by such later date as agreed to by the Creditors’ Committee, the Requisite Lenders and the Debtors and as set forth by the Debtors in a notice filed with the Bankruptcy Court prior to the expiration of such period, the Plan will be null and void in all respects, in which event no distributions would be made under the Plan, the Debtors and all holders of Claims or Interests would be restored to the status quo as of the day immediately preceding the Confirmation Date, and the Debtors’ obligations with respect to Claims and Interests would remain unchanged.

Although the Debtors anticipate that the application to the English Court for the appointment of the U.K. Administrators will take place on or following the Confirmation Date, the appointment of the U.K. Administrators remains subject to the discretion of the English Court, which will have to determine that (among other things) the conditions for administration have been satisfied.  If the English Court declines to grant an order appointing the U.K. Administrators, it will not be possible to implement the U.K. Sale Transaction in accordance with Section 5.13 of the Plan, and the conditions to the Effective Date (listed in Section 9.1 of the Plan) will not be satisfied.

4.                          Conversion into Chapter 7 Cases

If no plan of reorganization can be confirmed, or if the Bankruptcy Court otherwise finds that it would be in the best interest of holders of Claims and Interests, the Chapter 11 Cases may be converted to cases under chapter 7 of the Bankruptcy Code, pursuant to which a trustee would be appointed or elected to liquidate the Debtors’ assets for distribution in accordance with the priorities established by the Bankruptcy Code.  See Section XIII hereof, as well as the Liquidation Analysis attached hereto as Exhibit D, for a discussion of the effects that a chapter 7 liquidation would have on the recoveries of holders of Claims and Interests.

5.                          Market Volatility

The Debtors acknowledge that the value of their business is subject to many uncertainties and contingencies which are difficult to predict and will fluctuate with changes in factors affecting the financial condition and prospects of their business.  In the future, the Debtors may, but are not required to, revise their Projections to reflect recent market developments, including volatility in commodity prices, corresponding behavior of producers and additional information from customers.

B.                        Additional Factors Affecting the Value of the Reorganized Debtors

1.                          Claims Could Be More than Projected

There can be no assurance that the estimated Allowed amount of Claims in certain Classes will not be significantly more than projected, which, in turn, could cause the value of distributions to be reduced substantially.  Inevitably, some assumptions will not materialize, and unanticipated events and circumstances may affect the ultimate results.  Therefore, the actual amount of Allowed Claims may vary from the Debtors’ Projections and feasibility analysis, and the variation may be material.

2.                          Projections and Other Forward-Looking Statements Are Not Assured, and Actual Results May Vary

Certain of the information contained in this Disclosure Statement is, by nature, forward-looking, and contains (i) estimates and assumptions which might ultimately prove to be incorrect and (ii) contains projections which may be materially different from actual future experiences.  There are uncertainties associated with any projections and estimates, and they should not be considered assurances or guarantees of the amount of funds or the amount of Claims in the various Classes that might be allowed.

C.                        Risks Relating to the Debtors’ Business and Financial Condition

1.                          Risks Associated with the Debtors’ Business and Industry

The risks associated with the Debtors’ business and industry are more fully described in the Debtors’ SEC filings, including Form 10-K for the fiscal year ended December 31, 2016, filed with the SEC on March 10, 2017.  The risks associated with the Debtors’ business and industry described in the Debtors’ SEC filings include, but are not limited to, the following:

•                  Significant decline in the worldwide demand for drilling services;

•                  Highly competitive and cyclical nature of the contract drilling industry;

•                  Worldwide oversupply of jackup rigs and floaters;

•                  Comparative disadvantage of standard specification rigs to high specification rigs;

•                  Need for capital upgrades and refurbishment;

•                  Limited ability to obtain financing and pursue business opportunities because of debt level;

•                  Credit risk relating to nonperformance by customers;

•                  Risks relating to operating in international locations;

•                  Maintenance costs of both operating and idle rigs;

•                  No assurance that current backlog of drilling contracts will be ultimately realized;

•                  Loss of major tax dispute (or successful tax challenge) could result in higher tax rates; and

•                  Losses related to sold, idle, or scrapped rigs.

2.                          Post-Effective Date Indebtedness

Following the Effective Date, the Reorganized Debtors will have outstanding secured indebtedness of $85 million, pursuant to the Take Back Debt Agreement. In addition, approximately $68 million of Existing Letters of Credit will continue in effect under the New Letter of Credit Agreement.  The Reorganized Debtors’ ability to service their debt obligations will depend on, among other things, their future operating performance, which depends partly on economic, financial, competitive, and other factors beyond the Reorganized Debtors’ control.  The Reorganized Debtors may not be able to generate sufficient cash from operations to meet their debt service obligations as well as fund necessary capital expenditures and investments in sales and marketing.  In addition, if the Reorganized Debtors need to refinance their debt, obtain additional financing, or sell assets or equity, they may not be able to do so on commercially reasonable terms, if at all.

3.                          Risks Related to Foreign Customers and Creditors

The Debtors’ customers may not be subject to the jurisdiction of U.S. courts and may attempt to terminate their contracts with the Debtors or take actions against the Debtors’ assets in contravention of U.S. bankruptcy law or orders of the Bankruptcy Court.  Any such termination or renegotiation of contracts and unfavorable costs increases or loss of revenue could have a material adverse impact on the Debtors’ financial condition and results of operations.

4.                          Risks Relating to the Debtors’ Relationship with Noble

In connection with the Spin-Off described in Section II, Paragon Parent and Noble entered into the Master Separation Agreement and the Tax Sharing Agreement.  Among other things, the Master Separation Agreement contains indemnification and contribution obligations designed to make Paragon Parent financially responsible for substantially all liabilities that may exist relating to Paragon’s business activities, whether incurred prior to or after the Spin-Off.

As explained in Section V.B, the Paragon Group and certain of its creditors may have certain claims against Noble arising under, relating to, or in connection with the Spin-Off.

While the value, if any, of the Noble Claims is undetermined, to the extent the Debtors or their representative succeed in such actions, Paragon Parent may in turn face contractual indemnification and contribution claims under the Master Separation Agreement.  Although the Debtors will defend themselves against these claims to the fullest extent, there is no guarantee that they will be able to successfully do so.  Any amounts which the Debtors would be required to transfer to Noble in connection with these claims would proportionally deplete the value available to the Debtors’ creditors.  Moreover, to the extent any claims against Noble are pursued and are, ultimately, unsuccessful, the resources expended in pursuit of those claims will no longer be available for other business purposes.

In addition, should the Debtors reject the Master Separation Agreement and the Tax Sharing Agreement, the Noble Entities may assert a rejection damages claim, which may be substantial, in the Chapter 11 Cases.  Although the Debtors will defend themselves against any such Claim to the fullest extent, there is no guarantee that they will be able to successfully do so.  Such Claim, if allowed, would be an Allowed General Unsecured Claim and would diminish recoveries to other holders of Allowed General Unsecured Claims.

D.                        Factors Relating to Securities to Be Issued Under the Plan, Generally

1.                          Market for Securities

Since receipt of the Suspension Notice, Paragon Parent’s ordinary shares have been trading on the over the counter markets.  The Debtors, in consultation with the Requisite Lenders, are considering options with respect to listing the New Equity Interests on the New York Stock Exchange or NASDAQ.  One option is to seek such listing, however, no assurances can be given that the Debtors will be successful obtaining such listing.  If, in consultation with the Requisite Lenders, the Debtors determine not to seek a listing of the New Equity, the Debtors will withdraw registration with the SEC following the Effective Date and accordingly, would no longer be filing reports with the SEC.

Consequently, holders of the New Equity Interests may bear certain risks associated with holding securities for an indefinite period of time, including, but not limited to, the risk that the New Equity Interests will lose some or all of their value.  No assurance can be given that the liquidity of any trading market may develop, that the holders of New Equity Interests will be able to sell their New Equity Interests or on the price at which holders would be able to sell their New Equity Interests.

2.                          Potential Dilution

The ownership percentage represented by the New Equity Interests distributed on the Effective Date under the Plan will be subject to dilution from the equity issued in connection with the Management Incentive Plan and the conversion of any options, warrants, convertible securities, exercisable securities, or other securities that may be issued post-emergence.

In the future, similar to all companies, additional equity financings or other share issuances by any of the Reorganized Debtors could adversely affect the value of the New Equity Interests issuable upon such conversion.  The amount and dilutive effect of any of the foregoing could be material.

3.                          Reorganized Paragon Will be a Holding Company

Paragon Parent is a holding company, and as such, it conducts its operations through, most of its assets are owned by, and its operating income and cash flow are generated by, its subsidiaries.  Upon the Effective Date, Reorganized Paragon will remain a holding company.  Therefore, Reorganized Paragon will be dependent upon cash flows from its subsidiaries to meet its debt service and related obligations.  Contractual provisions or laws, as well as its subsidiaries’ financial conditions and operating requirements, may limit Reorganized Paragon’s ability to obtain, from such subsidiaries, the cash required to meet such debt service or related obligations.  Applicable tax laws may also subject such payments to further taxation.  The inability to obtain cash from its subsidiaries may limit Reorganized Paragon’s ability to meet its debt service and related obligations even though there may be sufficient resources on a consolidated basis to satisfy such obligations.

4.                          Compliance with Terms of the Take Back Debt Agreement

The Plan provides that the Revolving Credit Agreement and Term Loan Agreement will be amended and restated into a single Take Back Debt Agreement on the terms and conditions set forth in the Take Back Debt Term Sheet attached to the Plan as Exhibit B.  The Debtors will also enter into the New Letter of Credit Agreement pursuant to which Existing Letters of Credit will remain outstanding.  The Debtors believe that they will have sufficient cash flow to make all required interest payments on the Take Back Debt Agreement and comply with their obligations under the New Letter of Credit Agreement.

E.                        Risks Related to an Investment in the New Equity Interests

1.                          Equity Interests Subordinated to the Reorganized Debtors’ Indebtedness

In any subsequent liquidation, dissolution, or winding up of the Reorganized Debtors, the New Equity Interests would rank below all debt claims against the Reorganized Debtors.  As a result, holders of the New Equity Interests will not be entitled to receive any payment or other distribution of assets upon the liquidation, dissolution, or winding up of the Reorganized Debtors until after all the Reorganized Debtors’ obligations to their debt holders have been satisfied.

2.                          Implied Valuation of New Equity Interests Not Intended to Represent the Trading Value of the New Equity Interests

The valuation of the Reorganized Debtors is not intended to represent the trading value of the New Equity Interests in public or private markets and is subject to additional uncertainties and contingencies, all of which are difficult to predict.  Actual market prices of such securities at issuance will depend upon, among other things: (1) prevailing interest rates; (2) conditions in the financial markets; (3) the anticipated initial securities holdings of prepetition creditors, some of whom may prefer to liquidate their investment rather than hold it on a long-term basis; and (4) other factors that generally influence the prices of securities.  The actual market price of the New Equity Interests is likely to be volatile.  Many factors, including factors unrelated to the Reorganized Debtors’ actual operating performance and other factors not possible to predict, could cause the market price of the New Equity Interests to rise and fall.  Accordingly, the implied value, stated herein and in the Plan, of the securities to be issued does not necessarily reflect, and should not be construed as reflecting, values that will be attained for the New Equity Interests in the public or private markets.

3.                          No Intention to Pay Dividends

Reorganized Paragon does not anticipate paying any dividends on the New Equity Interests as it expects to retain any future cash flows for debt reduction and to support its operations.  As a result, the success of an investment in the New Equity Interests will depend entirely upon any future appreciation in the value of the New Equity Interests.  There is, however, no guarantee that the New Equity Interests will appreciate in value or even maintain their initial value.  In addition, under the Take Back Debt Agreement, Reorganized Paragon will be restricted from paying cash dividends.

F.                         Additional Factors

1.                          Debtors Could Withdraw Plan

Subject to the terms of, and without prejudice to, the rights of the Steering Committee of Revolving Lenders and the Ad Hoc Committee of Term Lenders, the Plan may be revoked or withdrawn prior to the Confirmation Date by the Debtors.

2.                          Debtors Have No Duty to Update

The statements contained in this Disclosure Statement are made by the Debtors as of the date hereof, unless otherwise specified herein, and the delivery of this Disclosure Statement after that date does not imply that there has been no change in the information set forth herein since that date.  The Debtors have no duty to update this Disclosure Statement unless otherwise ordered to do so by the Bankruptcy Court.

3.                          No Representations Outside this Disclosure Statement Are Authorized

No representations concerning or related to the Debtors, the Chapter 11 Cases, or the Plan are authorized by the Bankruptcy Court or the Bankruptcy Code, other than as set forth in this Disclosure Statement.  Any representations or inducements made to secure your acceptance or rejection of the Plan that are other than those contained in, or included with, this Disclosure Statement should not be relied upon in making the decision to accept or reject the Plan.

4.                          No Legal or Tax Advice Is Provided by this Disclosure Statement

The contents of this Disclosure Statement should not be construed as legal, business, or tax advice.  Each holder of a Claim or Interest should consult their own legal counsel and accountant as to legal, tax, and other matters concerning their Claim or Interest.

This Disclosure Statement is not legal advice to you.  This Disclosure Statement may not be relied upon for any purpose other than to determine how to vote on the Plan or object to confirmation of the Plan.

5.                          No Admission Made

Nothing contained herein or in the Plan will constitute an admission of, or will be deemed evidence of, the tax or other legal effects of the Plan on the Debtors or holders of Claims or Interests.

6.                          Certain Tax Consequences

For a discussion of certain tax considerations to the Debtors and certain holders of Claims in connection with the implementation of the Plan, see Section X hereof.

XII.
VOTING PROCEDURES AND REQUIREMENTS

A.                        Parties Entitled to Vote

Under the Bankruptcy Code, only holders of certain claims or interests in “impaired” classes are entitled to vote on a plan.  Under section 1124 of the Bankruptcy Code, a class of claims or interests is deemed to be “impaired” under a plan unless (i) the plan leaves unaltered the legal, equitable, and contractual rights to which such claim or interest entitles the holder thereof or (ii) notwithstanding any legal right to an accelerated payment of such claim or interest, the plan cures all existing defaults (other than defaults resulting from the occurrence of events of bankruptcy) and reinstates the maturity of such claim or interest as it existed before the default.

If, however, the holder of an impaired claim or interest will not receive or retain any distribution under the plan on account of such claim or interest, the Bankruptcy Code deems such holder to have rejected the plan, and, accordingly, holders of such claims and interests do not actually vote on the plan.  If a claim or interest is not impaired by the plan, the Bankruptcy Code deems the holder of such claim or interest to have accepted the plan and, accordingly, holders of such claims and interests are not entitled to vote on the Plan.

A vote may be disregarded if the Bankruptcy Court determines, pursuant to section 1126(e) of the Bankruptcy Code, that it was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code.

The Bankruptcy Code defines “acceptance” of a plan by a class of claims as acceptance by creditors in that class that hold at least two-thirds (2/3) in dollar amount and more than one-half (1/2) in number of the claims that cast ballots for acceptance or rejection of the plan.

The claims in the following classes are impaired under the Plan and entitled to vote to accept or reject the Plan:

•                  Class 3 — Secured Lender Claims

•                  Class 4 — Senior Notes Claims

•                  Class 5 — General Unsecured Claims

B.                        Voting Deadline

Before voting to accept or reject the Plan, each holder of an Allowed Secured Lender Claims, an Allowed Senior Notes Claim, or an Allowed General Unsecured Claim as of the Record Voting Date (as defined below) (an “Eligible Holder”) should carefully review the Plan attached hereto as Exhibit A.  All descriptions of the Plan set forth in this Disclosure Statement are subject to the terms and conditions of the Plan.

Ballots (the “Ballots”) will be provided for holders of voting claims as of Friday, April 28, 2017 (the “Record Voting Date”) to vote to accept or reject the Plan.  Because all other Classes are either Unimpaired or Impaired and deemed to either accept or reject the Plan, only Classes 3, 4, and 5 are entitled to vote.

Each Ballot contains detailed voting instructions and sets forth in detail, among other things, the deadlines, procedures, and instructions for voting to accept or reject the Plan, the Record Voting Date for voting purposes, and the applicable standards for tabulating Ballots.

The Debtors have engaged Kurtzman Carson Consultants (“KCC”) as their voting agent (the “Voting Agent”) to assist in the transmission of voting materials and in the tabulation of votes with respect to the Plan.  IN ORDER FOR YOUR VOTE TO BE COUNTED, YOUR VOTE MUST BE RECEIVED BY THE VOTING AGENT AT THE ADDRESS SET FORTH BELOW ON OR BEFORE THE VOTING DEADLINE OF 5:00 P.M., PREVAILING EASTERN TIME, ON FRIDAY, MAY 31, 2017, UNLESS EXTENDED BY THE DEBTORS.  IF YOU HOLD YOUR SENIOR NOTES CLAIMS THROUGH A NOMINEE, PLEASE FOLLOW THE INSTRUCTIONS PROVIDED BY YOUR NOMINEE FOR RETURNING YOUR VOTING INSTRUCTIONS.  UNLESS OTHERWISE INSTRUCTED, PLEASE RETURN YOUR BENEFICIAL HOLDER BALLOT TO YOUR NOMINEE OR YOUR VOTE WILL NOT BE COUNTED.

Delivery of a Ballot by facsimile, e-mail or any other electronic means will not be accepted.  Ballots must be returned by the Voting Deadline with an original signed copy to:

By First Class Mail, Overnight Courier or Personal Delivery:

Paragon Ballot Processing

c/o Kurtzman Carson Consultants LLC

2335 Alaska Avenue

El Segundo, CA 90245

FOR YOUR VOTE TO BE COUNTED, YOUR BALLOT MUST BE ACTUALLY RECEIVED BY THE SOLICITATION AGENT NO LATER THAN FRIDAY, MAY 31, 2017 AT 5:00 P.M. (PREVAILING EASTERN TIME).

ANY BALLOT THAT IS EXECUTED AND RETURNED BUT WHICH DOES NOT INDICATE EITHER AN ACCEPTANCE OR REJECTION OF THE PLAN OR INDICATES BOTH AN ACCEPTANCE AND A REJECTION OF THE PLAN WILL NOT BE COUNTED.  THE DEBTORS, IN THEIR SOLE DISCRETION, MAY REQUEST THAT THE VOTING AGENT ATTEMPT TO CONTACT SUCH VOTERS TO CURE ANY SUCH DEFECTS IN THE BALLOTS.  THE FAILURE TO VOTE DOES NOT CONSTITUTE A VOTE TO ACCEPT OR REJECT THE PLAN.  AN OBJECTION TO THE CONFIRMATION OF THE PLAN, EVEN IF TIMELY SERVED, DOES NOT CONSTITUTE A VOTE TO ACCEPT OR REJECT THE PLAN.

C.                        Voting Procedures

The Debtors are providing copies of this Disclosure Statement (including all exhibits and appendices) and related materials and a Ballot (collectively, a “Solicitation Package”) to record holders of the Secured Lender Claims, Senior Notes Claims, and General Unsecured Claims.

The Debtors will not send Solicitation Packages to creditors that have Claims that have already been paid or otherwise satisfied in full; provided, however, that if any such creditor would be entitled to receive a Solicitation Package for any other reason, then the Debtors will send such creditor a Solicitation Package.

With respect to Ballots that will be sent to holders of the Senior Notes Claims entitled to vote on the Plan in Class 5 (General Unsecured Claims), the Debtors will deliver Ballots to record holders of such Claims, including, without limitation, representatives such as brokers, banks, commercial banks, trust companies, dealers, or other agents or nominees (collectively, the “Nominees”).  Once the Record Voting Date has passed, the Debtors will cause to be distributed, to each Nominee, reasonably sufficient numbers of Solicitation Packages, including a Master Ballot (as hereinafter defined) and sufficient Beneficial Ballots (the “Beneficial Ballots”), to distribute via first class mail to the beneficial holders of the Senior Notes Claims as of the Record Voting Date for whom such Nominee acts (collectively, the “Beneficial Holders”).

Such Nominees will, upon receipt of the Solicitation Packages, promptly distribute such Solicitation Packages to Beneficial Holders (including Beneficial Ballots) using one of the following two (2) methods (to be selected by the Nominee) within five (5) business days of receipt of the Solicitation Packages:

(a)                     Pre-Validated Ballots

The Nominee may “pre-validate” a Beneficial Ballot by (i) signing the Beneficial Ballot and indicating on the Beneficial Ballot the name of the Nominee and DTC Participant Number, (ii) the amount and the account number of the Senior Notes Claims held by the Nominee for the Beneficial Holder, and (iii) forwarding such Beneficial Ballot, together with the Disclosure Statement, a pre-addressed, postage-paid return envelope addressed to, and provided by, KCC, and other materials requested to be forwarded, to the Beneficial Holder for voting.  The Beneficial Holder must then complete the information requested in Item 2, Item 3, and Item 4 of the Beneficial Ballot, and return the Beneficial Ballot directly to KCC in the pre-addressed, postage-paid return envelope so that it is RECEIVED by KCC on or before the Voting Deadline.  A list of the Beneficial Holders to whom “pre-validated” Beneficial Ballots were delivered should be maintained by Nominees for inspection for at least one (1) year from the Voting Deadline.

(b)                     Master Ballots

If the Nominee elects not to pre-validate Beneficial Ballots, the Nominee may obtain the votes of Beneficial Holders by forwarding to the Beneficial Holders the unsigned Beneficial Ballots, together with the Disclosure Statement, a pre-addressed, postage-paid return envelope provided by, and addressed to, the Nominee, and other materials requested to be forwarded.  Each such Beneficial Holder must then indicate his, her, or its vote on the Beneficial Ballot, complete the information requested on the Beneficial Ballot, review the certifications contained on the Beneficial Ballot, execute the Beneficial Ballot, and return the Beneficial Ballot to the Nominee.  After collecting the Beneficial Ballots, the Nominee should, in turn, complete a master ballot (the “Master Ballot”) compiling the votes and other information from the Beneficial Ballots, execute the Master Ballot, and deliver the Master Ballot to KCC so that it is RECEIVED by KCC on or before the Voting Deadline.  All Beneficial Ballots returned by Beneficial Holders should either be forwarded to KCC (along with the Master Ballot) or retained by Nominees for inspection for at least one (1) year from the Voting Deadline.  EACH NOMINEE SHOULD ADVISE ITS BENEFICIAL HOLDERS TO RETURN THEIR BENEFICIAL BALLOTS TO THE NOMINEE BY A DATE CALCULATED BY THE NOMINEE TO ALLOW IT TO PREPARE AND RETURN THE MASTER BALLOT TO KCC SO THAT IT IS RECEIVED BY KCC ON OR BEFORE THE VOTING DEADLINE.

2.                          Miscellaneous

All Ballots must be signed by the holder of record of a Secured Lender Claim, a Senior Notes Claim, or a General Unsecured Claim, as applicable, or any person who has obtained a properly completed Ballot proxy from the record holder of a Secured Lender Claim, a Senior Notes Claim, or a General Unsecured Claim, as applicable, on such date.  For purposes of voting to accept or reject the Plan, the Eligible Holders of the Senior Notes Claims will be deemed to be the “holders” of the claims represented by such Senior Notes.  If you return more than one Ballot voting different Secured Lender Claims, the Ballots are not voted in the same manner, and you do not correct this before the Voting Deadline, those Ballots will not be counted.  If you return more than one Ballot voting different Senior Notes Claims, or General Unsecured Claims, the Ballots are not voted in the same manner, and you do not correct this before the Voting Deadline, those Ballots will not be counted.  An otherwise properly executed Ballot (other than a Master Ballot) that attempts to partially accept and partially reject the Plan will likewise not be counted.  If you cast more than one Ballot voting the same Claim(s) before the Voting Deadline, the last valid Ballot received on or before the Voting Deadline will be deemed to reflect your intent, and thus, to supersede any prior Ballot.  If you cast Ballots received by KCC on the same day, but which are voted inconsistently, such Ballots will not be counted.

The Ballots provided to Eligible Holders will reflect the principal amount of such Eligible Holder’s Claim; however, when tabulating votes, the Voting Agent may adjust the amount of such Eligible Holder’s Claim by multiplying the principal amount by a factor that reflects all amounts accrued between the Record Voting Date and the Petition Date including, without limitation, interest.

Except as provided below, unless the Ballot is timely submitted to the Voting Agent before the Voting Deadline together with any other documents required by such Ballot, the Debtors may, in their sole discretion, reject such Ballot as invalid, and therefore decline to utilize it in connection with seeking confirmation of the Plan.

3.                          Fiduciaries And Other Representatives

If a Beneficial Ballot is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation, or another acting in a fiduciary or representative capacity, such person should indicate such capacity when signing and, if requested, must submit proper evidence satisfactory to the Debtors of authority to so act.  Authorized signatories should submit the separate Beneficial Ballot of each Eligible Holder for whom they are voting.

UNLESS THE BALLOT OR THE MASTER BALLOT IS SUBMITTED TO THE VOTING AGENT ON OR PRIOR TO THE VOTING DEADLINE, SUCH BALLOT WILL BE REJECTED AS INVALID AND WILL NOT BE COUNTED AS AN ACCEPTANCE OR REJECTION OF THE PLAN; PROVIDED, HOWEVER, THAT THE DEBTORS RESERVE THE RIGHT, IN THEIR SOLE DISCRETION, TO REQUEST THE BANKRUPTCY COURT TO ALLOW SUCH BALLOT TO BE COUNTED.

4.                          Agreements Upon Furnishing Ballots

The delivery of an accepting Ballot pursuant to one of the procedures set forth above will constitute the agreement of the creditor with respect to such Ballot to accept (i) all of the terms of, and conditions to, this Solicitation; and (ii) the terms of the Plan including the injunction, releases, and exculpations set forth in Sections 10.5, 10.6, 10.7, and 10.8 therein.  All parties in interest retain their right to object to confirmation of the Plan pursuant to section 1128 of the Bankruptcy Code.

5.                          Change of Vote

Any party who has previously submitted to the Voting Agent prior to the Voting Deadline a properly completed Ballot may revoke such Ballot and change its vote by submitting to the Voting Agent prior to the Voting Deadline a subsequent, properly completed Ballot for acceptance or rejection of the Plan.

D.                        Waivers of Defects, Irregularities, etc.

Unless otherwise directed by the Bankruptcy Court, all questions as to the validity, form, eligibility (including time of receipt), acceptance, and revocation or withdrawals of Ballots will be determined by the Voting Agent and/or the Debtors, as applicable, in their sole discretion, which determination will be final and binding.  The Debtors reserve the right to reject any and all Ballots submitted by any of their respective creditors not in proper form, the acceptance of which would, in the opinion of the Debtors or their counsel, as applicable, be unlawful.  The Debtors further reserve their respective rights to waive any defects or irregularities or conditions of delivery as to any particular Ballot by any of their creditors.  The interpretation (including the Ballot and the respective instructions thereto) by the applicable Debtor, unless otherwise directed by the Bankruptcy Court, will be final and binding on all parties.  Unless waived, any defects or irregularities in connection with deliveries of Ballots must be cured within such time as the Debtors (or the Bankruptcy Court) determines.  Neither the Debtors nor any other person will be under any duty to provide notification of defects or irregularities with respect to deliveries of Ballots nor will any of them incur any liabilities for failure to provide such notification.  Unless otherwise directed by the Bankruptcy Court, delivery of such Ballots will not be deemed to have been made until such irregularities have been cured or waived.  Ballots previously furnished (and as to which any irregularities have not theretofore been cured or waived) will be invalidated.

XIII.
CONFIRMATION OF THE PLAN

A.                        Confirmation Hearing

Pursuant to sections 1128 and 1129 of the Bankruptcy Code, the Bankruptcy Court has scheduled a hearing to consider confirmation of the Plan (the “Confirmation Hearing”).  The Confirmation Hearing has been scheduled to be heard on June 7, 2017 at 10:00 a.m. (Prevailing Eastern Time) in Courtroom 6 of the United States Bankruptcy Court for the District of Delaware, located at 824 N. Market Street, Wilmington, Delaware 19801.  The Confirmation Hearing may be adjourned from time-to-time without further notice except for the announcement of the adjournment date made at the Confirmation Hearing or at any subsequent adjourned Confirmation Hearing.

In addition, the Bankruptcy Court has set the deadline to object to the confirmation of the Plan as May 31, 2017 at 12:00 p.m. (Prevailing Eastern Time) (the “Objection Deadline”).  Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to the confirmation of a plan.  Objections and responses to the Plan, if any, must be served and filed as to be received on or before the Objection Deadline in the manner described in Section XIII.B of this Disclosure Statement.  For the avoidance of doubt, an objection to the Plan filed with the Bankruptcy Court will not be considered a vote to reject the Plan.

B.                        Objections To Confirmation

Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to the confirmation of a plan.  Any objection to confirmation of the Plan must be in writing, must conform to the Bankruptcy Rules and the Local Rules, must set forth the name of the objector, the nature and amount of Claims held or asserted by the objector against the Debtors’ estates or properties, the basis for the objection and the specific grounds therefore, and must be filed with the Bankruptcy Court, with a copy to the chambers of the United States Bankruptcy Judge appointed to the Chapter 11 Cases, together with proof of service thereof, and served upon the following parties, including such other parties as the Bankruptcy Court may order:

(a)                                 The Debtors and Counsel to the Debtors:

Paragon Offshore plc
c/o Paragon Offshore Services LLC
3151 Briarpark Drive
Houston, Texas  77042
Attn:                    Todd Strickler — Senior Vice President of Administration, General Counsel and Corporate Secretary
Telephone: (832) 783-4000
Email:            tstrickler@paragonoffshore.com

– and –

Richards, Layton & Finger, P.A.
One Rodney Square

920 North King Street

Wilmington, Delaware 19801

Attn:                    Mark D. Collins

Telephone:  (302) 651-7700

Email:            collins@rlf.com

– and –

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York  10153
Attn:                    Gary T. Holtzer
                                                Stephen A. Youngman
Telephone:  (212) 310-8000
Email:            gary.holtzer@weil.com
                                                stephen.youngman@weil.com

(b)                                 The United States Trustee:

Office of the U.S .Trustee for the District of Delaware
944 King Street, Suite 2207, Lockbox 35
Wilmington, Delaware 19899-0035
Attn:  Benjamin Hackman

Telephone:  (302) 573-6493
Email:            Benjamin.A.Hackman@usdoj.gov

(c)                                  The Revolving Credit Facility Agent and/or the Steering Committee of Revolving Lenders:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attn:                    Sandeep Qusba

Kathrine A. McLendon

Telephone: (212) 455-2000

Email:            squsba@stblaw.com

kmclendon@stblaw.com

- and –

Landis Rath & Cobb LLP

919 Market Street, Suite 1800
Wilmington, Delaware 19801
Attn:                    Adam G. Landis
                                                Kerri K. Mumford
Telephone:  (302) 467-4400
Facsimile:  (302) 467-4450
Email:            landis@lrclaw.com
                                                mumford@lrclaw.com

(d)                                 The Term Loan Agent and/or the Ad Hoc Committee of Term Lenders:

Freshfields Bruckhaus Deringer LLP

601 Lexington Avenue, 31st Floor

New York, New York

Attn:                    Madlyn Gleich Primoff

Scott Talmadge

Telephone: (212) 277-4000

Facsimile: (212) 277-4001

Email:            madlyn.primoff@freshfields.com

scott.talmadge@freshfields.com

- and –

Potter Anderson & Corroon LLP

1313 North Market Street, 6th Floor, P.O. Box 951

Wilmington, Delaware  19899-0951

Attn:                    Jeremy W. Ryan

                                                Ryan M. Murphy

Telephone:  (302) 984-6000

Facsimile: (302) 658-1192

Email:            jryan@potteranderson.com

                                                rmurphy@potteranderson.com

(d)                                 The Creditors’ Committee:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas
New York, New York 10019
Attn:                    Brian S. Hermann

Samuel E. Lovett

Telephone:  (212) 373-3000

Facsimile:  (212) 373-3545

Email:            bhermann@paulweiss.com

slovett@paulweiss.com

- and –

Young Conaway Stargatt & Taylor, LLP

Rodney Square, 1000 North King Street,

Wilmington, Delaware 19801

Attn:                    Pauline K. Morgan

Telephone:  (302) 571-6707

Facsimile:  (302) 576-3318

Email:  pmorgan@ycst.com

(e)                                  The Senior Notes Indenture Trustee:

Morgan, Lewis, & Bockius LLP

101 Park Avenue

New York, New York 10178

Attn:  Glenn E. Siegel

James O. Moore

Telephone:  (212) 309-6000

Facsimile:  (212) 309-6001

Email:  glenn.siegel@morganlewis.com

james.moore@morganlewis.com

UNLESS AN OBJECTION TO CONFIRMATION IS TIMELY SERVED AND FILED, IT MAY NOT BE CONSIDERED BY THE BANKRUPTCY COURT.

C.                        Requirements for Confirmation of the Plan

1.                          Requirements of Section 1129(a) of the Bankruptcy Code

(a)                     General Requirements

At the Confirmation Hearing, the Bankruptcy Court will determine whether the confirmation requirements specified in section 1129(a) of the Bankruptcy Code have been satisfied including, without limitation, whether:

(i)                         the Plan complies with the applicable provisions of the Bankruptcy Code;

(ii)                      the Debtors have complied with the applicable provisions of the Bankruptcy Code;

(iii)                   the Plan has been proposed in good faith and not by any means forbidden by law;

(iv)                  any payment made or promised by the Debtors or by a person issuing securities or acquiring property under the Plan, for services or for costs and expenses in or in connection with the Chapter 11 Cases, or in connection with the Plan and incident to the Chapter 11 Cases, has been disclosed to the Bankruptcy Court, and any such payment made before confirmation of the Plan is reasonable, or if such payment is to be fixed after confirmation of the Plan, such payment is subject to the approval of the Bankruptcy Court as reasonable;

(v)                     the Debtors have disclosed the identity and affiliations of any individual proposed to serve, after confirmation of the Plan, as a director or officer of the Reorganized Debtors, an affiliate of the Debtors participating in a Plan with the Debtors, or a successor to the Debtors under the Plan, and the appointment to, or continuance in, such office of such individual is consistent with the interests holders of Claims and Interests and with public policy, and the Debtors have disclosed the identity of any insider who will be employed or retained by the Reorganized Debtors, and the nature of any compensation for such insider;

(vi)                  with respect to each Class of Claims or Interests, each holder of an impaired Claim or impaired equity interest has either accepted the Plan or will receive or retain under the Plan, on account of such holder’s Claim or equity interest, property of a value, as of the Effective Date of the Plan, that is not less than the amount such holder would receive or retain if the Debtors were liquidated on the Effective Date of the Plan under chapter 7 of the Bankruptcy Code;

(vii)               except to the extent the Plan meets the requirements of section 1129(b) of the Bankruptcy Code (as discussed further below), each Class of Claims either accepted the Plan or is not impaired under the Plan;

(viii)            except to the extent that the holder of a particular Claim has agreed to a different treatment of such Claim, the Plan provides that administrative expenses and priority Claims, other than priority tax Claims, will be paid in full on the Effective Date, and that priority tax Claims will receive either payment in full on the Effective Date or deferred cash payments over a period not exceeding five years after the Petition Date, of a value, as of the Effective Date of the Plan, equal to the allowed amount of such Claims;

(ix)                  at least one Class of impaired Claims has accepted the Plan, determined without including any acceptance of the Plan by any insider holding a Claim in such Class;

(x)                     confirmation of the Plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the Debtors or any successor to the Debtors under the Plan; and

(xi)                  all fees payable under section 1930 of title 28, as determined by the Bankruptcy Court at the Confirmation Hearing, have been paid or the Plan provides for the payment of all such fees on the Effective Date of the Plan.

(b)                     Best Interests Test

As noted above, with respect to each impaired class of claims and equity interests, confirmation of a plan requires that each such holder either (i) accept the plan or (ii) receive or retain under the plan property of a value, as of the effective date of the plan, that is not less than the value such holder would receive or retain if the debtors were liquidated under chapter 7 of the Bankruptcy Code.  This requirement is referred to as the “best interests test.”

This test requires a bankruptcy court to determine what the holders of allowed claims and allowed equity interests in each impaired class would receive from a liquidation of the debtor’s assets and properties in the context of a liquidation under chapter 7 of the Bankruptcy Code.  To determine if a plan is in the best interests of each impaired class, the value of the distributions from the proceeds of the liquidation of the debtor’s assets and properties (after subtracting the amounts attributable to the aforesaid claims) is then compared with the value offered to such classes of claims and equity interests under the plan.

The Debtors believe that under the Plan all holders of impaired Claims and Interests will receive property with a value not less than the value such holder would receive in a liquidation under chapter 7 of the Bankruptcy Code.  The Debtors’ belief is based primarily on (i) consideration of the effects that a chapter 7 liquidation would have on the ultimate proceeds available for distribution to holders of impaired Claims and Interests and (ii) the Liquidation Analysis attached hereto as Exhibit D.

The Debtors believe that any liquidation analysis is speculative, as it is necessarily premised on assumptions and estimates which are inherently subject to significant uncertainties and contingencies, many of which would be beyond the control of the Debtors.  The Liquidation Analysis provided in Exhibit D is solely for the purpose of disclosing to holders of Claims and Interests the effects of a hypothetical chapter 7 liquidation of the Debtors, subject to the assumptions set forth therein.  In addition, the Liquidation Analysis does not include an estimated amount for recoveries, if any, for the Noble Claims.  There can be no assurance as to values that would actually be realized in a chapter 7 liquidation nor can there be any assurance that a bankruptcy court will accept the Debtors’ conclusions or concur with such assumptions in making its determinations under section 1129(a)(7) of the Bankruptcy Code.

(c)                      Feasibility

Also as noted above, section 1129(a)(11) of the Bankruptcy Code requires that a debtor demonstrate that confirmation of a plan is not likely to be followed by liquidation or the need for further financial reorganization.  For purposes of determining whether the Plan meets this requirement, the Debtors have analyzed their ability to meet their obligations under the Plan.  As part of this analysis, the Debtors have prepared the Projections provided in Section VII hereof.  Based upon such Projections, the Debtors believe they will have sufficient resources to make all payments required pursuant to the Plan and that confirmation of the Plan is not likely to be followed by liquidation or the need for further reorganization.  Moreover, Section XI hereof sets forth certain risk factors that could impact the feasibility of the Plan.

(d)                     Equitable Distribution of Voting Power

On or before the Effective Date, pursuant to and only to the extent required by section 1123(a)(6) of the Bankruptcy Code, the organizational documents for the Debtors will be amended as necessary to satisfy the provisions of the Bankruptcy Code and will include, among other things, pursuant to section 1123(a)(6) of the Bankruptcy Code, (i) a provision prohibiting the issuance of non-voting equity securities and (ii) a provision setting forth an appropriate distribution of voting power among classes of equity securities possessing voting power.

2.                          Additional Requirements for Non-Consensual Confirmation

In the event that any impaired Class of Claims or Interests does not accept or is deemed to reject the Plan, the Bankruptcy Court may still confirm the Plan at the request of the Debtors if, as to each impaired Class of Claims or Interests that has not accepted the Plan, the Plan “does not discriminate unfairly” and is “fair and equitable” with respect to such Classes of Claims or Interests, pursuant to section 1129(b) of the Bankruptcy Code.  Both of these requirements are in addition to other requirements established by case law interpreting the statutory requirements.

(a)                     Unfair Discrimination Test

The “unfair discrimination” test applies to Classes of Claims or Interests that are of equal priority and are receiving different treatment under the Plan.  A chapter 11 plan does not discriminate unfairly, within the meaning of the Bankruptcy Code, if the legal rights of a dissenting Class are treated in a manner consistent with the treatment of other Classes whose legal rights are substantially similar to those of the dissenting Class and if no Class of Claims or Interests receives more than it legally is entitled to receive for its Claims or Interests.  This test does not require that the treatment be the same or equivalent, but that such treatment is “fair.”

The Debtors believe the Plan satisfies the “unfair discrimination” test.  Claims of equal priority are receiving comparable treatment and such treatment is fair under the circumstances.

(b)                     Fair and Equitable Test

The “fair and equitable” test applies to classes of different priority and status (e.g., secured versus unsecured) and includes the general requirement that no class of claims receive more than 100% of the allowed amount of the claims in such class.  As to dissenting classes, the test sets different standards depending on the type of claims in such class.  The Debtors believe that the Plan satisfies the “fair and equitable” test as further explained below.

(i)                         Secured Creditors

The Bankruptcy Code provides that each holder of an impaired secured claim either (i) retains its liens on the property to the extent of the allowed amount of its secured claim and receives deferred cash payments having a value, as of the effective date, of at least the allowed amount of such claim, or (ii) has the right to credit bid the amount of its claim if its property is sold and retains its liens on the proceeds of the sale or (iii) receives the “indubitable equivalent” of its allowed secured claim.

On the Effective Date, each holder of an Allowed Revolver Claim, which Claims are deemed Allowed in the aggregate principal amount of approximately Seven Hundred Fifty-Six Million Dollars ($756,000,000), or an Allowed Term Loan Claim, which Claims are deemed Allowed in the aggregate principal amount of approximately Six Hundred Forty-Two Million Dollars ($642,000,000), will receive, in full and final satisfaction, compromise, settlement, release, and discharge of, in exchange for and on account of such Allowed Revolver Claim or Allowed Term Loan Claims, as applicable, its Pro Rata share of (i) Four Hundred Ten Million Dollars ($410,000,000) in Cash, (ii) the Take Back Debt, (iii) fifty percent (50%) of the New Equity Interests (subject to dilution by the Management Incentive Plan

Securities), (iv) fifty percent (50%) of the Class A Litigation Trust Interests, and (v) twenty-five percent (25%) of the Class B Litigation Trust Interests.  For the avoidance of doubt, the Existing Letters of Credit will continue to remain outstanding, pursuant to and subject to the terms of the Existing L/C Escrow Agreement(s) and the New Letter of Credit Agreement; provided that and that notwithstanding entry of the Confirmation Order or the occurrence of the Effective Date, the Term Loan Agreement and the other Credit Documents (as defined therein) will continue in effect for purposes of: (i) allowing the Term Lenders to receive distributions under the Plan; (ii) allowing the Term Loan Agent to make distributions in accordance with the Plan; (iii) preserving any rights of the Term Loan Agent to payment of fees, expenses and indemnification obligations as against any money or property distributable to Term Lenders under the Term Loan Agreement and the other Credit Documents, including any rights to priority of payment; (iv) allowing the Term Loan Agent to enforce any obligations owed to it under the Plan; and (v) continuing the provisions set forth in Section 11.10 of the Term Loan Agreement (Participations in Loans and Term Loan Notes; Sales and Transfers of Loans and Term Loan Notes) in order to, among other purposes, permit the Term Loan Agent to receive, process and accept Assignment Agreements with respect to Term Loan Claims, which will (A) continue solely for the purpose of permitting the Term Loan Agent to maintain a register with respect to distributions of consideration distributed pursuant to the Existing L/C Escrow Agreement(s) and (B) on the Effective Date be in an aggregate principal amount of the Allowed aggregate principal amount of Term Loan Claims, less the value of aggregate consideration paid to the Term Lenders on the Effective Date pursuant to the Plan in such amount as directed in writing to the Term Loan Agent by the Reorganized Debtors.  The Term Loan Agent be entitled to rely, without any independent investigation, upon, and will not incur any liability for relying upon, any such direction of the Reorganized Debtors.

Accordingly, the Plan meets the “fair and equitable” test with respect to secured creditors.

(ii)                      Unsecured Creditors

The Bankruptcy Code provides that either (i) each holder of an impaired unsecured claim receives or retains under the plan of reorganization, property of a value equal to the amount of its allowed claim or (ii) the holders of claims and equity interests that are junior to the claims of the dissenting class will not receive any property under the plan of reorganization.

On the Effective Date, each holder of an Allowed Senior Notes Claim, which Claims are deemed Allowed in the aggregate principal amount of approximately One Billion Twenty-One Million Dollars ($1,021,000,000), will receive, in full and final satisfaction, compromise, settlement, release, and discharge of, in exchange for and on account of such Allowed Senior Notes Claim, its Pro Rata share of (i) (A) One Hundred Five Million Dollars ($105,000,000) in Cash, (B) fifty percent (50%) of the New Equity Interests (subject to dilution by the Management Incentive Plan Securities), (C) fifty percent (50%) of the Class A Litigation Trust Interests, and (D) seventy-five percent (75%) of the Class B Litigation Trust Interests; (ii) payment in full of the Noteholders’ Professional Fees, provided, that the Noteholders’ Professional Fees paid to Ducera Partners LLC will be net of any and all fees and expenses paid to Ducera Partners LLC pursuant to the Application for Order Authorizing the Employment and Retention of Ducera Partners LLC as Financial Advisor to the Official Committee of Unsecured Creditors of Paragon Offshore plc, et al., Nunc Pro Tunc to January 20, 2017 (Docket No. 1192); and (iii) the reasonable and documented fees and expenses of the Senior Notes Indenture Trustee, whose fees and expenses shall not exceed Seven Hundred Thousand Dollars ($700,000).

Except to the extent that a holder of an Allowed General Unsecured Claim and the Debtors or Reorganized Debtors, as applicable, agree to a less favorable treatment, on the later of the Effective Date and the date on which such General Unsecured Claim becomes an Allowed Claim, or, in each case, as soon thereafter as is reasonably practicable, each holder of an Allowed General Unsecured Claim will receive, in full and final satisfaction, compromise, settlement, release, and discharge of, in exchange for, and on account of such holder’s rights with respect to and under such Allowed General Unsecured Claim its Pro Rata share of the General Unsecured Claims Distribution, subject to Section 7.7 of the Plan.

Accordingly, the Plan meets the “fair and equitable” test with respect to unsecured creditors.

(iii)                   Equity Interests

With respect to a class of equity interests, the Bankruptcy Code requires that either (i) each holder of an equity interest will receive or retain under the plan of reorganization property of a value equal to the greater of (a) the fixed liquidation preference or redemption price, if any, of such stock and (b) the value of the stock, or (ii) the holders of equity interests that are junior to any dissenting class of equity interests will not receive any property under the plan of reorganization.  Pursuant to the Plan, after giving effect to the Restructuring Transactions, all Parent Interests will be deemed valueless and will not receive any distribution under the Plan.  Parent Interests will be treated in accordance with the U.K. Administration.  Accordingly, the Plan meets the “fair and equitable” test with respect to Parent Interests.

XIV.
ALTERNATIVES TO CONFIRMATION AND
CONSUMMATION OF THE PLAN

The Debtors have evaluated several alternatives to the Plan.  After studying these alternatives, the Debtors have concluded that the Plan is the best alternative and will maximize recoveries to parties in interest, assuming confirmation and consummation of the Plan.  If the Plan is not confirmed and consummated, the alternatives to the Plan are (i) the preparation and presentation of an alternative plan of reorganization, (ii) a sale of some or all of the Debtors’ assets pursuant to section 363 of the Bankruptcy Code, or (iii) a liquidation under chapter 7 of the Bankruptcy Code.

A.                        Alternative Plan of Reorganization

If the Plan is not confirmed, the Debtors (or if the Debtors’ exclusive period in which to file a plan of reorganization has expired, any other party in interest) could attempt to formulate a different plan.  Such a plan might involve either a reorganization and continuation of the Debtors’ business or an orderly liquidation of its assets.  The Debtors, however, submit that the Plan, as described herein, enables their creditors to realize the most value under the circumstances.

B.                        Sale Under Section 363 of the Bankruptcy Code

If the Plan is not confirmed, the Debtors could seek from the Bankruptcy Court, after notice and a hearing, authorization to sell their assets under section 363 of the Bankruptcy Code.  Holders of Revolver Claims or Term Loan Claims would be entitled to credit bid on any property to which their security interest is attached, and to offset their Claims against the purchase price of the property.  In addition, the security interests in the Debtors’ assets held by holders of Revolver Claims or Term Loan Claims would attach to the proceeds of any sale of the Debtors’ assets.  After these Claims are satisfied, the remaining funds could be used to pay holders of other Claims in Classes 4 and 5.  Upon analysis and consideration of this alternative, the Debtors do not believe a sale of their assets under section 363 of the Bankruptcy Code would yield a higher recovery for holders of Claims than the Plan.

C.                        Liquidation Under Chapter 7 or Applicable Non-Bankruptcy Law

If no plan can be confirmed, the Chapter 11 Cases may be converted to cases under chapter 7 of the Bankruptcy Code in which a trustee would be elected or appointed to liquidate the assets of the Debtors for distribution to their creditors in accordance with the priorities established by the Bankruptcy Code.  The effect a chapter 7 liquidation would have on the recovery of holders of allowed Claims and Interests is set forth in the Liquidation Analysis attached hereto as Exhibit D.

As noted in Section XIII.C of this Disclosure Statement, the Debtors believe that liquidation under chapter 7 would result in smaller distributions to creditors than those provided for in the Plan because of the delay resulting from the conversion of the cases and the additional administrative expenses associated with the appointment of a trustee and the trustee’s retention of professionals who would be required to become familiar with the many legal and factual issues in the Debtors’ Chapter 11 Cases.

XV.
CONCLUSION AND RECOMMENDATION

The Debtors believe the Plan is in the best interests of all stakeholders and urge the holders of Claims in Classes 3, 4, and 5 to vote in favor thereof.

Dated:    May 2, 2017
                Houston, Texas

[The balance of this page has been intentionally left blank.]

PARAGON OFFSHORE PLC

PARAGON INTERNATIONAL FINANCE COMPANY

PARAGON OFFSHORE FINANCE COMPANY

PARAGON OFFSHORE LEASING (SWITZERLAND) GMBH

PARAGON OFFSHORE CONTRACTING   GMBH

PARAGON HOLDING NCS 2 S.Á R.L.

PARAGON OFFSHORE (LUXEMBOURG) S.Á R.L.

PARAGON OFFSHORE LEASING (LUXEMBOURG) S.Á R.L.

PARAGON OFFSHORE INTERNATIONAL LTD.

PARAGON DUCHESS LTD.

PARAGON (MIDDLE EAST) LIMITED

PARAGON ASSET COMPANY LTD.

PARAGON ASSET (ME) LTD.

PARAGON HOLDING SCS 2 LTD.

PARAGON FDR HOLDINGS LTD.

PARAGON HOLDING SCS 1 LTD.

PARAGON OFFSHORE (NORTH SEA) LTD.

PARAGON ASSET (UK) LTD.

PARAGON OFFSHORE HOLDINGS US INC.

PARAGON DRILLING SERVICES 7 LLC

PARAGON OFFSHORE DRILLING LLC

PARAGON LEONARD JONES LLC

PARAGON OFFSHORE DO BRASIL LTDA.

PARAGON OFFSHORE (NEDERLAND) B.V.

PGN OFFSHORE DRILLING (MALAYSIA)     SDN. BHD.

PARAGON OFFSHORE (LABUAN) PTE. LTD.

By:
	Name:	Dean E. Taylor
	Title:	Interim President and Chief Executive Officer

Exhibit A

Plan

Exhibit B

Paragon Group Organizational Chart

Exhibit C

Prospector Organizational Chart

Exhibit D

Liquidation Analysis

LIQUIDATION ANALYSIS

NOTHING CONTAINED IN THE FOLLOWING LIQUIDATION ANALYSIS IS INTENDED TO BE OR CONSTITUTES A CONCESSION OR ADMISSION OF THE DEBTORS.  THE ESTIMATED AMOUNT OF ALLOWED CLAIMS SET FORTH HEREIN SHOULD NOT BE RELIED UPON FOR ANY OTHER PURPOSE, INCLUDING ANY DETERMINATION OF THE VALUE OF ANY DISTRIBUTION TO BE MADE ON ACCOUNT OF ALLOWED CLAIMS UNDER THE PLAN.  THE ACTUAL AMOUNT OF ALLOWED CLAIMS IN THESE CHAPTER 11 CASES COULD DIFFER MATERIALLY FROM THE ESTIMATED AMOUNTS SET FORTH IN THE LIQUIDATION ANALYSIS.

INTRODUCTION

Pursuant to section 1129(a)(7) of the Bankruptcy Code,(1) each holder of an Impaired Claim or Equity Interest must either (a) accept the Plan or (b) receive or retain under the Plan property of a value, as of the effective date, that is not less than the value such non-accepting holder would receive or retain if the Debtors were liquidated under chapter 7 of the Bankruptcy Code (often referred to as the “Best Interests Test”).  To make these findings, the Bankruptcy Court must: (a) estimate the cash proceeds (the “Net Estimated Liquidation Proceeds”) that a chapter 7 trustee would generate if each Debtor’s chapter 11 case were converted to a chapter 7 case on the Effective Date and the assets of such Debtor’s estate were liquidated; (b) determine the distribution (the “Estimated Recovery Under Liquidation”) that each non-accepting holder of a Claim or Equity Interest would receive from the Net Estimated Liquidation Proceeds under the priority scheme dictated in chapter 7; and (c) compare each holder’s Estimated Recovery Under Liquidation to the distribution that such holder would receive under the Plan if the Plan were confirmed and consummated.  In connection with this requirement, the following hypothetical liquidation analysis (the “Liquidation Analysis”) has been prepared by the Debtors.  The purpose of the Liquidation Analysis is to provide information so that the Bankruptcy Court may determine that the Plan is in the best interests of all Classes impaired by the Plan.  Based on the Liquidation Analysis, the Debtors believe the Plan satisfies the Best Interests Test and that each holder of an impaired Claim or Equity Interest will receive value under the Plan that is not less than the value such holder would receive if the Debtors liquidated under chapter 7 of the Bankruptcy Code.

THE DEBTORS’ LIQUIDATION ANALYSIS IS AN ESTIMATE OF THE PROCEEDS THAT MAY BE GENERATED AS A RESULT OF A HYPOTHETICAL CHAPTER 7 LIQUIDATION OF THE ASSETS OF THE DEBTORS.  UNDERLYING THE LIQUIDATION ANALYSIS ARE A NUMBER OF ESTIMATES AND ASSUMPTIONS THAT ARE INHERENTLY SUBJECT TO SIGNIFICANT LEGAL, ECONOMIC, COMPETITIVE, AND OPERATIONAL UNCERTAINTIES AND CONTINGENCIES BEYOND THE CONTROL OF THE DEBTORS’ MANAGEMENT AND THEIR ADVISORS.  ADDITIONALLY, VARIOUS LIQUIDATION DECISIONS UPON WHICH CERTAIN ASSUMPTIONS ARE BASED ARE SUBJECT TO CHANGE.  ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE ASSUMPTIONS AND ESTIMATES EMPLOYED IN DETERMINING THE LIQUIDATION VALUES OF THE DEBTORS’ ASSETS WILL RESULT IN THE PROCEEDS WHICH WOULD BE REALIZED WERE THE DEBTORS TO UNDERGO AN ACTUAL LIQUIDATION AND ACTUAL RESULTS COULD VARY MATERIALLY FROM THOSE SHOWN HERE.  THIS ANALYSIS HAS NOT BEEN EXAMINED OR REVIEWED BY INDEPENDENT ACCOUNTANTS IN ACCORDANCE WITH STANDARDS PROMULGATED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS.

(1)  All capitalized terms used in this liquidation analysis that are not otherwise defined herein shall have the meanings ascribed to them in the Plan.

DETAILED LIQUIDATION ANALYSIS

The liquidation analysis for the Debtors was prepared on a by-entity basis.  Asset recoveries accrue first to satisfy creditor claims at the legal entity level.  To the extent any remaining value exists, it flows up to Paragon Parent.  For the senior secured debt and senior (unsecured) notes, it is assumed that claims have been filed at each of the credit party and guarantor entities.  Asset book values and unsecured trade claims shown below are estimated as of July 31, 2017, unless otherwise noted.  The table below is shown on a consolidated basis and recoveries are shown on a consolidated basis for illustrative purposes only.  The following Liquidation Analysis for the Debtors should be reviewed in conjunction with the associated notes.

Liquidation Analysis Summary

		Book	Recovery %		Proceeds
($000’s)	Note:	Value	Low	High	Low	High
Cash	[A]	$663,500	100.0%	100.0%	$663,500	$663,500
Accounts Receivable, net	[B]	75,343	34.6%	52.0%	26,097	39,145
Prepaid Expenses	[C]	3,682	5.0%	10.0%	184	368
Taxes Receivable	[D]	45,920	44.7%	59.0%	20,504	27,070
PP&E	[E]	812,772	2.2%	3.7%	17,603	29,936
Other Assets	[F]	51,917	21.9%	27.2%	11,355	14,117
Gross Proceeds from Liquidation		$1,653,135	44.7%	46.8%	$739,243	$774,136

Administrative	[G]
Chapter 11 Professional Fee Claims:					12,264	12,264
Recovery $					12,264	12,264
Recovery %					100.0%	100.0%
Priority Administrative Claims:					62,168	62,951
Recovery $					62,168	62,951
Recovery %					100.0%	100.0%
General Administrative Claims					101,648	101,648
Recovery $					15,206	17,505
Recovery %					15.0%	17.2%

Senior Secured	[H]
Senior Secured Claims - Revolver and Senior Term Loan					1,419,550	1,419,550
Senior Secured Recovery from Pledged Assets					62,787	90,173
Senior Secured Recovery from Adequate Protection Claims					352,000	352,000
Senior Secured Recovery from Deficiency Claims					127,269	129,247
Total Senior Secured Recovery $					542,056	571,420
Total Senior Secured Recovery %					38.2%	40.3%

Senior Notes
Senior Notes - General Unsecured Claims	[I]				1,020,750	1,020,750
Recovery $					104,522	106,296
Recovery %					10.2%	10.4%

General Unsecured Claims
General Unsecured Claims	[J]				335,903	335,903
Recovery $					3,026	3,700
Recovery %					0.9%	1.1%
Total Distributions					$739,243	$774,136

[A] Cash and Cash Equivalents:  The entire estimated cash balance above is assumed to be unencumbered.  The Debtors’ unencumbered cash has been reduced by an estimate of legal fees related to likely litigation concerning whether such cash is pledged.  The Debtors estimate a 100% recovery on cash and equivalents.

[B] Accounts Receivable, net:  Accounts receivable balances have been estimated as of July 31, 2017 based on the projected revenue from operating rigs in the Debtors’ New Business Plan.  The Debtors assume that customers will use a portion of outstanding accounts receivable to offset switching costs associated with changing to a new rig provider subsequent to contract termination due to insolvency.  The offsetting claims have been estimated to be $1.6 million to $2.6 million per active rig.  After offsetting the balances for contract breakage claims, a recovery of 50% - 75% has been assigned to accounts receivable.

[C] Prepaid Expenses:  Prepaid expenses consist of prepaid items that will likely be largely unrecoverable in the event of a Chapter 7 liquidation, including prepaid software licenses, rent and other items that are amortized over the applicable license or rental period.  A 5% - 10% recovery has been assigned to these prepaid amounts.  Notably, these amounts exclude prepaid insurance amounts which are discussed below and are assumed to have a potentially higher rate of recovery.

[D] Taxes Receivable:  Primarily relating to value-added taxes, these amounts are likely recoverable but will require time and expense to recover under a liquidation scenario, including hiring outside agents to pursue collection subsequent to the wind down of the business.  Value-added tax receivables as of December 31, 2016 have been netted against any applicable related payables in the entities in which they exist and net balances are estimated to generally have a recovery of 50% - 75%, with the exception of certain entities where specific collection issues have been noted.

[E] Property, Plant and Equipment:  Property, plant and equipment primarily consists of drilling rigs, drillships and related equipment.  It also consists of the upgrades, capitalized expenses and replacement parts (such as engines) on the rigs.  The Debtors’ equipment is primarily early vintage and is not readily marketable as operating equipment in the current market environment.  The low end recovery scenario assumes all but three of Paragon rigs are scrapped (excluding Prospector 1 and Prospector 5, discussed below).  Based on current rig transportation costs to scrap yards and steel scrap rates, it is highly likely that scrapping would represent a negative cash flow event.  On the low end recovery, a $0 value per scrapped rig has been conservatively included and $3.0 million per rig for the three non-scrapped rigs has been estimated based on recent market transactions.  On the high end recovery, it has been estimated that six rigs could be sold at $3 million per rig, on average.  Additionally, a 25-35% recovery on December 31, 2016 net book value has been estimated for certain rig equipment contained in warehouses that could potentially be sold.

Prospector 1 and Prospector 5 rigs are leased from a third party under sale-leaseback transactions and are subject to the contractual rights under the lease agreements.  This liquidation analysis assumes that the Prospector 1 and Prospector 5 rigs will not be repurchased from the lessor given the risk that the Trustee would be taking on to use the Debtors’ cash to cover the significant lease obligation/damages in order to maintain the rigs and pursue an uncertain sales process in the current challenging market environment.  These rig assets and Prospector restricted cash (excluded from cash balances above) at the Prospector entities will be used to satisfy the lease claims and contract breakage claims.  Excluding the Prospector assets, the net recovery on PP&E is 5% - 8%.

2

[F] Other Assets:  The table below provides a summary of the other asset balances and recoveries.

Other Assets Detail

	Book	Recovery %		Proceeds
($000’s)	Value	Low	High	Low	High

Deferred Financing Costs	$5,094	0.0%	0.0%	$—	$—
Deferred Regulatory Inspection	7,104	0.0%	0.0%	—	—
Prepaid Refundable Deposits	3,238	100.0%	100.0%	3,238	3,238
Other Prepaid Expense	7,538	0.0%	0.0%	—	—
Deferred Costs - Other	13,586	0.0%	0.0%	—	—
Prepaid Insurance	5,764	75.0%	90.0%	4,323	5,187
Other Receivable - Long Term	7,590	50.0%	75.0%	3,795	5,693
Prepaid Expense - Mobilization/Demobilization	1,794	0.0%	0.0%	—	—
Long Term Prepaid Mob	724	0.0%	0.0%	—	—
Employee Advances	119	0.0%	0.0%	—	—
AR - Other F C Revaluation Adjustment	(633)	0.0%	0.0%	—	—

Total Other	$51,917	21.9%	27.2%	$11,355	$14,117

For each of the accounts above, an assessment was undertaken to determine if the accounts were comprised of assets with recoverable economic value.  Many of the “other assets” accounts shown above were comprised of assets recognized for accounting purposes to amortize past expenditures (e.g., debt issuance fees amortized over the length of the loan period).  While appropriate for GAAP based accounting, it was determined that these balances could not be sold or monetized under a liquidation scenario and accordingly, they were assigned a 0% recovery.  The book values of the other asset items above are shown as of December 31, 2016, other than certain prepaid line items which are estimated as of July 31, 2017.  The Liquidation Analysis does not include an estimated amount for recoveries, if any, for the Noble Claims.

Prepaid refundable deposits were assumed to be fully refunded and assigned a 100% recovery.

Prepaid insurance is typically refundable and a 75% - 90% recovery was assigned to reflect the likelihood that the Debtors could recover these values net of collection and insurer risk mitigation efforts.

Insurance claims were examined and determined to have economic value, though collection is not assured.  A recovery rate of 50% - 75% has been assigned.

[G] Administrative Claims:  Includes estimated accrued but unpaid professional fees of $12.3 million, wind down costs of $11.6 million, severance costs in foreign entities and a 3% trustee fee on non-cash proceeds.  Wind down costs assume a one month period of full payroll subsequent to the Conversion Date and then 3 months at 20% of payroll as the Debtors’ employees complete necessary tasks and exit the company, as well as $3 million of legal expenses during this period.  Note that certain general administrative claims may not be paid in full due to claim size relative to entity level asset base.  The claims have been estimated at the amount of assets available to pay such claims.

[H] Secured Claims — Revolver and Senior Term Loan:  The claim amount represents an estimate of the secured claims.  Secured claims include $68.6 million of letters of credit.  Recovery amounts include recoveries related to a $352 million adequate protection claim, under a settlement agreement by the Debtors and Requisite Lenders, and deficiency claim recoveries for amounts not covered by secured assets.  For purposes of the above analysis it has been assumed that intercompany receivable recoveries at loan parties and guarantors have been pledged, and thus, are secured assets.

[I] Senior Notes - General Unsecured Claims:  The claim amount represents an estimate of the senior notes claim.   Senior notes share recoveries ratably with other unsecured claims and the senior note and revolver deficiency claims.

3

[J] General Unsecured Claims - All Entities (excluding senior notes):  General unsecured claims, including potential foreign tax claims arising in a Chapter 7 conversion, are evaluated by Debtor and related entity and recovery rates for individual claims range from 0% to 100% depending on the specific entity and case in question.

4